EXHIBIT 10.1

LICENSE AGREEMENT

By and between:

Lacoste S.A., a French corporation organized and existing under the laws of France whose registered office and principal place of business is located at 23-25 rue de Provence, 75009 Paris (France), represented by its Directeur Général, Monsieur José-Luis DURAN,

hereinafter referred to as "Lacoste",

Sporloisirs S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), represented by its Directors, Monsieur Ron AUFSEESSER and Monsieur Gotthard HEGI,

hereinafter referred to as "SPL",

Lacoste Alligator S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), represented by its Directors, Monsieur Ron AUFSEESSER and Monsieur Gotthard HEGI,

hereinafter referred to as "LCA",

all three together hereinafter referred to as the "Licensor",

and:

MGI Luxury Group, S.A., a company organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 2B Place de la Gare, CH-2501 Bienne (Switzerland), acting on its behalf and on behalf of the entities controlling, controlled by MGI Luxury Group, S.A. or under common control with MGI Luxury Group, S.A., represented by its Directors, Mr. Flavio PELLIGRINI and Mr. Richard COTÉ,

hereinafter referred to as the "Master Licensee".

WITNESSETH:

WHEREAS, the Licensor has created and developed over a period of many years a well-known and distinctive line of articles of sports and leisure apparel for men, women and children for sport and leisure (the "Lacoste Apparel Products", as such term is hereinafter defined); and

WHEREAS, in addition to the Lacoste Apparel Products, the Licensor has created and developed other lines of products such as toiletries, sunglasses and frames for optical glasses, leisure and sports bags, luggage, leathergoods, shoes, terry towels, bath towels, bath robes, household linen, umbrellas, belts, fashion jewelry (the "Other Lacoste Products", as such term is hereinafter defined); and

*
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM PAGES 7, 37, 41, 42, 45, 50, 52, 55 AND 57 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“1934 ACT”).

WHEREAS, the Licensor has also contributed to the creation and the development of a line of watches and time-keeping devices (the "Lacoste Watches", as such term is hereinafter defined); and

WHEREAS, the Lacoste Apparel Products, the Other Lacoste Products, as well as the Lacoste Watches, which are characterized by an emblem consisting of the pictorial representation of an alligator or a crocodile (the "Crocodile", as such term is hereinafter defined), are renowned and sold worldwide under the trade name of "Lacoste", the word "Lacoste" recalling the name of René Lacoste the famous tennis champion who invented the original shirt, and the Crocodile recalling his nickname on the tennis courts; and

WHEREAS, the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches are manufactured and/or distributed by partners selected by the Licensor; and

WHEREAS, the Models (as such term is hereinafter defined) making up the lines of the Lacoste Watches together with their specifications shall be the property of the Licensor to be used exclusively by the Master Licensee within the scope of this Master Agreement (as such term is hereinafter defined), it being understood however that certain elements of the Models may, in certain circumstances, belong either to third parties or, in the case of elements previously used by the Master Licensee, to the Master Licensee; and

WHEREAS, in order to protect its rights, the Licensor has registered, directly or indirectly, its trademarks (the "Lacoste Trademarks", as such term is hereinafter defined) world-wide, the principal representations of which are appended hereto as Schedule I; and

WHEREAS, the ownership of such registrations ensures the Licensor a clear exclusive right to use or license the right to use the Lacoste Trademarks for many different classes of products (including class 14 of the international classification, for watches and watches' accessories) in most countries around the world; and

WHEREAS, despite its ownership of the Lacoste Trademarks, the Licensor is not however in a position to warrant without limitation unimpeded use of all the Lacoste Trademarks in certain countries, due (a) to the existence of conflicting registrations (in particular in various far-east Asian jurisdictions, amongst which the People's Republic of China), or (b) to the lack of registration of certain of the Lacoste Trademarks, or (c) to the specificities and uncertainties generally associated with trademark law in certain jurisdictions; and

WHEREAS, the Lacoste Trademarks in the countries listed in Schedule III.a are the property of Lacoste; and

WHEREAS, the Lacoste Trademarks in the countries listed in Schedule III.b are the property of SPL; and

WHEREAS, the Lacoste Trademarks in the countries listed in Schedule III.c are the property of LCA; and

WHEREAS, through the development of the different lines of the Lacoste Apparel Products, Other Lacoste Products and Lacoste Watches, the Licensor has acquired a significant know-how in the fields of their styling, marketing and merchandising, advertising and promotion (the "Styling Know-how", the "Marketing and Merchandising Know-how", and the "Advertising and Promotion Know-how", as such terms are hereinafter defined); and

WHEREAS, in view of the worldwide development of the sales of the Lacoste Apparel Products, Other Lacoste Products and Lacoste Watches, it is more than ever necessary, in the best interest of all the licensees of the Lacoste Trademarks, that without interfering in the running of their day-to-day business, the Licensor be able to maintain the standards and quality of the Lacoste Trademarks Image (as such term is hereinafter defined), particularly in coordinating the styling, the marketing and the merchandising, the advertising and the promotion of all Lacoste Apparel Products, Other Lacoste Products and Lacoste Watches; and

WHEREAS, in order to guarantee the authenticity of its creations and to ensure the homogeneity of their distribution at an international level, the Licensor has implemented selective distribution systems wherever and whenever practicable, so as to allow all its licensees and distributors to select and approve their retailers on the basis of objective criteria both with respect to quality and sales techniques; and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with the Lacoste Apparel Products consist of the "Approved Apparel Retailers" Selective Distribution System (as such term is hereinafter defined) and of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System (as such term is hereinafter defined); and

WHEREAS, the selective distribution systems implemented by the Licensor in connection with each of the Other Lacoste Products incorporate, in addition to approved retailers, and for certain categories of Other Lacoste Products, a certain number of shops and special locations in shops dedicated to the sale of such Other Lacoste Products; and

WHEREAS, the selective distribution system implemented by the Licensor in connection with the Lacoste Watches incorporates Approved Watches Retailers; and

WHEREAS, the Master Licensee is a company specialized in the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches and time-keeping devices, and has acquired a significant know-how in such fields (the "Watches Know-how", as such term is hereinafter defined); and

WHEREAS, pursuant to a license agreement signed on March 23 and 24, 2006, and modified by an amendment dated July 20 and 23, 2009, the Licensor, wishing to develop world-wide the manufacture and the distribution of the Lacoste Watches, has granted to the Master Licensee the necessary rights in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches in the Territory (as such term is hereinafter defined), until December 31, 2014; and

WHEREAS, the Licensor and the Master Licensee are willing to continue their license relationship after December 31st, 2014, subject to an update of said relationship’s contractual terms and conditions; and

WHEREAS, consequently, the Licensor and the Master Licensee have agreed to enter into a new license agreement (the present Master Agreement, as such term is hereinafter defined), which shall be effective as from January 1st, 2015.

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall be defined as set forth below:

1.1
"Approved Apparel Retailers" Selective Distribution System" shall mean the group of approved retailers which has been organized by Devanlay in accordance with the specific guidelines of the Licensor with the purpose of selling the Lacoste Apparel Products and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image.

1.2
"Approved Watches Retailers" shall mean the selected retailers (the categories of which are listed in Schedule VII.a) which have entered with the Master Licensee, its Sub-Licensees or its Distributors, whenever possible, into specific agreements defining, or which otherwise are determined to satisfy, the conditions which need to be fulfilled and applied for the sale of the Lacoste Watches through the Lacoste Watches Selective Distribution System.

1.3	"Commercial Surface" shall mean the total surface of a Lacoste Boutique or a Lacoste Corner, excluding the stock premises.

1.4	"Crocodile" shall mean the pictorial representation of an alligator or a crocodile, the principal representation of which is depicted in Schedule II.

1.5	"Date of Termination" shall mean the date on which the Master Agreement terminates for any reason after the required notice period(s) if any.

1.6	"Devanlay" shall mean the worldwide exclusive licensee of the Licensor for Lacoste Apparel Products.

1.7
"Distribution Agreement" shall mean an agreement entered into by and between the Master Licensee and a Distributor in execution of the undertakings of the Master Licensee under the terms of Article 2.3.3 hereinafter.

1.8
"Distributor" shall mean any entity (not including any entity controlling, controlled by or under common control with the Master Licensee) selected by the Master Licensee and approved by the Licensor for the wholesale distribution of Lacoste Watches in one or more countries.

1.9
"Factory Outlets" shall mean the stores in the Territory owned and operated by the Master Licensee, its Sub-Licensees or its Distributors, which stores have been approved by the Licensor for the ongoing disposal of end-of-season Lacoste Watches, Seconds and, as the case may be, of certain Other Lacoste Products; provided, however, that notwithstanding anything to the contrary contained herein, all such stores operated by the Master Licensee shall automatically be deemed approved.

1.10
"Factory Outlets Sales" shall mean the actual invoice price on sales of Lacoste Watches by the Factory Outlets (unless such sales have been taken into account for the calculation of Sales to Distributors) to consumers in the Territory, excluding any taxes on sales collected from the Factory Outlets by any governmental authority.

1.11
"Lacoste" shall mean Lacoste S.A., a French corporation organized and existing under the laws of France whose registered office and principal place of business is located at 23-25 rue de Provence, 75009 Paris (France), acting on its behalf and on behalf of the companies controlled by Lacoste S.A. with the exception of SPL and LCA.

1.12	"Lacoste Apparel Products" shall mean those articles of clothing (the categories of which are listed in Schedule V) bearing the Lacoste Trademarks.

1.13	"Lacoste Apparel Products Distributor" shall mean those parties in certain countries to which the distribution of the Lacoste Apparel Products in such countries has been granted by Devanlay.

1.14
"Lacoste Boutiques" shall mean the stand alone shops belonging to independent retailers or to Devanlay or to Lacoste Apparel Products Distributors and devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 7.2 hereinafter, of certain Lacoste Watches and/or Other Lacoste Products, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor and are authorized to use the name "Lacoste" and the Crocodile as signboards and as service marks for retail services. Among the Lacoste Boutiques shall be included, if the economic conditions of the markets in question so permit, certain Lacoste Boutiques known as "global stores", of a sufficient size to be organized for the sale on a large scale not only of the Lacoste Apparel Products but also of certain Other Lacoste Products and/or Lacoste Watches.

1.15
"Lacoste Boutiques and Lacoste Corners" Selective Distribution System" shall mean the group of Lacoste Boutiques and Lacoste Corners organized by Devanlay in accordance with the specific guidelines of the Licensor and which comply with specific criteria with respect to client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image. The "Lacoste Boutiques and Lacoste Corners" Selective Distribution System is distinct from the Lacoste Watches Selective Distribution System and from the ""Approved Apparel Retailers" Selective Distribution System" (as such term is hereinafter defined), as well as from each of the selective distribution systems existing for each of the Other Lacoste Products.

1.16	"Lacoste Brand Site(s)" shall mean the single brand name website, authorized by the Licensor to use the "Lacoste" trade name and to sell the Lacoste Apparel Products, the Other Lacoste Products and

the Lacoste Watches, which has been or may be set up in each country of the Territory.

1.17
"Lacoste Corners" shall mean the locations in certain shops of high standing which are devoted exclusively to the sale of the Lacoste Apparel Products and, subject to the provisions of Article 7.2 hereinafter, of certain Lacoste Watches and/or Other Lacoste Products, using various fittings, displays, appliances, original furniture and equipment specially designed or approved by the Licensor and are authorized to use the name "Lacoste" and the Crocodile as signboards and as service marks for retail services.

1.18
"Lacoste Trademarks" shall mean any or all trademarks relating to the name "Lacoste" and/or the Crocodile owned by the Licensor, the principal representations of which are appended hereto as Schedule I.

1.19
"Lacoste Trademarks Image" shall mean the presently existing identification in the principal markets where the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches are distributed, between the Lacoste Trademarks and good taste, authenticity, quality, functionality, modernity, elegance, high-end sports and leisure, however at competitive quality/price ratios. The Lacoste Trademarks Image shall be judged in relation to all the elements making up the perception by the consumer of the Lacoste Watches as to their style, quality, price, marketing and merchandising, advertising and promotion.

1.20
"Lacoste Watches" shall mean the watches and time-keeping devices belonging to class 14 of the Classification Internationale des Produits et des Services (as listed in Schedule IV) as well as any accessory thereto (straps, cases, etc.), packaging and wrapping bearing the Licensed Trademarks, manufactured and marketed by the Master Licensee itself and/or under its control and responsibility under the terms of this Master Agreement.

1.21
"Lacoste Watches Selective Distribution System" shall mean the group of Approved Watches Retailers organized by the Master Licensee in the Territory in accordance with the specific guidelines of the Licensor to sell the Lacoste Watches through one or more brick and mortar point(s) of sale and/or online shop(s), while respecting the specific criteria in the area of client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image.

1.22
"LCA" shall mean Lacoste Alligator S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), acting on its behalf and on behalf of the companies controlled by Lacoste Alligator S.A. with the exception of Lacoste and SPL.

1.23
"Licensed Trademarks" shall mean the Lacoste Trademarks the right to use of which is granted by the Licensor to the Master Licensee in the Territory as will be specified by the Licensor on a country by country basis according to the provisions of Article 12.1 hereinafter in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches.

1.24	"Licensor" shall mean Lacoste, SPL and LCA taken all three together or (as the case may be) any one of them.

1.25	"Main Countries" shall mean * in the Territory.

1.26
"Marketing and Merchandising Know-how" shall mean all accumulated expertise, which is implemented world-wide by the Licensor, concerning the distribution of the Lacoste Apparel Products, the Lacoste Other Products and the Lacoste Watches according to the Lacoste Trademarks Image including the level of quality and the techniques of such distribution (i.e., the selection, training, supervision, etc. of the retailers), all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Master Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.27	"Master Agreement" shall mean the present license agreement.

1.28
"Master Licensee" shall mean MGI Luxury Group, S.A., a company organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 2B Place de la Gare, CH-2501, Bienne (Switzerland), acting on its behalf and on behalf of the entities controlling, controlled by MGI Luxury Group, S.A. or under common control with MGI Luxury Group, S.A.

1.29
"Models" shall mean any and all creations specific to the Lacoste Watches, or part thereof, already in existence at the time of execution of this Master Agreement or which shall be developed during its life by the Licensor and/or the Master Licensee and/or any Sub-Licensee alone or in co-operation with one another, it being understood however that certain elements of the Models may, in certain circumstances, belong either to third parties, or, in the case of elements previously used by Master Licensee, to Master Licensee.

1.30
"Net Sales" shall mean the actual invoiced price for sales in the Territory of all Lacoste Watches (whether sold at regular prices or at reduced prices, such as end-of-season prices, provided that such reduced prices shall not include any reduction which is otherwise not permitted pursuant to this Article) by the Master Licensee, its Sub-Licensees or its Distributors, to Approved Watches Retailers, to Off-Price Retailers (if not already taken into account for the calculation of Sales to Distributors, as such term is hereinafter defined), and to members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, as well as the sales covered in the last two paragraphs of this Article 1.30, less returns, rebates, bad debts, trade discounts, shipping charges, insurance effectively paid by the Master Licensee, its Sub-Licensees or its Distributors, on deliveries made by the Master Licensee, its Sub-

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

Licensees or its Distributors, and such sales taxes as are imposed on the Master Licensee, its Sub-Licensees or its Distributors by any governmental authority.

For the purposes of this Master Agreement, rebates and trade discounts shall mean exclusively those rebates and discounts which may be deducted from gross sales for the determination of net sales according to the accounting rules of the French Plan Comptable Général. Without prejudice to the generality of the preceding sentence, no deduction whatsoever may be made at any time for any price reduction or credit given or to be given or payment made or to be made by the Master Licensee, its Sub-Licensees or its Distributors in compensation or otherwise as consideration for any service or product received by the Master Licensee, its Sub-Licensees or its Distributors, such as (but not limited to) the contribution(s) to be paid under the terms of Article 7.2.6 hereinafter, or any marketing, merchandising, advertising or promotion contribution paid (in form of any price reduction or credit given or to be given or payment made or to be made or in any other form) by the Master Licensee, its Sub-Licensees or its Distributors (including, but not limited to, any such contribution paid in connection with the sale of Lacoste Watches on the Lacoste Brand Sites).

Whenever Net Sales cannot be determined by the Master Licensee for any reason, or if the Master Licensee at its sole discretion decides that it prefers to refer to Sales to Distributors, and whenever the determination of Net Sales is necessary for the application of any of the terms of this Master Agreement, Net Sales shall then be calculated on the basis of the corresponding Sales to Distributors multiplied by one point five (1.5).

With regard to sales in the Territory of all Lacoste Watches to or through the Lacoste Brand Sites, Net Sales for each reference of the Lacoste Watches shall be calculated on the basis of the unit volume of such reference of the Lacoste Watches sold to or through such Lacoste Brand Sites multiplied by the relevant arms-length, average price of such products charged by the Master Licensee, its Sub-Licensees or its Distributors to Approved Watches Retailers or members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System (or, whenever such average price cannot be determined, multiplied by one point five (1.5) times the relevant arms-length, average price of such products charged by the Master Licensee, its Sub-Licensees or its Sub-Contractors to Distributors) in the relevant country, less returns, rebates (in compliance with the above-mentioned provision), bad debts, trade discounts (in compliance with the above-mentioned provision), shipping charges (in compliance with the above-mentioned provision) and insurance (in compliance with the above-mentioned provision) on deliveries made by the Master Licensee, its Sub-Licensees or its Distributors, and such sales taxes as are imposed on the Master Licensee, its Sub-Licensees or its Distributors by any governmental authority.

With regard to direct sales by the Master Licensee, its Sub-Licensees or its Distributors to consumers through their own retail outlets, including through their own duly approved online shops, Net Sales, for each reference of the Lacoste Watches shall be calculated on the basis of the unit volume of such reference of the Lacoste

Watches sold through such outlets multiplied by the appropriate arms-length, average wholesale prices of such products charged in such country by the Master Licensee, its Sub-Licensees or its Distributors to their Approved Watches Retailers, less returns, rebates (in compliance with the above-mentioned provision), bad debts, trade discounts (in compliance with the above-mentioned provision), shipping charges (in compliance with the above-mentioned provision), and insurance (in compliance with the above-mentioned provision) on deliveries made by the Master Licensee, its Sub-Licensees or its Distributors, and such sales taxes as are imposed on the Master Licensee, its Sub-Licensees or its Distributors by any governmental authority.

1.31
"Off-Price Retailers" shall mean the stores in the Territory operated by third parties, which stores have been approved by the Licensor for the ongoing disposal of end-of-season Lacoste Watches, Seconds and, as the case may be, of certain Other Lacoste Products.

1.32
"Other Lacoste Products" shall mean the products listed in Schedule VI bearing the Lacoste Trademarks. For the avoidance of doubt, the Other Lacoste Products shall include neither the Lacoste Apparel Products nor the Lacoste Watches.

1.33
"Presentation Surface" shall mean, within the Sales Surface of each Lacoste Boutique or Lacoste Corner, the total surface actually dedicated to the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, determined according to the rules specified in Schedule XII.

1.34
"Promotion and Advertising Know-how" shall mean all accumulated expertise which is implemented world-wide by the Licensor in maintaining a high quality promotion and advertising policy for the Lacoste Trademarks Image, the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches through selected and controlled channels, all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Master Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.35	"Quarter" shall mean any three-month period ending on March 31, June 30, September 30 or December 31 of each year.

1.36
"Sales Surface" shall mean, within the Commercial Surface of each Lacoste Boutique or Lacoste Corner, that surface of the floor used for the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, excluding any area used for customers traffic in the point of sale and excluding the shop-windows.

1.37
"Sales to Distributors" shall mean the actual invoiced price in the Territory of all Lacoste Watches (whether made at regular prices or at reduced prices, such as end-of-season prices, in compliance with the provisions of Article 1.30 hereinabove) sold by the Master Licensee, its Sub-Licensees or its Sub-Contractors to Distributors, less returns, rebates (in compliance with the provisions of Article 1.30 hereinabove), bad debts, trade discounts (in compliance with the provisions of Article 1.30 hereinabove), shipping charges and insurance (in compliance with the provisions of Article 1.30 hereinabove) on deliveries made by the Master Licensee to Distributors, and such sales taxes as are imposed on the Master Licensee, its Sub-Licensees or its Sub-Contractors by any governmental authority.

1.38	"Seconds" shall consist of Lacoste Watches containing minor defects affecting the appearance, but not the operation of the watches.

1.39
"SPL" shall mean Sporloisirs S.A., a Swiss corporation organized and existing under the laws of Switzerland whose registered office and principal place of business is located at 6, rue Cornavin, CP 1880, 1211 Geneva 1 (Switzerland), acting on its behalf and on behalf of the companies controlled by Sporloisirs S.A. with the exception of Lacoste and LCA.

1.40
"Styling Know-how" shall mean all accumulated elements of product research implemented by the Licensor for the Lacoste Apparel Products, the Lacoste Other Products and the Lacoste Watches, according to the Lacoste Trademarks Image and more precisely materials, colors, designs and specifications, all of which know-how is regularly updated and improved as a result of the Licensor's research, and which know-how is owned by or originated from the Licensor and is made available to the Master Licensee and to other Licensor's licensees through the Licensor and which the Licensor is not otherwise obliged to hold in confidence.

1.41
"Sub-Contracting Agreement" shall mean an agreement entered into by and between the Master Licensee and a Sub-Contractor in execution of the undertakings of the Master Licensee under the terms of Article 5.2.1 hereinafter.

1.42	"Sub-Contractor" shall mean any entity selected by the Master Licensee for the manufacture (but not the distribution) of certain Lacoste Watches.

1.43
"Sub-License Agreement" shall mean an agreement entered into by and between the Master Licensee and a Sub-Licensee in execution of the undertakings of the Master Licensee under the terms of Article 2.2.3 hereinafter.

1.44	"Sub-Licensee" shall mean any entity selected by the Master Licensee and approved by the Licensor for the manufacture and distribution of certain Lacoste Watches in certain countries.

1.45
"Supplemental Agreement" shall mean an agreement entered into by and between the Licensor, the Master Licensee and a Sub-Licensee or a Distributor in execution of the undertakings of the Master Licensee under the terms of Articles 2.2.4 and 2.3.4 hereinafter.

1.46
"Supplier" shall mean any entity selected by the Master Licensee or a Sub-Licensee or a Sub-Contractor for the manufacture of components, packaging, merchandising, advertising or promotional items, furniture and/or any element of any kind bearing or representing the Licensed Trademarks to be used for or in connection with the Lacoste Watches.

1.47
"Supply Agreement" shall mean an agreement entered into by and between the Master Licensee or a Sub-Licensee or a Sub-Contractor and a Supplier in execution of the undertakings of the Master Licensee under the terms of Article 5.3.1 hereinafter.

1.48	"Territory" shall mean the whole world.

1.49
"Watches Know-how" shall mean all accumulated world-wide expertise of the Master Licensee concerning the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches and time-keeping devices at a high quality level and according to selected and controlled techniques and fixtures designed to facilitate the distribution of watches (including, but not limited to, the design of display materials and showcases), which know-how is regularly updated and improved by the Master Licensee and is owned by or originated from the Master Licensee and is made available to the Licensor and to other Licensor's licensees through the Licensor and which the Master Licensee is not otherwise obliged to hold in confidence.

ARTICLE 2 - RIGHTS GRANTED

2.1
The Licensor hereby grants to the Master Licensee, and the Master Licensee hereby accepts such grant, the exclusive right and license to use the Licensed Trademarks, including in particular the name "Lacoste" and the Crocodile, the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches in the Territory.

For the avoidance of doubt, the Licensor hereby confirms that, for the duration of this Agreement and subject only to the specific provisions of this Agreement, it shall not grant to any party other than the Master Licensee any rights in connection with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of watches or time-keeping devices bearing the Lacoste Trademarks.

2.2	The Master Licensee may sub-license the rights granted to it pursuant to Article 2.1 hereinabove to Sub-Licensees designated by it under the following conditions:

2.2.1	The Sub-Licensees selected by the Master Licensee shall have to comply with the following criteria:

a)	a proposed Sub-Licensee shall have to prove to the Master Licensee and, if requested, the Licensor, an adequate and appropriate technical, commercial ability; and

b)
a proposed Sub-Licensee shall have to demonstrate to the Master Licensee and, if requested, the Licensor, a healthy financial situation in proportion with its forecasted activities with respect to the Lacoste Watches; and

c)	a proposed Sub-Licensee shall have to clearly establish the identity of its financing sources, which must be in line with the Lacoste Trademarks Image; and

d)
a proposed Sub-Licensee or any of its shareholders holding in excess of ten percent of the voting power in such proposed Sub-Licensee, senior managers or executives shall not be in any way involved in the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of products in competition with the Lacoste Apparel Products, the Other Lacoste Products or the Lacoste Watches except if the Sub-Licensee can justify an independent structure exclusively dedicated to the Lacoste Watches; and

e)
a proposed Sub-Licensee, any of its shareholders holding in excess of ten percent of the voting power in such proposed Sub-Licensee or senior managers or executives are not or never have been involved in any way in acts of counterfeiting, imitation or unfair competition nor convicted of any other type of criminal activity (excluding misdemeanors).

2.2.2
The Master Licensee shall submit to the Licensor a detailed file concerning each of the proposed Sub-Licensees including inter alia the necessary information allowing the Licensor to check the Sub-Licensee's conformity with the criteria defined in Article  2.2.1 hereinabove. The Licensor shall have a thirty day (30) period to agree to or refuse in writing the proposed Sub-Licensee on the grounds of the criteria defined in Article 2.2.1 hereinabove. The Licensor shall not unreasonably withhold its approval, and shall be deemed to have given its approval if it has not notified the Master Licensee of any objection within thirty (30) days of receipt of the Master Licensee's proposals.

2.2.3
The Master Licensee shall enter with its Sub-Licensees into written Sub-License Agreements which shall conform to a general model previously approved in writing by the Licensor, and shall include the main provisions relating to the Licensor's intellectual property rights and to the Lacoste Trademarks Image and, in addition to the rights and obligations which the Master Licensee wishes to sub-license, all obligations that the Master Licensee would otherwise have had to fulfill with respect to the rights sub-licensed to the Sub-Licensee and that the Sub-Licensee shall have to undertake to carry out (inter alia the obligation imposed on the Master Licensee under Articles 3 to 8, 12 and 14 hereinafter). The Master Licensee shall deliver to the Licensor a copy of each Sub-License Agreement as soon as practicable after it has been signed. The Master Licensee agrees that the Licensor may request from the Master Licensee that it takes action against a Sub-Licensee (including claims for damages in favour of the Licensor, injunctions and any other appropriate remedies) and/or terminates forthwith a Sub-License Agreement in case of breach by such Sub-Licensee of any of its essential obligations under such Sub-License Agreement which also constitutes a breach of the Master Licensee's obligations hereunder that is not cured by such Sub-Licensee within thirty (30) days after receiving notice of such breach; and

2.2.4
In each case where the Master Licensee desires to enter into a Sub-License Agreement with any Sub-Licensee, the Master Licensee shall enter with the Licensor, owner of the Licensed Trademarks, and with such Sub-Licensee into a written Supplemental Agreement which shall define, for each country covered by such sub-license, those Licensed Trademarks licensed to the Sub-Licensee, and include all appropriate terms and conditions concerning the protection of the Licensed Trademarks, and, if agreed upon by and between the Licensor and the Master Licensee, the sales minima as well as all appropriate terms and conditions concerning the payment of the royalties due by the Master Licensee to the Licensor. Subject to the provisions of Article 2.2.3 hereinabove, the Master Licensee agrees that any breach by a Sub-Licensee of any of its essential obligations under a Supplemental Agreement shall not be the responsibility of or considered as a breach by the Master Licensee of any of its essential obligations under this Master Agreement, except that the Master Licensee hereby undertakes to remain responsible to the Licensor for the payment in full and without delay of all amounts due to the Licensor by the Master Licensee's Sub-Licensees under the terms of Articles 16 and 17 hereinafter.

2.3	The Master Licensee may sub-license the right to distribute the Lacoste Watches granted to it pursuant to Article 2.1 hereinabove to Distributors designated by it under the following conditions:

2.3.1	The Distributors selected by the Master Licensee shall have to comply with the following criteria:

a)	a proposed Distributor shall have to prove to the Master Licensee and, if requested by the Licensor, to the Licensor an adequate and appropriate technical, commercial ability; and

b)
a proposed Distributor shall have to demonstrate to the Master Licensee and, if requested by the Licensor, to the Licensor, a healthy financial situation in proportion with its forecasted activities with respect to the Lacoste Watches; and

c)	a proposed Distributor shall have to clearly establish the identity of its financing sources, which must be in line with the Lacoste Trademarks Image; and

d)
a proposed Distributor or any of its shareholders holding in excess of ten percent of the voting power in such proposed Distributor, senior managers or executives shall not be in any way involved in the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of products in competition with the Lacoste

Apparel Products or the Other Lacoste Products. Whenever possible, the Distributor shall put in place an independent structure exclusively dedicated to the Lacoste Watches; and

e)
a proposed Distributor, any of its shareholders holding in excess of ten percent of the voting power in such proposed Distributor or senior managers or executives are not or never have been involved in any way in acts of counterfeiting, imitation or unfair competition nor convicted of any other type of criminal activity (excluding misdemeanors).

2.3.2
The Master Licensee shall submit to the Licensor a detailed file concerning each of the proposed Distributors including inter alia the necessary information allowing the Licensor to check the Distributor's conformity with the criteria defined in Article 2.3.1 hereinabove. The Licensor shall have a thirty day (30) period to agree to or refuse in writing the proposed Distributor on the grounds of the criteria defined in Article 2.3.1 hereinabove. The Licensor shall not unreasonably withhold its approval, and shall be deemed to have given its approval if it has not notified the Master Licensee of any objection within thirty (30) days of receipt of the Master Licensee's proposals.

2.3.3
The Master Licensee shall enter with its Distributors into written Distribution Agreements which shall conform in all material respects to a general model previously approved in writing by the Licensor, and shall include the main provisions relating to the Licensor's intellectual property rights and to the Lacoste Trademarks Image and, in addition to the rights and obligations which the Master Licensee wishes to sub-license, all obligations that the Master Licensee would otherwise have had to fulfill with respect to the rights sub-licensed to the Distributor and that the Distributor shall have to undertake to carry out (inter alia the obligation imposed on the Master Licensee under Articles 3, 6 to 8, 12 and 14 hereinafter). The Master Licensee shall deliver to the Licensor a copy of each Distribution Agreement as soon as practicable after it has been signed. The Master Licensee agrees that the Licensor may request from the Master Licensee that it takes action against a Distributor (including claims for damages in favour of the Licensor, injunctions and any other appropriate remedies) and/or terminates forthwith a Distribution Agreement in case of breach by such Distributor of any of its essential obligations under such Distribution Agreement which also constitutes a breach of the Master Licensee's obligations hereunder that is not cured by such Distributor within thirty (30) days after receiving notice of such breach. In all circumstances, the Master Licensee hereby undertakes to remain responsible to the Licensor for the payment in full and without delay of all amounts due to the Licensor by the Master Licensee's Distributors under the terms of Articles 16 and 17 hereinafter.

2.3.4
In each case where the Master Licensee desires to enter into a Distribution Agreement with a Distributor, the Master Licensee shall enter with the Licensor, owner of the Licensed Trademarks, and with such Distributor into a written Supplemental Agreement which shall define, for each country covered by such Distribution Agreement, those Licensed Trademarks licensed to the Distributor, and include all appropriate terms and conditions concerning the protection of the Licensed Trademarks, which Supplemental Agreement shall be in the form attached hereto as Schedule VIII. Subject to the provisions of Article 2.3.3 hereinabove, the Licensor agrees that any breach by a Distributor of any of its essential obligations under a Supplemental Agreement shall not be the responsibility of or considered as a breach by the Master Licensee of its essential obligations under this Master Agreement.

2.4	No rights or licenses are granted by the Licensor to the Master Licensee, expressly or by implication, except as herein provided.

2.4.1
The Licensor does not give the Master Licensee any guarantee whatsoever with respect to the extent of the rights it holds or will acquire or lose during the entire term of this Master Agreement concerning the Licensed Trademarks, the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how.

2.4.2
Notwithstanding the above, the Licensor undertakes to, at its exclusive expense, (i) take all necessary steps during the entire term of this Master Agreement for the registration and renewal of the Licensed Trademarks, (ii) set up and/or maintain the adequate structures for the watch and defense of the Licensed Trademarks.

2.4.3
The Licensor undertakes to vigorously defend the Licensed Trademarks and to take all appropriate and necessary anti-counterfeiting actions, subject to the provisions of Article 14.3.5 hereinafter. The Licensor shall in this regard only be held to an obligation of means, and not to an obligation of results.

ARTICLE 3 - GENERAL BUSINESS POLICIES

3.1
The Master Licensee shall use its best efforts to develop its activities as manufacturer and distributor of the Lacoste Watches and shall use the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how in conjunction with its Watches Know-how in order to promote the image, sales and distribution of the Lacoste Watches in the Territory, in conformity with such policies as are prescribed and coordinated world-wide by the Licensor for the Lacoste Trademarks Image.

3.2
The Master Licensee shall cooperate closely in each market with the Licensor and with the Licensor's other licensees and/or distributors for Lacoste Apparel Products and Other Lacoste Products so as to give world-wide and in each market an identical and homogeneous image of the Lacoste Trademarks and of all the families of products bearing the Lacoste Trademarks and shall keep the Licensor informed of its direct contacts with said Licensor's other licensees and/or distributors.

3.3
The Master Licensee shall take all necessary steps to ensure that the Lacoste Watches manufactured and distributed by it or by its Sub-Licensees or Distributors pursuant to this Master Agreement are of high quality, and suitable for a clientele that demands the highest standard of merchandise.

3.4
The Master Licensee shall take all measures necessary so that the Lacoste Watches are sold exclusively through the Lacoste Watches Selective Distribution System, through the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, through Factory Outlets and Off-Price Retailers, and through the Lacoste Brand Sites.

3.5	The Licensor undertakes to obtain from and to have respected by its licensees for the Lacoste Apparel Products and the Other Lacoste Products the same commitments.

ARTICLE 4 - CREATION, STYLING AND TECHNICAL CO-OPERATION

The Master Licensee shall bear the sole responsibility for the creation and the development of the Lacoste Watches and shall assume all the corresponding costs and expenses. However, in the scope of the contribution by the Licensor of its Styling Know-how and by the Master Licensee of its Watches Know-how, the Master Licensee and the Licensor shall co-operate closely in the creation and the development of the Lacoste Watches in order, more particularly, to strengthen the Lacoste Trademarks Image.

The Master Licensee undertakes to study and implement with diligence any evolution of the collections proposed by the Licensor and intended to better adapt the Lacoste Watches to the evolution of the markets and to consumers' expectations; provided that similar evolutions, to the extent applicable, are required of Licensor’s other licensees.

4.1	Obligations of the Licensor

The Licensor shall provide the Master Licensee with those components of the Styling Know-how that the Licensor, in its best opinion, shall consider to be beneficial to the Master Licensee in the fulfillment of the purpose of this Master Agreement, and shall assist the Master Licensee in the use thereof.

4.2	Approval of product designs

4.2.1	The Master Licensee shall submit design proposals for Lacoste Watches to the Licensor in the following manner:

The Master Licensee shall submit to the Licensor design drawings for approval. After approval according to this Article 4.2, the Master Licensee shall submit to the Licensor a pre-production prototype for approval. The Master Licensee warrants that final production will conform to approved pre-production prototypes.

Each collection of Lacoste Watches shall consist of a sufficient selection of Models so as to constitute a well-balanced line of watches. The Licensor shall, with respect to each submission made by the Master Licensee for approval, notify the Master Licensee in writing without undue delay, and in any event within ten (10) business days, as to whether the Licensor approves the submission. Unless the Licensor notifies the Master Licensee within the specified time period that it disapproves any submission, such submission shall be deemed approved.

4.2.2
In the event the Licensor disapproves any submission, the Licensor shall furnish the Master Licensee with the reasons for rejection and provide the Master Licensee with suggestions for modifying the rejected submission. The Master Licensee shall, as promptly as practicable, correct the rejected submission, resubmit the relevant material to the Licensor and seek the Licensor’s approval under the same terms and conditions as set forth above.

4.3	Obligations of the Master Licensee

4.3.1
The Master Licensee shall inform the Licensor of the head of product development who shall have primary responsibility for the creation of the Lacoste Watches whom the Master Licensee plans to use. The Licensor shall have thirty (30) days to notify the Master Licensee that it objects to such individual, but may only do so for serious reasons necessary for the protection of the Lacoste Trademarks Image.

4.3.2
In order to enforce the cooperation between the Licensor and the Master Licensee and/or its Sub-Licensees for the creation, the development and the manufacture of the Lacoste Watches and to allow the Licensor to give the approval provided for in Article 4.2 hereinabove as quickly as possible, coordination meetings shall be organized between the Licensor, the Master Licensee and/or its Sub-Licensees for each collection at the following stages:

a)	definition of the product range after analysis of the sales results and of the needs of the different markets; and

b)	definition of the models contemplated for the different lines of the Lacoste Watches; and

c)
study of the prototypes of the models for the different lines of the Lacoste Watches as well as of their packaging, displays and point-of-sale equipment, the development and manufacture of which shall be at the Master Licensee's exclusive expense.

4.3.3
The Master Licensee shall not manufacture, distribute, advertise, promote or offer for sale any model of the Lacoste Watches, nor any display or point-of-sale equipment which has not been presented to the Licensor and approved in writing by the Licensor under the same conditions as those provided in Article 4.2 hereinabove.

4.4	Ownership of the Models

4.4.1	The Models shall be and remain in all circumstances during the entire term of this Master Agreement the sole property of the Licensor.

4.4.2	The Master Licensee undertakes to use the Models exclusively within the scope of this Master Agreement.

4.4.3
The Master Licensee undertakes to use its best efforts to ensure that the Models do not infringe any intellectual property rights of any third party in the fields of authors' rights, copyrights, models, designs and/or patents.

4.4.4
The Licensor undertakes to take all necessary steps during the entire term of this Master Agreement to register in the sole name of the Licensor any Models which shall be reasonably necessary, as may be determined solely by the Licensor, taking into account the commercial potential of such Models, to protect such Models, as well as to all renewals of such Models at their due dates.

4.4.5	The Licensor shall pay all expenses incurred in connection with the registration and/or the renewal of the Models.

ARTICLE 5 - MANUFACTURE, QUALITY

5.1	Obligations of Master Licensee

5.1.1
The Master Licensee undertakes to use its Watches Know-how and to make all reasonable investments necessary in order to organize an international manufacture and supply network with the capacity of meeting the needs for the Lacoste Watches in the Territory, and to develop the sales of such in a timely fashion.

5.1.2
The Master Licensee undertakes that the Lacoste Watches as well as their packaging shall always be manufactured with reliable materials, carefully constructed, and clean in detail, and undertakes to take all necessary measures to that effect.

5.1.3
The Master Licensee shall use all reasonable endeavours to ensure that the highest standard of workmanship is maintained for the manufacture of the Lacoste Watches and shall organise appropriate controls in order to avoid the production of any defective goods.

In all cases, the Master Licensee shall be solely responsible toward the Licensor for the quality of the Lacoste Watches produced by the Master Licensee (or under the control of the Master Licensee) by the Sub-Licensees or by the Sub-Contractors of the Master Licensee.

5.1.4
Whenever practicable, the Master Licensee shall cause either (a) each Lacoste Watch manufactured under this Master Agreement or (b) each package unit of Lacoste Watches distributed under this Master Agreement, as determined by the Master Licensee in its sole discretion, to be serialized thereby allowing tracking by the Master Licensee if necessary, as such necessity is mutually agreed upon by the Licensor and the Master Licensee.

5.1.5
The Master Licensee undertakes to cause its Sub-Licensees to make such investments as are required to create and/or maintain the organization for the manufacture of the Lacoste Watches in a manner that allows such Sub-Licensees to fulfill the undertakings of Articles 5.1.1 to 5.1.4 hereinabove.

5.2	Sub-Contractors

5.2.1
The Master Licensee (and its Sub-Licensees) shall have the right to have Lacoste Watches entirely manufactured by Sub-Contractors designated by it, provided however the Master Licensee i) has previously informed the Licensor of their name and the precise location of their manufacturing units ii) has entered with its Sub-Contractors into written Sub-Contracting Agreements which shall conform in all material respects to a general model previously approved in writing by the Licensor, and shall include, in addition to the rights and obligations which the Master Licensee wishes to grant, all obligations the Master Licensee would otherwise have had to fulfill with respect to the rights granted to the Sub-Contractor as well as the undertaking by the Sub-Contractors not to manufacture for third parties any watches substantially identical to the Lacoste Watches manufactured by the Sub-Contractor.

The Sub-Contractors shall have to undertake to sell the Lacoste Watches they have manufactured exclusively to the Master Licensee, its Sub-Licensees or its Distributors, and the Master Licensee, its Sub-Licensees and its Distributors undertake irrevocably before the Licensor to buy from the Sub-Contractors all the Lacoste Watches manufactured by the Sub-Contractors, and to have destroyed at their expense any and all defective Lacoste Watches manufactured by the Sub-Contractors.

5.2.2
The Master Licensee shall deliver to the Licensor a copy of each Sub-Contracting Agreement as soon as practicable after it has been signed. The Master Licensee agrees that Licensor may request from Master Licensee that it takes action against a Sub-Contractor (including claims for damages in favour of Licensor, injunctions and any other appropriate remedies) and/or terminates forthwith a Sub-Contracting Agreement in case of breach by such Sub-Contractor of any of its essential obligations under such Sub-Contracting Agreement which also constitutes a breach of the Master Licensee's obligations hereunder that is not cured by such Sub-Contractor within thirty (30) days after receiving notice of such breach.

5.3	Suppliers

5.3.1
The Master Licensee, its Sub-Licensees and the Sub-Contractors shall have the right to have certain components, packaging, advertising and promotional items, furniture and/or any element of any kind bearing or representing the Licensed Trademarks to be used for or in connection with the Lacoste Watches manufactured by Suppliers designated by it, provided however the Master Licensee, its Sub-licensees and/or the Sub-Contractors have entered with their Suppliers into written Supply Agreements which shall conform in all material respects to a general model previously approved in writing by the Licensor, and shall include, in addition to the rights and obligations which the Master Licensee or the Sub-Licensees and/or the Sub-Contractors wish to grant, all obligations the Master Licensee or the Sub-Licensees and/or the Sub-Contractors would otherwise have had to fulfill with respect to the rights granted to the Suppliers.

5.3.2
The Master Licensee shall deliver to the Licensor a copy of each Supply Agreement as soon as practicable after it has been signed. The Master Licensee agrees that Licensor may request from Master Licensee that it takes action or that it causes the appropriate Sub-Contractor to take action against a Supplier (including claims for damages in favour of Licensor, injunctions and any other appropriate remedies) and/or terminates forthwith a Supply Agreement in case of breach by such Supplier of any of its essential obligations under such Supply Agreement which also constitutes a breach of the Master Licensee's obligations hereunder that is not cured by such Supplier within thirty (30) days after receiving notice of such breach.

5.4	Visits and control

5.4.1
The Master Licensee, upon request of the Licensor, shall authorize or have the Licensor authorized to visit, in the presence of representatives designated by the Master Licensee, any premises in which the Lacoste Watches or parts thereof or any items bearing or representing the Licensed Trademarks are manufactured by the Master Licensee, or by any one of its Sub-Licensees and/or Sub-Contractors and/or Suppliers.

5.4.2
The Master Licensee undertakes to authorize or have the Licensor authorized to make or have made any necessary and/or appropriate control at any stage of the manufacture of the Lacoste Watches or part thereof or of any item bearing or representing the Licensed Trademarks by the Master Licensee, or by any of its Sub-Licensees and/or Sub-Contractors and/or Suppliers in order to ascertain that the quality of the Lacoste Watches and of their components and of the items bearing or representing the Licensed Trademarks conforms to the provisions of this Master

Agreement and inter alia with the provisions of Articles 3.3 and 5.1.2 hereinabove.

5.5	Ethical Charter

5.5.1
The Master Licensee undertakes (a) to comply with and to ensure that its Sub-Licensees, Distributors, Sub-Contractors and Suppliers comply at all times with the relevant provisions of any treaty, law or regulation in relation to the protection of human rights and in particular childhood, salaries, duration and condition of workmanship, and with the relevant provisions of any treaty, law or regulation in relation to the protection of the environment, (b) to take all necessary and appropriate measures to immediately bring an end to any violation of such provisions, and (c) to guarantee and indemnify the Licensor and its assignees and successors from any claims, known or unknown, liabilities, demands, damages, causes of action, costs, expenses, dues, covenants, suits, indemnities, judgments which any third party hereafter can, shall or may have in connection with or arising out of any alleged violation by the Master Licensee, any Sub-Licensee, Distributor, Sub-Contractor or Supplier of any such provision.

5.5.2
The Master Licensee undertakes to comply with and to ensure that its Sub-Licensees, Sub-Contractors and Suppliers comply at all times with the Licensor’s Code of conduct attached hereto as Schedule IX, throughout the entire product lifecycle (product development, manufacturing, transportation, etc.), as well as regarding all promotional, marketing and communication tools (packaging, POS materials, etc.) related to the Lacoste Watches. All Sub-Licensees, Sub-Contractors and Suppliers shall sign the Licensor’ Code of conduct.

The Master Licensee shall make its best efforts so that its Sub-Licensees, Sub-Contractors and Suppliers hold valid WRAP certifications (or similar internationally recognized certifications). If, in spite of such best efforts, some of the Sub-Licensees, Sub-Contractors or Suppliers would not hold the above-mentioned certifications, such Sub-Licensees, Sub-Contractors or Suppliers would at least need to demonstrate compliance with such certifications.

5.5.3
The Master Licensee shall ensure that the provisions of this Article 5.5 are included in each Sub-Licensing Agreement, Sub-Contracting Agreement and Supply Agreement, and that the provisions of Article 5.5.1 are included in each Distribution Agreement.

ARTICLE 6 - MARKETING AND MERCHANDISING

6.1	Obligations of the Licensor

The Licensor shall assist the Master Licensee in the marketing, merchandising, the distribution and sale of the Lacoste Watches in the Territory by providing the Master Licensee with its Marketing and Merchandising Know-how and through frequent visits and contacts among their respective personnel. To this effect, and in particular to maintain the homogeneity of the Lacoste Trademarks Image, the Licensor shall:

6.1.1
regularly advise the Master Licensee of its requirements within the field of marketing and merchandising, such as specifications concerning the presentation of the Lacoste Watches in the shop-windows or inside shops, the point-of-sales advertising materials, etc., that the Master Licensee shall have to implement within the Territory; and

6.1.2
carry out, in cooperation with the Master Licensee, all appropriate studies relating to the fitting, decoration and architecture of the points-of-sale and to the creation of the furniture and other elements to be used in connection with the sale of the Lacoste Watches by the Approved Watches Retailers.

The costs related to such studies shall be equally shared between the Master Licensee and the Licensor; and

6.1.3
authorize the Master Licensee to have manufactured by Suppliers, under the terms provided in Article 5.3 hereinabove, the specific furniture and display units intended to be used in connection with the sale of the Lacoste Watches. Said Suppliers shall have to strictly conform to the blueprints and recommendations of the Licensor with respect to the shapes, designs, quality and specifications imposed on by the Licensor for said furniture and display units; and

6.1.4
give the Master Licensee complete access to any and all market surveys, statistics, reports and information it may have (which it is not obliged, vis-à-vis third parties, to hold in confidence) regarding the Lacoste Trademarks Image and the market position of the Lacoste Watches among competitors, retail customers and consumers; and

6.1.5
at Master Licensee's request, assist the Master Licensee in the selection of any outside consultant as may be necessary and help the Master Licensee with the interpretation of the reports prepared by such consultants; and

6.2	Obligations of the Master Licensee

The Master Licensee shall take all necessary measures to promote the distribution and sale of the Lacoste Watches within the Territory by conforming to such policies as are prescribed and coordinated world-wide by the Licensor for the Lacoste Trademarks and by using the Marketing and Merchandising Know-how provided by the Licensor together with its own resources. To this effect, the Master Licensee shall (or shall procure that its Sub-Licensees or its Distributors shall):

6.2.1	make such investments as are reasonably necessary to create and/or to maintain the organization necessary for the distribution, marketing, merchandising, promotion and advertising of the Lacoste Watches in a manner that may be reasonably deemed satisfactory by the parties hereto. Such organization shall either be dedicated exclusively to the Lacoste Watches, or, wherever an exclusive organization cannot be set up or appointed, the Master Licensee shall see to it that the distribution, marketing and merchandising, promotion and advertising of the Lacoste Watches be done so as to avoid any risk of confusion by the retail trade or the consumers with other brands offered by the Master Licensee, its Sub-Licensees or its Distributors; and

6.2.2	designate one of its senior managers as the principal correspondent with the Master Licensee on all business matters pertaining to this Master Agreement; and

6.2.3
provide the Licensor, once a year on the occasion of the provision of the Three-Year Plan (as defined in Article 6.2.4 hereinafter), with an estimate of the sales (i) in units of the collection presently being delivered as well as of the immediately following collection itemized, for each of the lines of Lacoste Watches, by category of Lacoste Watches (as defined in Schedule IV), and (ii) by country, with a comparison with the sales of the comparable collections during the two (2) prior years; and

6.2.4
provide the Licensor, once a year, at the latest on May 15th, with its estimated Net Sales, Sales to Distributors and Factory Outlets Sales by country in units and in turnover for the following three (3) calendar years itemized, for each of the lines of Lacoste Watches, by category of Lacoste Watches (as defined in Schedule IV) and by type of points of sale (as defined in Schedule VII) (hereinafter the "Three-Year Plan"); and shall update these estimates for the first calendar year of this Three-Year Plan:

-	A first time four (4) months later (at the latest on September 15th of the year of provision of the Three-Year Plan),

-	a second time ten (10) months later (at the latest on March 15th of the relevant calendar year),

-	a third time twelve (12) months later (at the latest on May 15th of the relevant calendar year),

-	a fourth time sixteen (16) months later (at the latest on September 15th of the relevant calendar year),

-	and a fifth time nineteen (19) months later (at the latest on December 15th of the relevant calendar year),

each time taking into consideration the actual Net Sales, Sales to Distributors and Factory Outlets Sales of the elapsed Quarter(s) and adding the estimated Net Sales, Sales to Distributors and Factory Outlets Sales, with any necessary revisions as the case may be, for the Quarter(s) to come; and

6.2.5	provide the Licensor with:

a)	the relevant calendar year’s actual Net Sales, Sales to Distributors and Factory Outlets Sales by country, in units and in turnover, at the latest on February 15th of the following calendar year; and

b)
the relevant calendar year’s actual Net Sales, Sales to Distributors and Factory Outlets Sales by country, in units and in turnover, itemized, for each of the lines of Lacoste Watches, by category of Lacoste Watches (as defined in Schedule IV) and by type of points of sale (as defined in Schedule VII), at the latest on May 15th of the following calendar year; and

6.2.6
provide the Licensor once a year on the occasion of the provision of the Three-Year Plan (as defined in Article 6.2.4 hereinabove), with a list of all the points of sale of the Lacoste Watches, itemized by type of point of sale (as defined in Schedule VII); and

6.2.7	in a general manner :

a)
invite the Licensor's personnel to attend (at Licensor's expense) all commercial meetings and to participate in all commercial trips concerning Lacoste Watches that the Licensor may wish in order to enable the Licensor to fulfill its role in particular with respect to the co-ordination of the marketing, merchandising, advertising and promotion of the Lacoste Trademarks Image; and

b)
give the Licensor complete access to any and all market surveys, reports and information it may have (which it is not obliged to third parties to hold in confidence) regarding the market position of the Lacoste Watches among competitors, retail customers and consumers in the Territory; and

c)	use reasonable efforts to reply to any request from the Licensor concerning additional details or statistics regarding Lacoste Watches based on sales; and

d)
in the interests of both parties, enable Licensor's personnel (at Licensor's expense) to carry out their role of assistance to and consultation with the Master Licensee and supply them with such help and information as may be reasonably available for the accomplishment of their role and, in particular, provide all available information and surveys reasonably necessary for the analysis of the retail outlets sales activity so as to permit the Licensor to better define the conditions and the trends of the market; and

e)	ensure that the members of the Lacoste Watches Selective Distribution System implement and conform to the marketing and merchandising policy agreed with the Licensor; and

f)
ensure that the Approved Watches Retailers conform to the specifications concerning the fittings, the decoration and architecture of the points-of-sale and use the furniture and other elements developed jointly by the Licensor and the Master Licensee according to the provisions of Article 6.1.2 hereinabove to be used in connection with the sale of the Lacoste Watches; and

g)
in the best interest of the Lacoste Trademarks Image, use its best efforts so that the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System (and in particular the "global stores") which meet the criteria set out in Article 7.1.1 hereinafter be supplied whenever possible with the Lacoste Watches.

ARTICLE 7 - DISTRIBUTION AND SALES

The Master Licensee shall carry out the distribution of the Lacoste Watches in the Territory exclusively through:

a)
the members of the Lacoste Watches Selective Distribution System, previously selected in each country of the Territory and to which, whenever possible, it shall be contractually linked, through Factory Outlets and through Off-Price Retailers; and

b)	the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System, subject to the terms and conditions set forth in Article 7.2 hereinafter; and

c)	the Lacoste Brand Sites.

7.1	Approved Watches Retailers

So as to provide the consumer with the best service, to ensure the homogeneity of the high quality of the distribution of the Lacoste Watches throughout the world and to guarantee their authenticity, the Master Licensee shall select, and require its Sub-Licensees and Distributors to select Approved Watches Retailers on the basis of the following objective criteria as regards both quality and techniques, and shall use reasonable commercial efforts to establish with them, and require its Sub-Licensees and Distributors to establish with them, whenever possible, a contractual relationship including the terms and conditions set forth in the form of the Lacoste Watches Approved Retailer Contract annexed hereto as Schedule X, and/or the Approved Lacoste Watches Internet Retailer Contract annexed hereto as Schedule XI.

The Master Licensee acknowledges and agrees that each point of sale, either brick-and-mortar or online, contemplated by the Master Licensee, its Sub-Licensees or its Distributors for the sale of Lacoste Watches shall be selected and approved as per the provisions of this Article 7.1, irrelevant of the fact that such point of sale is operated by a retailer already operating approved brick-and-mortar and/or online points of sale.

A)	Selection / approval of brick-and-mortar points of sale

7.1.1	Conditions of approval

The Master Licensee shall select, and shall cause its Sub-Licensees and Distributors to select, as Approved Watches Retailers from among retailers operating a brick-and-mortar point of sale exclusively those which meet the standards of performance as set forth in the Lacoste Watches General Conditions of Distribution annexed to the Lacoste Watches Approved Retailer Contract, for the following criteria:

a)
the location and environment of the point of sale (type and category of the building, location in the town in question, type of shops in the neighborhood, sales area of the shop, quality of the frontage, length of the shop window); and

b)	its fittings (quality of the shop sign, window-dressing, quality of the furnishings and lighting); and

c)	the type, brand and nature of the products sold in the point of sale; and

d)	the qualification of the personnel; and

e)	the financial capabilities and solvency guarantees.

7.1.2	Approval of the brick-and-mortar points of sale

For every potential point of sale, (excluding the points of sales already approved by the Licensor and currently operated by Approved Watches Retailers as of the effective date of this Master Agreement) the Master Licensee shall submit or cause to be submitted to the Licensor, for approval, a copy of a completed application, that shall include a filled-in evaluation form evidencing that the potential point of sale is satisfying the objective criteria set forth under Article 7.1.1. The Licensor shall have ten (10) business days to approve in writing a potential point of sale based upon the objective criteria set forth under Article 7.1.1 hereinabove and the Licensor shall not unreasonably withhold, delay or condition its approval, and shall be deemed to have given its approval if the Licensor does not notify the Master Licensee that it disapproves of such proposed point of sale with ten (10) business days of receipt of the completed application.

The Licensor reserves the right to verify that every point of sale operated by an Approved Watches Retailer continues to conform to the criteria set forth in Article 7.1.1.

7.1.3	Duties of the Approved Watches Retailers with respect to the operation of brick-and-mortar points of sale

In addition to the obligations usually undertaken by retailers, the Master Licensee shall ensure that the agreements between itself and the Approved Watches Retailers with respect to the operation of brick-and-mortar points of sale expressly provide that the Approved Watches Retailers agree that:

a)	the standing of the point of sale and its environment remain at all times compatible with the Lacoste Trademarks Image, as established and coordinated by the Licensor; and

b)
the sales area in the store is always sufficient to permit the presentation of the Lacoste Watches in a sufficient shopping space without disproportion with the other brands offered for sale and allowing to distinguish them; and

c)	each point of sale always contains an adequate range of the Lacoste Watches; and

d)	the sales personnel of each point of sale is always well qualified and trained in presenting and selling the Lacoste Watches; and

e)	unless prohibited by applicable law, e.g., in the United States of America, no generalized discount sales policy is applied; and

f)	no misleading advertising is made; and

g)	the counters, posters, demonstration and other advertising material are displayed in a prominent position in each store and set up with the Master Licensee's approval; and

h)
any notice provided by the Licensor, as the case may be, stating "Approved Watches Lacoste Retailer" (or any similar expression) is displayed in a prominent position in the window or near the Lacoste Watches display area.

B)                Selection / approval of online shops

The Licensor is desirous to protect in the Territory the Lacoste Trademarks Image, the Models, the Lacoste Watches as well as the Lacoste Apparel Products and the Other Lacoste Products sold under the Licensed Trademarks. The Licensor also desires to protect the consumer from counterfeits and desires to offer the consumer an appropriate environment and a high quality service. The above-mentioned objectives are achieved in particular through the implementation and maintenance of the various selective distribution systems of the Licensor.

Therefore, the sale of Lacoste Watches on the Internet may only be made so as to allow the presentation of the Lacoste Watches and the Lacoste Trademark Image in a qualitative environment, and is only authorized in the following cases and provided that the following conditions are strictly complied with.

7.1.4	Conditions of approval

The Master Licensee shall pre-select, and shall cause its Sub-Licensees and Distributors to pre-select, as Approved Watches Retailers from among retailers operating an online shop exclusively those which meet the standards of performance as set forth in the Lacoste Watches Internet General Conditions of Distribution annexed to the Approved Lacoste Watches Internet Retailer Contract. In particular, the following conditions shall have to be met:

a)	the name, the environment, the presentation and the general standing of the website as well as the way it functions shall be compatible with the Lacoste Trademarks Image; and

b)	the website shall offer to consumers a high quality service for the Lacoste Watches; and

c)
the manner in which the Models and the Licensed Trademarks are presented on the website in connection with the advertising and/or the sale of the Lacoste Watches shall be submitted to Licensor for Licensor's written approval.

The Approved Watches Retailers may use the services of any outside supplier of their choice to assist them in the design, the placing online, the marketing, the logistics or any other service in relation with the operation of the relevant online shops.

The Approved Watches Retailers may not include or use any of the Lacoste Trademarks in a domain name or an e-mail address.

7.1.5	Approval of the online shops

The online shops on which the Lacoste Watches are to be sold shall be:

a)
pre-selected by the Master Licensee on the basis of the selection criteria as set forth in the Lacoste Watches Internet General Conditions of Distribution annexed to the Approved Lacoste Watches Internet Retailer Contract, and

b)	submitted to the approval of the Licensor by the Master Licensee before any Lacoste Watches are sold through said online shops.

So as to allow the Licensor to grant or deny its prior approval of the websites efficiently, the Master Licensee shall provide the Licensor with the following information:

a)	domain name of the website / URL address, and

b)	graphic chart, general appearance, design and ergonomics of the website, and

c)	(in the event the website is being created) mock-up of the website.

The Licensor shall have a fifteen (15) day period to approve or reject in writing the proposed website from the date of receipt of a complete request for approval, provided that the reasons for any refusal shall also be given in writing. The lack of written rejection by the Licensor shall be deemed to constitute an approval. The Licensor may reconsider any authorization given in case there is any change in the environment, presentation or general standing of the website approved which is likely to adversely affect the prestige of the Lacoste Trademarks Image.

Insofar as the necessary approvals shall have been given, the Master Licensee shall use reasonable commercial efforts to establish with the relevant Approved Watches Retailers, or require its Sub-Licensees and Distributors to establish with them, whenever possible, a contractual relationship in the form of the Approved Lacoste Watches Internet Retailer Contract annexed hereto as Schedule XI.

7.1.6	Duties of the Approved Watches Retailers with respect to the operation of online shops

In addition to the obligations usually undertaken by retailers, the Master Licensee shall ensure that the agreements between itself or its Distributors and the Approved Watches Retailers with respect to the operation of online shops expressly provide that the Approved Watches Retailers agree that:

a)	the standing of the online shop remains at all times compatible with the Lacoste Trademarks Image, as established and coordinated by the Licensor; and

b)	the Lacoste Watches presented on the online shop must be clearly separated from products that by their proximity may disparage the image of the Lacoste Trademarks and/or of the Lacoste Watches; and

c)	the online shop offers for sale an adequate and representative range of the Lacoste Watches; and

d)	the staff responsible for providing potential buyers with information and advice regarding the Lacoste Watches is always well qualified and trained in presenting and selling the Lacoste Watches; and

e)	unless prohibited by applicable law, e.g., in the United States of America, no generalized discount sales policy is applied; and

f)
all advertising and promotional actions of the Approved Watches Retailers concerning the Lacoste Watches are in line with the prestige and image of the Lacoste Trademarks, and no misleading advertising is made; and

g)
a mention stating that the Approved Watches Retailer is an "Approved Watches Lacoste Retailer" (or any similar expression) and that the online shop has been approved for the sale of Lacoste Watches, is displayed in a prominent position on the online shop’s homepage or on the pages where the Lacoste Watches are offered for sale.

h)
the online shop offers conditions of delivery and return of the Lacoste Watches in line with those offered for internet sales of products of high repute, and, in any event, at least equivalent to the minimal requirements of applicable regulations.

i)	the Approved Watches Retailer always complies with applicable regulations with regard to secure online payment and data protection.

7.1.7	Online sales’ reporting

To the extent that the Master Licensee has obtained such information, it shall provide the Licensor upon the Licensor’s request with true and accurate quarterly or half-yearly statements of the sales (in quantity and value) of Lacoste Watches made by each of the approved online shops. In any event, the Master Licensee agrees to provide the Licensor with any relevant information the Master Licensee would receive with respect to the sales of Lacoste Watches made by the approved online shops.

The Licensor and the Master Licensee shall regularly review together the evolutions in the field of internet sales on the main markets from a commercial, technological and legal point of view, and shall review the possibility of amending, completing or changing the terms of this Article 7.1.B).

C)             Provisions applicable to offline and online sale of Lacoste Watches

7.1.8
The Master Licensee shall ensure that all elements bearing or representing the Licensed Trademarks (such as awnings, pennants, etc.) used by the Approved Watches Retailers on the façade, in the window or inside their shops, or, as the case may be, within online shops, are exclusively those supplied by the Master Licensee or, exceptionally those which have received the prior and express written approval of the Master Licensee.

To this end, a specific provision shall be included in the relevant agreements with the Approved Watches Retailers.

7.1.9
The Master Licensee shall offer an appropriate warranty on the Lacoste Watches of at least one (1) year starting from the date of purchase of such Lacoste Watches, and shall put in place and organize an after-sale service of the level appropriate with the Lacoste Trademarks Image.

7.2	Special provisions applicable to the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System

Nothing contained in this Master Agreement, and in particular this Article 7.2 and Articles 1.17 or 1.14, shall be construed as meaning that Lacoste Watches shall be offered for sale in each and every Lacoste Boutique and Lacoste Corner fulfilling the requirements of Article 7.2.1 hereinafter.

7.2.1	Presentation Surface of the Lacoste Watches and/or of the Other Lacoste Products in the Lacoste Boutiques and Lacoste Corners

a)
So as to make sure that at the same time the Lacoste Boutiques and Lacoste Corners remain principally devoted to the sale of Lacoste Apparel Products and only on a subordinate basis of the Lacoste Watches and/or of the Other Lacoste Products and to allow the development of the Lacoste Watches together with the Other Lacoste Products, the Lacoste Boutiques with a Commercial Surface exceeding 50m² and the Lacoste Corners with a Commercial Surface exceeding 40m² shall be authorized to sell the Lacoste Watches and all the categories of the Other Lacoste Products that they wish to sell. Devanlay shall reserve for the Lacoste Watches together with the Other Lacoste Products in each of these Lacoste Boutiques and in each of these Lacoste Corners at least ten percent (10%) and at most twenty percent (20%) of the Presentation Surface of such Lacoste Boutique or Lacoste Corner.

For the Lacoste Boutiques with a Commercial Surface exceeding 150m², the Presentation Surface reserved for the Lacoste Watches together with the Other Lacoste Products shall be at least fifteen percent (15%) but at most twenty percent (20%) of the Presentation Surface of such Lacoste Boutique.

Devanlay or the relevant Lacoste Apparel Products Distributor shall decide with the owner of each Lacoste Boutique and of each Lacoste Corner, within the limits fixed above, the percentage of the Presentation Surface reserved for the Lacoste Watches and for the Other Lacoste Products.

Devanlay, or the relevant Lacoste Apparel Products Distributor, shall decide with the owner of each Lacoste Boutique and of each Lacoste Corner the manner in which the space reserved for the Lacoste Watches and for the Other Lacoste Products shall be allocated.

The owner of each Lacoste Boutique and of each Lacoste Corner shall comply scrupulously and in all respects with the instructions of Devanlay, or of the relevant Lacoste Apparel Products Distributor, concerning the merchandising of the Lacoste Watches and of the Other Lacoste Products in the Lacoste Boutiques and in the Lacoste Corners.

Within this framework, the owners of the Lacoste Boutiques and of the Lacoste Corners are free to decide if they want to present Lacoste Watches in their points of sale and to choose the categories of Other Lacoste Products which they wish to present in their points of sale.

b)
Provided that they have been authorized beforehand and in writing by Devanlay, the Lacoste Boutiques with a Commercial Surface smaller than or equal to 50m² and the Lacoste Corners with a Commercial Surface smaller than or equal to 40m² may sell certain Lacoste Watches and/or Other Lacoste Products in the same conditions as those provided for by the present Agreement. Given the size of these points of sale, the parties agree that no reservation of a minimum Presentation Surface shall apply to them.

7.2.2	Selection of the collections of the Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System

The presence of the Lacoste Watches together with the Other Lacoste Products alongside the Lacoste Apparel Products in the Lacoste Boutiques and in the Lacoste Corners is desirable in the interest of the Lacoste Trademarks Image and of the development of the "lifestyle" image of the Lacoste brand. The purpose is to define for each Lacoste Boutique and for each Lacoste Corner a well-balanced solution, preserving both the Lacoste Trademarks Image and the interests of the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches.

a)
The collections of the Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System shall be selected in each country among the worldwide collections approved by the Licensor, by mutual agreement between each of the distributors of the Lacoste Watches and the Lacoste Apparel Products Distributor in such country.

The selection of the collections of the Lacoste Watches means the determination, by territory, on the one hand, of the product ranges (choice of models among those existing) of the Lacoste Watches collections, among which the owner of the point of sale shall be free to choose when placing his orders and, on the other hand, of the total number of references/color of Lacoste Watches and of Other Lacoste Products which may be commercialized during a season in each category of point of sale according to its size and its lay-out. The determination of the product ranges shall be such as to offer the owners of the points of sale the opportunity to exercise their choice among collections having, for the Lacoste Watches and for each category of Other Lacoste Products, a reasonable representativeness.

b)	Subject to the terms of paragraph a) hereinabove, such selection shall be made taking into account :

-      the availability of the collections of the Lacoste Watches in such country, and

-      the commercial interest that the Lacoste Watches may offer to the Lacoste Boutiques and the Lacoste Corners, and

-      the purchasing behavior and habits of such country, and

-      the periodicity appropriate to the Lacoste Watches.

c)
The collections of the Lacoste Watches chosen for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in each country shall be updated with the appropriate periodicity (season, year) following the rules specified in paragraphs a) and b) hereinabove.

d)
In the event of a disagreement between a distributor of Lacoste Watches and a Lacoste Apparel Products Distributor about the selection of collections of Lacoste Watches for the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in a given country, the Licensor and Devanlay shall make their best efforts to find together a well-balanced solution which preserves together the Lacoste Trademarks Image, the development of the "lifestyle" image of the Lacoste brand and the interests of the Lacoste Apparel Products and of the Lacoste Watches. The final decision shall rest with Devanlay.

e)
Once the ranges of the Lacoste Watches and of the Other Lacoste Products and the total number of references/color of the Lacoste Watches and/or of the Other Lacoste Products have been selected, the owners of the Lacoste Boutiques and of the Lacoste Corners will be free to decide, within this framework, the quantities of Lacoste Watches and/or of Other Lacoste Products to be ordered.

7.2.3	Supply of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System by the distributors of the Lacoste Watches

a)
The distributors of the Lacoste Watches shall present the collections selected by country directly to the Lacoste Boutiques and to the Lacoste Corners, which shall place their orders and repeat orders directly with them according to their specificities (size, location, customers). In each territory, the distributors of the Lacoste Watches shall transmit electronically to the Lacoste Apparel Products Distributor concerned a copy of each order placed by the Lacoste Boutiques and the Lacoste Corners located in such territory. These orders shall be sent to the Lacoste

Apparel Products Distributor upon receipt by the distributors of the Lacoste Watches, and shall specify the anticipated delivery dates. Upon receipt of the copies of the orders and within 10 days at most, the Lacoste Apparel Products Distributors may contact the concerned distributor(s) of the Lacoste Watches if, after examining the orders, it appears that the selection of the collection for a specific point of sale does not comply with the terms of Article 7.2.2. hereinabove. In such an event, the Lacoste Apparel Products Distributor shall have the right to request the distributor(s) of the Lacoste Watches concerned not to accept these orders insofar as they do not conform with the pre-agreed terms relating to the selection of ranges of Lacoste Watches set forth in Article 7.2.2 hereinabove. The distributors of the Lacoste Watches undertake to act in accordance with the request of the Lacoste Apparel Products Distributor. In the absence of reaction from the Lacoste Apparel Products Distributor within 10 days following the receipt of the copies of the orders for the beginning of the season, such orders may be implemented as such. Notwithstanding the foregoing, repeat orders may be delivered by the distributor of the Lacoste Watches as soon as they are received.

b)	The Lacoste Boutiques and the Lacoste Corners shall be supplied and invoiced directly by the distributors of the Lacoste Watches.

c)
The distributors of the Lacoste Watches for each country shall send each semester to the Lacoste Apparel Products Distributor a detailed recapitulative statement of the invoices of Lacoste Watches sent to each Lacoste Boutiques and Lacoste Corner. Copies of these statements shall be sent simultaneously to the Licensor, to Devanlay and to the Master Licensee.

d)
In the event of a violation by a Lacoste Boutique or a Lacoste Corner of the limits of the Presentation Surface established for the Lacoste Watches together with the Other Lacoste Products in the point of sale or of the selection of the collections of the Lacoste Watches and of the Other Lacoste Products intended to be commercialized in this point of sale, or of the maximum number of references/color of Lacoste Watches and/or of Other Lacoste Products which may be commercialized in such Lacoste Boutique or Lacoste Corner, or in the event that the purchasing turnover of Lacoste Apparel Products during a semester is less than eighty percent (80%) of the total purchasing turnover of the relevant Lacoste Boutique or Lacoste Corner during the same period, Devanlay, or the Lacoste Apparel Products Distributor concerned, shall be entitled on a first instance to issue a warning to the relevant Lacoste Boutique or Lacoste Corner and, if any of these occurrences should be repeated, to forbid such point of sale to commercialize Lacoste Watches and Other Lacoste Products during at least one season.

The Licensor and the Master Licensee shall be informed of such measures taken by Devanlay. The Master Licensee undertakes to comply with these measures by suspending all orders and deliveries to such point of sale.

7.2.4	Selective Distribution Systems

a)
The Master Licensee acknowledges that the Lacoste Boutiques and the Lacoste Corners are points of sale with specific characteristics resulting inter alia from the fact that all the products sold in these premises bear the Lacoste Trademarks, as well as from the fact that these points of sale are principally devoted to the sale of Lacoste Apparel Products and only on a subordinate basis of Lacoste Watches together with Other Lacoste Products, contrary to the members of the "Approved Apparel Retailers" Selective Distribution System who can sell products of different brands and who are devoted to the sale of the Lacoste Apparel Products, unless they are selected as approved retailers for Lacoste Watches and/or Other Lacoste Products.

Therefore, the Lacoste Boutiques and the Lacoste Corners constitute together the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System organized by Devanlay which is distinct from the "Approved Apparel Retailers" Selective Distribution System comprising the approved retailers for the Lacoste Apparel Products.

The "Lacoste Boutiques and Lacoste Corners" Selective Distribution System is also distinct from the Lacoste Watches Selective Distribution System organized by the Master Licensee.

b)
The Master Licensee therefore undertakes, in its own name and in the name of its Sub-Licensees and its Distributors, to take all appropriate measures to ensure the integrity of the Lacoste Watches Selective Distribution System, the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System and the "Approved Apparel Retailers" Selective Distribution System.

7.2.5
Assistance of Devanlay and/or of the Lacoste Apparel Products Distributors to the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in connection with the Lacoste Watches and/or the Other Lacoste Products

In connection with the Lacoste Watches and/or the Other Lacoste Products that will be offered in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System under the terms of this Article 7.2, Devanlay and/or the Lacoste Apparel Products Distributors have agreed that:

a)	in the field of merchandising, they shall :

-	ensure the coherence of the merchandising for the Lacoste Apparel Products, the Lacoste Watches and/or the Other Lacoste Products, and

-
present in a suitable fashion the Lacoste Watches following the rules contained in the merchandising guide (called the "Green Book") and its seasonal editions developed by Devanlay, which shall be updated by the Licensor and Devanlay and approved by the Licensor, and

-
present completely, in particular in the shop-windows, the lines of Lacoste Apparel Products, Lacoste Watches together with Other Lacoste Products, so as to express fully the Lacoste "way-of-life", and

-	use their best efforts to include the Lacoste Watches together with the Other Lacoste Products in their local or national advertising and promotion campaigns.

b)	in the field of reporting, they shall :

-
do their best efforts to ensure that the Lacoste Boutiques progressively put in place IT systems allowing a detailed reporting of their sales of Lacoste Apparel Products, Lacoste Watches and Other Lacoste Products, and

-
for those Lacoste Boutiques who have not yet put in place, and as long as they have not done so, continue providing the Licensor and the Master Licensee with reports similar to those available as of March 1, 2004, and

-
supply the Lacoste Boutiques with such elements as may be necessary for the IT treatment and the reporting of their sales of Lacoste Watches, subject to having received the basic data about the Lacoste Watches necessary to the operation of such a system from the Licensor, who shall have obtained it himself from the Master Licensee, and

-
prepare and submit to the Licensor and to the Master Licensee, for the Lacoste Boutiques which have put in place the necessary IT systems and have received the necessary basic data about the Lacoste Watches :

(i)
on a monthly basis and under the same conditions and terms as for the sales of the Lacoste Apparel Products by the Lacoste Boutiques, the information relating to the sales of the Lacoste Watches in each Lacoste Boutique. This information shall include for each Lacoste Boutique the detail of the sales to the consumer of the Lacoste Watches, and

(ii)	on a semi-annual basis the information relating to the sales by reference of the Lacoste Watches in each of the Lacoste Boutiques.

7.2.6	Contribution of the Master Licensee

a)
In consideration of the merchandising and reporting services and of the reservation of the Presentation Surfaces made for the Lacoste Watches by the Lacoste Apparel Products Distributors, the Master Licensee shall pay, or shall ensure that its Sub-licensees and its Distributors pay, each six (6) months, in each country to Devanlay, or, if the distribution of the Lacoste Apparel Products in this country has been granted to a Lacoste Apparel Products Distributor, to such Lacoste Apparel Products Distributor, a contribution representing a fixed percentage of * of the purchases of the Lacoste Watches made by the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in such country.

In view of the importance of the Lacoste Boutiques having a Commercial Surface larger than 400m² due to their role as showcases on prime locations and due to their high operations cost, the Master Licensee shall pay, or shall ensure that its Sub-licensees and its Distributors pay, to Devanlay, or, if the distribution of the Lacoste Apparel Products in this country has been granted to a Lacoste Apparel Products Distributor, to such Lacoste Apparel Products Distributor, a contribution representing a fixed percentage  *  mentioned hereinabove, of the purchases of the Lacoste Watches by the Lacoste Boutiques having a Commercial Surface larger than 400m².

b)
The amount of the contribution of the Master Licensee (or of the Sub-Licensees or Distributors, as the case may be) shall be determined on the basis of their Net Sales to the Lacoste Boutiques and the Lacoste Corners.

c)
These amounts shall be calculated on June 30 and December 31 of each year and the corresponding contribution shall be paid no later than August 31 and February 28 of each year, by the Master Licensee or the Sub-Licensees or Distributors to Devanlay, or if in such country the distribution of the Lacoste Apparel Products has been granted to a Lacoste Apparel Products Distributor, to such Lacoste Apparel Products Distributor.

d)
If the contribution due by the Master Licensee has not been fully paid at the dates specified in paragraph c) hereinabove to Devanlay (or to the appropriate Lacoste Apparel Products Distributors), the Lacoste Group shall have the right, thirty (30) days after a notice given by registered mail with certified receipt which will not have been followed by complete payment of all and any due and unpaid contributions, to instruct forthwith the Master Licensee to stop any further deliveries of the Lacoste Watches to the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System anywhere in the world, and the Master Licensee agrees to forthwith comply with such instructions.

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

7.2.7	Furniture and sales equipment used for the Lacoste Watches

The furniture and other sales equipment used for the Lacoste Watches in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System shall exclusively be those developed by the Licensor in cooperation with Devanlay and/or the Master Licensee.

Devanlay and the Lacoste Apparel Products Distributor shall be the sole entities responsible for the lay-out of the Lacoste Boutiques and the Lacoste Corners, subject to the terms of this Article 7.2.

7.2.8	End-of-season goods

The rules applied by the Lacoste Boutiques and the Lacoste Corners for the sale of end-of-season goods shall be those applicable to the Lacoste Apparel Products, but, to the extent possible, shall also have to follow those applicable to the Lacoste Watches.

7.2.9	Specific agreements

In the event that specific agreements, departing from the provisions set forth hereinabove in Articles 7.2.1 to 7.2.8 are concluded either between Devanlay and the Master Licensee, or between a distributor of Lacoste Watches and the Lacoste Apparel Products Distributor in a given territory, the terms of such specific agreements shall prevail over the provisions set forth hereinabove in Articles 7.2.1 to 7.2.8. The Master Licensee shall promptly inform the Licensor of any such specific agreement.

7.2.10	Breach of the obligations of the Master Licensee under the provisions set forth in Articles 7.2.1 to 7.2.9

The Master Licensee acknowledges that in the event of a breach in one or several countries in the Territory by the Master Licensee or by a Sub-Licensee or a Distributor of their obligations under the provisions set forth hereinabove in Articles 7.2.1 to 7.2.9, the Licensor has undertaken towards Devanlay and the Lacoste Apparel Products Distributors to use its best efforts to obtain from the Master Licensee or from its Sub-Licensee or Distributor that it remedies such breach. The Master Licensee further acknowledges that in the event such efforts remain unsuccessful, the Licensor has agreed that Devanlay and the Lacoste Apparel Products Distributors shall no longer be bound by any of their commitments concerning the presence or the sale of the Lacoste Watches in the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in such country(ies), which the Master Licensee and its Sub-Licensee or Distributor accept.

7.3	Factory Outlets and Off-Price Retailers

The Master Licensee shall submit to the Licensor its proposal for the opening within the Territory of Factory Outlets or Off-Price

Retailers for the disposal under the best possible conditions of end-of-season close-outs of Lacoste Watches and of Seconds, under the conditions and according to the methods set forth hereinafter:

7.3.1
The Master Licensee shall submit to the Licensor, for prior approval, for each Factory Outlet or Off-Price Retailer, a detailed application specifying inter alia the location of the Factory Outlet or Off-Price Retailer as well as its size, the number of Approved Watches Retailers in the area, and the brand environment, in the point of sale and in the area.

7.3.2
The Licensor reserves the right to verify that every point of sale selected by the Master Licensee as a Factory Outlet or an Off-Price Retailer conforms to the marketing policy established by the Licensor in the Territory, based both on the application itself and on the commercial policy (including the selective distribution policy) adopted by the Licensor in the Territory.

The Master Licensee shall submit for approval or cause to be submitted for approval to the Licensor a copy of the completed application for every potential point of sale. The Licensor shall inform the Master Licensee of its decision, in writing, within fifteen (15) business days from the date of receipt of the completed application. In the absence of any notification from the Licensor within fifteen (15) business days from the date of receipt of the completed application, the proposed point of sale shall be deemed refused.

7.3.3
The Master Licensee shall ensure that all precautions are taken in order to avoid confusion in the mind of the consumers between the Factory Outlets and the Off-Price Retailers on the one hand and the other points of sale for Lacoste Watches on the other hand, particularly by using different furniture and display units, and shall ensure that the sales made by the Factory Outlets and the Off-Price Retailers are not in any way harmful to the Lacoste Trademarks Image.

7.3.4
The Master Licensee shall send on a monthly basis to the Licensor the list of the sales of Lacoste Watches as well as, as the case may be, of Other Lacoste Products made by each of the Factory Outlets in the Territory, as well as all other relevant information which may be requested by the Licensor, in a form satisfactory for the Licensor.

7.3.5
Subject to the prior written authorization of the Licensor, the Master Licensee shall not object to the sale of the Other Lacoste Products, by their respective distributors or licensees in the Territory, to the Factory Outlets, provided that such Factory Outlets are large enough and that the lease permits it, as determined by the Master Licensee in cooperation with the Licensor.

7.4	Marketing policy

7.4.1
The Master Licensee undertakes to apply a marketing policy which takes into account the characteristics of the main markets of the Territory and the policies practiced on each of these markets for products of comparable quality and commercial standard, so as to preserve the Lacoste Trademarks Image. The Master Licensee shall use reasonable efforts to assure that such marketing policy is properly applied by any relevant party as long as such party is entitled to market and distribute the Lacoste Watches, including, for instance, during notice periods prior to termination of this Master Agreement.

7.4.2
The Master Licensee shall be free to fix its wholesale prices to the members of the Lacoste Watches Selective Distribution System and the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System so as to facilitate the diffusion of the Lacoste Watches and the development of sales within the Territory. The Master Licensee shall keep the Licensor informed on a regular basis of its pricing policy. More specifically, the Master Licensee shall inform the Licensor of any modification in its price structure as soon as practicable after such modification.

ARTICLE 8 - PROMOTION AND ADVERTISING

8.1
In order to allow the Licensor to coordinate in the Territory a promotional and advertising policy for the sale of the Lacoste Watches compatible with the prestige of the Lacoste Trademarks and of the name Lacoste and which support a satisfactory development of sales, the Licensor and the Master Licensee agree that:

8.1.1
the development of the advertising of the Lacoste Trademarks Image shall be made by the Licensor at the Licensor's costs. The Licensor shall draw up twice a year at the latest before November 30 and May 31 of each year the strategy defining the policy to be implemented for the advertising of the Lacoste Trademarks Image as well by the Master Licensee as by the Licensor's other licensees (briefings) and recalling the basic permanent or semi-permanent rules to be followed for said advertising, more particularly with respect to the use of the Lacoste Trademarks (Charter); and

8.1.2
the development of the advertising for the Lacoste Watches shall be made by the Master Licensee at the Master Licensee's costs, respecting as closely as possible the Promotion and Advertising Know-how put at the Master Licensee's disposal by the Licensor including the Lacoste Trademarks Image advertising policy defined by the Licensor according to the provisions of Article 8.1.1 hereinabove. The costs relating to the exploitation of the advertising of the Lacoste Watches (media buying etc…) shall be borne by the Master Licensee, its Sub-Licensees and its Distributors and shall be deemed to constitute an integral part of the promotion and advertising budgets defined in Article 8.2.2 hereinafter; and

8.1.3	the Lacoste Trademarks Image's promotional programs (professional sportsmen, product placement in motion pictures, etc.) shall be :

a)
when they have an international impact, developed by the Licensor after having consulted the Master Licensee. The costs related to these promotional programs shall be equally shared (subject to the provisions of Article 8.5.1 hereinafter) between, on one side, the Master Licensee (and, as the case may be, if said programs concern the Lacoste Apparel Products and/or the Other Lacoste Products, the Licensor's licensees and/or distributors for such products) and on the other side, the Licensor. The Master Licensee’s share of costs shall be deemed to constitute an integral part of the promotion and advertising budgets defined in Article 8.2.2 hereinafter; and

b)
when they have essentially a national impact, developed by the Master Licensee after having consulted the Licensor respecting as closely as possible the Promotion and Advertising Know-how put at the Master Licensee's disposal by the Licensor including the policy defined by the Licensor for the promotion of the image of the Lacoste Trademarks according to the provisions of Article 8.1.3a) hereinabove. The costs relating to these promotional programs shall be borne exclusively by the Master Licensee, its Sub-Licensees and its Distributors and shall be deemed to constitute an integral part of the promotion and advertising budgets defined in Article 8.2.2 hereinafter.

8.2	To this effect, the Master Licensee:

8.2.1
shall participate (or shall ensure that its Sub-Licensees and its Distributors participate) in the coordination meetings organized at least twice a year in each of the Main Countries within the Territory by the Licensor with the other main licensees and/or distributors for the Lacoste Apparel Products and Other Lacoste Products in order to ensure the consistency of the different promotional and advertising campaigns; and

8.2.2
shall allocate (or procure that its Sub-Licensees and its Distributors allocate) for the promotional and advertising actions listed in Schedule XIII an annual advertising and promotional budget representing no less than *  as declared according to the provisions of Article 6.2.5 hereinabove. At the latest on September 15th of each year, the Master Licensee shall submit to the Licensor its advertising and promotion budget for the following year, detailed by country and itemized as given in Schedule XIII, according to its up-to-date forecasts of Net Sales for the concerned year, as well as a description of its main

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

promotional and advertising actions or campaigns. This advertising and promotion budget shall be updated on the occasion of the provision to the Licensor of the information detailed under Article 6.2.5 hereinabove; and

8.2.3
shall allocate (or shall procure that its Sub-Licensees and its Distributors allocate) for the trade marketing actions listed in Schedule XIV an annual trade marketing budget representing no less than  * as declared according to the provisions of Article 6.2.5 hereinabove. At the latest on September 15th of each year, the Master Licensee shall submit to the Licensor its trade marketing budget for the following year, detailed by country and itemized as given in Schedule XIV, according to its forecasts of Net Sales for the concerned year, as well as a description of its main actions or campaigns. This trade marketing budget shall be updated on the occasion of the provision to the Licensor of the information detailed under Article 6.2.5 hereinabove; and

8.2.4	shall take all reasonable steps to ensure in particular that not only the Lacoste Trademarks Image, but also the personal reputation of Mr. René Lacoste and his family are safeguarded; and

8.2.5	shall use exclusively the lettering, labels and logos created by the Licensor when advertising or promoting the "Lacoste" image and the Lacoste Watches; and

8.2.6
if any apparel or other products of the type comprising the Lacoste Apparel Products or the Other Lacoste Products are to be depicted in any advertising or promotional material for Lacoste Watches, shall use in such advertising and promotional material for the Lacoste Watches exclusively the Lacoste Apparel Products and/or Other Lacoste Products or accessories bearing the Lacoste Trademarks whenever such exist and are available; and

8.2.7	shall consult with the Licensor before retaining any promotion, communication or advertising agency for work in relation with the Lacoste Watches; and

8.2.8
shall in a general manner, consult the Licensor when planning its advertising and promotional programs and inform the Licensor of the particulars of such programs before they are finalized by its advertising agents, in particular with the purpose of allowing the coordination of these programs with those of the other licensees of the Licensor (media plans); and

8.2.9
prior to the first use thereof, shall submit to the Licensor a copy or a photograph of its advertising or promotional projects (press and TV advertising, catalogues, posters, circulars and in general all publi-promotional material) and/or sales aids such as, in particular, the furniture, the booths for trade shows and the private or public salesrooms intended to facilitate or promote the

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

distribution and sale of theLacoste Watches. The Licensor shall have a fifteen (15) day period to notify in writing Master Licensee that it approves or disapproves the content, the form and/or the media used for these projects. Should the Licensor not respond within said fifteen (15) days period, it will be deemed to have given its approval; and

8.2.10
shall allow the Licensor and the Licensor's other licensees to use free of charge for their activities, subject only to the payment of the creative and authors' rights, such advertising and promotional creations and ideas; and

8.2.11
shall ensure that the Approved Watches Retailers comply with the conditions mentioned in Articles 8.2.4 to 8.2.10 hereinabove and 8.3 hereinafter, should they themselves elect to advertise and promote the sale of the Lacoste Watches and in particular, include a special clause in its general sales conditions and/or agreements with such Approved Watches Retailers to this effect; and

8.3	Control of advertising and promotional / trade marketing expenses

8.3.1
The Master Licensee shall provide the Licensor once a year, on the occasion of the provision of the Three-Year Plan (as defined in Article 6.2.4 hereinabove), with a report on the amounts spent on advertising and promotion, according to the provisions of Article 8.2.2 hereinabove, and on trade marketing actions, according to the provisions of Article 8.2.3 hereinabove, during the previous calendar year, by country, itemized as provided respectively in Schedules XIII and XIV.

8.3.2
The Master Licensee shall keep (and make sure that its Sub-Licensees and its Distributors keep) available to the Licensor, for a minimum period of two (2) years following the provision of the report mentioned in Article 8.3.1 hereinabove, all documents evidencing the expenses of the Master Licensee (its Sub-Licensees and its Distributors) on advertising and promotion and on trade marketing actions.

Sufficient evidence of advertising and promotional actions or trade marketing actions shall include (the following list is not limitative): copies of contracts or invoices evidencing the cost of the relevant actions; pictures, footages, copies of press or internet articles, or samples illustrating the relevant actions.

8.3.3
The Master Licensee shall, and shall ensure that its Sub-Licensees and its Distributors, allow representatives of the Licensor, from time to time upon reasonable request, to examine and audit, for any country, such documentation evidencing the expenses of the Master Licensee (its Sub-Licensees and its Distributors) on advertising and promotional actions or trade marketing actions during the past years. Expenses declared by the Master Licensee and which are not justified with the adequate documentation shall not be taken into account by the Licensor in its assessment of the Master Licensee’s (its Sub-Licensees’ and its Distributors’) expenses on advertising and promotional actions or trade marketing actions.

If, as a result of any audit carried out as per this Article, it appears that actual expenses for advertising and promotional actions and trade marketing actions in any calendar year were less than eighty percent (80%) of the required expenditure for such year, the Master Licensee (its Sub-Licensees or its Distributors) shall bear the cost of such audit.

8.3.4
Should the Licensor, either upon review of the yearly report to be provided by the Master Licensee according to Article 8.3.1, or on the occasion of an audit of the Master Licensee’s (its Sub-Licensees’ and its Distributors’) expenses on advertising and promotional actions or trade marketing actions in any country of the Territory, find that the Master Licensee (or one of its Sub-Licensees or Distributors) failed to spent the entirety of the yearly advertising and promotion budget or of the yearly trade marketing budget for a given country, the due balance shall be paid directly to the Licensor, which shall use these amounts for the development of the promotional programs mentioned in Article 8.1.3a) hereinabove.

8.4
The Master Licensee, its Sub-Licensees and its Distributors shall not, except after having obtained the previous written agreement of the Licensor, and in such event according to the Licensor's prescriptions, register a domain name including the name "Lacoste" or "Crocodile".

The Master Licensee, its Sub-Licensees and its Distributors may be granted visibility on web pages in the sites created by or for the Licensor in certain countries of the Territory, provided such sites are to be shared among the different Licensor's licensees and/or distributors and the content of which shall be provided by the Master Licensee, its Sub-Licensees and its Distributors to the Licensor.

The Master Licensee, its Sub-Licensees and its Distributors shall provide the Licensor with the necessary information to update said web pages, whenever requested by the Licensor.

Should the Master Licensee, its Sub-Licensees or its Distributors wish to include in their own institutional web sites a web page in relation with the Licensed Trademarks and the Lacoste Watches, or links with the sites of the Lacoste Group, the Master Licensee, its Sub-Licensees and its Distributors shall have to submit their plans to the Licensor and obtain its prior written approval before going on line. The same procedure shall apply for the updating of said web page.

8.5	The Licensor shall, for its part:

8.5.1	continue the promotional and advertising activities that it has carried out for many years throughout the world. It is specified that, should the Licensor undertake operation which are in the world-wide interest of the Lacoste Trademarks and which may be used or have direct or indirect repercussions with respect to the distribution of the Lacoste Watches or the promotion and advertising of the Lacoste Trademarks Image (and in particular either the promotional actions described in Article 8.1.3a) hereinabove, or the expenses for the advertising of the Lacoste Trademarks Image as provided in Article 8.1.1 hereinabove), the Master Licensee shall have to contribute financially to such operations, as follows: each year, upon receipt of the report mentioned in Article 6.2.5a) hereinabove, the Licensor shall send to the Master Licensee an invoice corresponding to such contribution, which shall amount to * . The Master Licensee shall pay such annual contribution in Euros, in full amount without any deduction of any kind, within thirty (30) days from receipt of the Licensor’s invoice. Interest calculated at the two months EURIBOR rate plus two percent (2%) shall be due and paid on any amount in arrears up to thirty (30) days and at the two months EURIBOR rate plus five percent (5%) on any amount in arrears over thirty (30) days.

The amount spent by the Master Licensee for such operations shall be deemed to constitute an integral part of the advertising and promotion budget provided for in Article 8.2.2 hereinabove. If the Licensor does not use up such right during any one (1) year, then the amount not used up during such year may not be carried forward in the following year

Should the Licensor, on the occasion of an audit performed according to the provisions of Article 17.5 hereinafter, identify that, for any audited year, actual Net Sales were exceeding the Net Sales figures reported by the Master Licensee according to the provisions of Article 6.2.5, the Licensor shall be entitled to claim for the Master Licensee’s payment of the unpaid share of the relevant year’s contribution; and

8.5.2	supply the Master Licensee from time to time, at cost price, with any advertising material used by the Licensor that the Master Licensee may wish to purchase; and

8.5.3
use reasonable efforts to keep the Master Licensee informed of the actions of its other licensees and distributors in the field of their marketing, merchandising, promotion and advertising programs, for instance at the time of the coordination meetings regularly organized by the Licensor, to which the Master Licensee shall attend as provided by Article 8.2.1 hereinabove; and

8.5.4
ensure that its licensees and distributors for the Lacoste Apparel Products and the Other Lacoste Products fulfill the same obligations in respect of advertising and promotion as are binding upon the Master Licensee as regards to the Lacoste Watches pursuant to Article 8.2 hereinabove.

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

ARTICLE 9 - PROVISION OF LACOSTE WATCHES TO THE LICENSOR

The Master Licensee shall supply the Licensor free of charge two complete lines of Lacoste Watches each year during the term of this Master Agreement.

The Lacoste Watches purchased by the Licensor from the Master Licensee to be sold or given as gifts for the purpose of marketing or P.R. operations, as well as the other Lacoste Watches the Licensor may need for its own use shall be invoiced by the Master Licensee to the Licensor at the same price as the price charged to the entity in charge of the distribution of the Lacoste Watches in France.

ARTICLE 10 - END-OF-SEASON GOODS AND SECONDS

10.1
End-of-season close-outs of Lacoste Watches (Lacoste Watches no longer included by Master Licensee in the core collection of Lacoste Watches) may be sold with the Licensed Trademarks by the Master Licensee, its Sub-Licensees and its Distributors exclusively through the normal channels of distribution for the Lacoste Watches and through the Factory Outlets and the Off-Price Retailers.

10.2
Seconds may be sold with the Licensed Trademarks by the Master Licensee, its Sub-Licensees and its Distributors exclusively through Factory Outlets and Off-Price Retailers. No advertising may be carried out in association with the sale of Seconds by the Factory Outlets and the Off-Price Retailers.

10.3
Damaged or defective Lacoste Watches, i.e. Lacoste Watches presenting major defects in their appearance and/or any defects in their operation, which cannot be repaired may in no circumstances be sold in any manner whatsoever, and shall be destroyed at their expense by the Master Licensee, its Sub-Licensees or its Distributors.

10.4
The Master Licensee shall supply the Licensor, twice a year, during the months of January and July, with a detailed inventory of Seconds and end-of-season close-outs of Lacoste Watches held by the Master Licensee, in a form reasonably satisfactory to the Licensor.

ARTICLE 11 - UNFAIR COMPETITION

In consideration of the rights hereby granted to the Master Licensee under this Master Agreement, the Master Licensee undertakes:

11.1
not to reproduce, manufacture, distribute or sell during the term of this Master Agreement for its own account or for the account of third parties, directly or indirectly, any product identical with or confusingly similar to the Lacoste Watches or likely to create confusion in the mind of the public, or having certain characteristics unique to any Model of the Lacoste Watches, such undertaking to remain in full force and effect for five (5) years after the Date of Termination of this Master Agreement; and

11.2
to never manufacture, distribute or sell for its own account or for the account of third parties, directly or indirectly, any product bearing a name, trademark or emblem confusingly similar to the Lacoste Trademarks, or likely to be confused with the Lacoste Trademarks. This prohibition is permanent.

11.3
to be vigilant and, promptly after it becomes aware of any such opposition, to alert the Licensor, about any prior right asserted by any third party in opposition to the development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches worldwide.

ARTICLE 12 - LICENSED TRADEMARKS USE

12.1
The Licensor shall supply the Master Licensee with the list of the Licensed Trademarks country by country and shall inform the Master Licensee of any modification of such list. The Licensor undertakes that in each country of the Territory at least one (1) representation of the Crocodile and one (1) word-mark including the name "Lacoste" are available for use by the Master Licensee. To the knowledge of the Licensor, as of the date of this Master Agreement, no claim has been asserted in writing against the Licensor or any licensee of Licensor alleging that the use of the Licensed Trademarks by the Licensor or by any such licensee infringes the intellectual property rights of any third party.

12.2
The Licensed Trademarks shall be affixed on the Lacoste Watches and the Master Licensee shall describe the ownership and right to use the Licensed Trademarks only in such form and manner as may be approved from time to time by the Licensor. The Lacoste Watches shall bear no other name or mark or wording which may or would in the normal course of event lead third parties to believe that the Licensed Trademarks are owned by any person, firm or corporation other than the Licensor.

Any additional mark or wording required by the laws and regulations in force in certain of the countries of the Territory shall have to be submitted to the prior written approval of the Licensor, which will have the right to decide of their size or placement whenever possible.

12.3	No representation of the Licensed Trademarks or combinations thereof shall be put in use by the Master Licensee without the prior written approval of the Licensor.

12.4
The Master Licensee acknowledges that the representation of the Licensed Trademarks has a significant effect upon the public's perception and understanding of the Lacoste Trademarks Image, and that changes in such representation need to be few and carefully planned. If the Licensor desires to change the form or manner of use of any Licensed Trademarks from that previously approved by it, such change shall either take effect after (and as soon as) the Master Licensee's components and elements using such Licensed Trademarks as previously approved are used up, or shall take effect at once if the Licensor agrees to hold the Master Licensee harmless against actual losses incurred by the Master Licensee as a result of such change.

The Licensor shall give notice to the Master Licensee of any such change six (6) months at least before its implementation.

12.5	The Master Licensee undertakes to never use any pictorial representation of an alligator, crocodile, lizard- or saurian-like reptile on or in connection with products other than the Lacoste Watches.

12.6
The Master Licensee undertakes to use any word relating to an alligator, crocodile, lizard or saurian-like reptile only on or in connection with the Lacoste Watches, or in connection with the description of materials/components of other products manufactured or distributed by the Master Licensee.

12.7
The Master Licensee shall always respect good trade practices in the manner and use of the Licensed Trademarks and adhere to such reasonable opinion as may be provided from time to time by the Licensor's trademark counsels for such use.

12.8
In order to maintain adequate protection for the Licensed Trademarks and notwithstanding the exclusivity of the rights granted to the Master Licensee, the Licensor shall retain the right to sell, directly or indirectly, if the Master Licensee for any reason is not able to do so itself, appropriate quantities of Lacoste Watches within certain parts of the Territory, provided that the Licensor shall first provide the Master Licensee the opportunity to make any such sales. The Licensor shall keep the Master Licensee informed of any such sales, and shall make all reasonable efforts to coordinate its actions in this regard with those of the Master Licensee.

ARTICLE 13 - PACKAGING AND CASES

13.1
The packaging, cases, etc. for the Lacoste Watches shall be created and developed in the same conditions as the Lacoste Watches themselves, as provided in Article 4.3.2 hereinabove. The mock-ups and designs for the packaging, cases, etc. shall be submitted by the Master Licensee to the Licensor under the same conditions as those provided for the Lacoste Watches themselves in Article 4.3.3 hereinabove.

13.2	The Master Licensee undertakes to never use neither such packaging, cases, etc., nor any part thereof, for any purpose other than in connection with the Lacoste Watches.

13.3
Any packaging, case, etc., bearing or representing the Licensed Trademarks to be used in connection with the Lacoste Watches shall be purchased exclusively by the Master Licensee from Suppliers. Appropriate Supply Agreements shall be entered into in writing between the Master Licensee and such Suppliers.

The molds, prints, tools and computer data bearing or representing the Licensed Trademarks or allowing their reproduction shall remain at all times the property of the Master Licensee, shall be handled carefully and protected in order to avoid theft or any unauthorized use of such. The molds, prints, tools and computer data shall be returned to the Master Licensee at the end of each of the Supply Agreements.

13.4	The Master Licensee shall keep detailed accounts showing the flow of the packaging, cases, etc. bearing or representing the Licensed Trademarks.

13.5
At regular intervals, the Master Licensee shall, as instructed by the Licensor, destroy at its own expense all defective packaging, cases, etc. in its possession, and shall inform the Licensor of such destruction.

ARTICLE 14 - LACOSTE TRADEMARKS AND MODELS

14.1	The Master Licensee undertakes not to use the Lacoste Trademarks or the Models otherwise than within the scope and the limits of this Master Agreement and for the sale of the Lacoste Watches.

14.2	The Master Licensee hereby acknowledges that the Licensor is the sole owner, worldwide, of the Lacoste Trademarks and the Models.

14.3	The Master Licensee undertakes to strictly respect the Licensor's intellectual property rights.

Consequently, the Master Licensee:

14.3.1
shall not apply for registration of any of the Lacoste Trademarks nor for the registration of any trademark confusingly similar to, or resembling the Lacoste Trademarks anywhere in the world, nor shall it assist any party other than the Licensor to do so except with the prior written consent of the Licensor, such prohibitions applying to each and every kind of goods or services in any class of the International Classification of Goods and Services; and

14.3.2
undertakes to facilitate during the term of this Master Agreement all applications for the registration of trademarks which the Licensor may apply for at Licensor’s own expense anywhere in the world to protect the Lacoste Trademarks in any class or category of a national or international classification, it being hereby expressly acknowledged by the Master Licensee that any such trademark or any other right thus obtained shall be the exclusive property of the Licensor; and

14.3.3
shall, during the term of this Master Agreement, uphold and assist the Licensor in maintaining, at the Licensor's exclusive expense, adequate trademark registration of the Licensed Trademarks within the Territory; and

14.3.4
shall not apply for the registration of any of the Models nor for the registration of any model confusingly similar to the Models anywhere in the world, nor shall it assist any party other than the Licensor to do so, except jointly with the Licensor; and

14.3.5	shall be vigilant in watching for any infringement of the Licensor's rights in the Lacoste Trademarks or the Models,

and shall consequently promptly notify the Licensor after becoming aware of the same of any act that may constitute a counterfeit, an usurpation or an imitation of the Licensed Trademarks or the Models, as well as of any act of unfair competition. The Licensor alone shall be responsible for taking action against infringers but the Master Licensee shall assist the Licensor in every possible way, and shall ensure that its Sub-Licensees, its Distributors, its Sub-Contractors and the Suppliers assist it also in every possible way.

The Master Licensee shall bear a share of the Licensor’s costs relating to the enforcement of the Licensor’s intellectual property rights in the Lacoste Watches, including related law enforcement trainings, brick and mortar and online monitoring, investigations (i.e. fees and costs of private detectives and bailiffs, test purchases, etc.) reasonably incurred by the Licensor. This share shall amount to one-half of:

*

Where "E" means the Licensor’s overall expenses in the Territory relating to the enforcement of the Licensor’s intellectual property rights in the Lacoste Apparel Products, the Other Lacoste Products and the Lacoste Watches, and

Where "Y" means the equivalent of Net Sales for the Lacoste Apparel Products and the Other Lacoste Products, as declared by the Licensor.

The Licensor shall inform the Master Licensee annually of the amount corresponding to "E" referred to above for the relevant year. The Master Licensee shall be entitled to the same share of the damages that might be awarded as a result of the Licensor’s actions relating to the enforcement of the Licensor’s intellectual property rights in the Lacoste Watches.; and

14.3.6
shall defend at its own costs and expenses any action for unfair competition, passing-off, copyright, patent or design infringement, including advertising or other related cause of action arising out of its use of the Licensed Trademarks or the Models, and shall give prompt notice in writing to the Licensor of any such action. The Licensor shall always have the right to participate in such an action at its sole discretion. In this event the expenses of the proceedings as well as any damage arising from such action shall be shared equally. In any event, the Licensor shall provide its assistance to the Master Licensee in such defense; and

14.3.7	shall in no circumstances, and whatever may have been the duration of this Master Agreement or the reason for its termination, be entitled to any claim to the ownership of

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

the Lacoste Trademarks, or, after the Date of Termination, of the Models.

14.4
In no circumstances, the Licensor may be held liable by the Master Licensee for any loss the Master Licensee may suffer due to acts of counterfeiting, imitation, usurpation or unfair competition committed by third parties.

14.5	Notwithstanding the foregoing, either party shall have the right to prosecute by law any third party for unfair competition according to its own interest and at its own expense.

14.6
The Master Licensee shall use all appropriate efforts to ensure that the Lacoste Watches do not infringe third parties intellectual property rights in the field of copyright, models, designs and patents.

ARTICLE 15 - CONFIDENTIALITY

15.1
The Licensor and the Master Licensee recognize that this Master Agreement and all the terms thereof shall be kept strictly confidential by both parties. Notwithstanding the foregoing, each party shall have the right to disclose the terms hereof (i) to its financial and legal advisors (but only to the extent that such advisors are advised of the confidentiality hereof and agree to be bound by this confidentiality agreement), (ii) pursuant to order or legal process of any court or governmental agency or authority provided that each party shall give prompt written notice to the other party so that appropriate protective relief may be sought and (iii) to the extent disclosure is required by law.

15.2
The Licensor and the Master Licensee recognize that the information (including the Styling Know-how, the Marketing and Merchandising Know-how the Promotion and Advertising Know-how and the Watches Know-how) they have so far received and shall receive in the future, related directly or indirectly to this Master Agreement (a) shall remain the exclusive property of the party which has provided it, (b) shall be kept strictly confidential by both parties, (c) shall only be used within the scope and during the term of this Master Agreement by the party which has not provided it, while the party which has provided it may use it freely, either during the entire term of this Master Agreement (subject to the terms of Articles 2 and 11 hereinabove) as well as after its expiration or termination for whatever reason, and (d) shall not be revealed to third parties by the party which has not provided it without having obtained the prior written agreement of the party which has provided such information. The information which is already fully in the public domain, received from third parties which are not required to keep it confidential or which one of the parties is required to reveal by virtue of legal or regulatory requirements, shall not be covered by this Article 15.2.

15.3
However, and as an exception to the provisions of Article 15.2 hereinabove, the Licensor may disclose to its affiliate companies, as well as to its other licensees and distributors, the confidential marketing and communication information received from the Master Licensee and use such information in the context of its agreements with its other licensees and distributors, to the extent that a) such confidential information offers a direct interest for the development of the "Lacoste" activity of said licensees and distributors and b) does not relate to manufacturing or production costs of the Master Licensee for the Lacoste Watches.

15.4
The Licensor and the Master Licensee undertake to have third parties (such as advertising agencies, marketing research offices, etc.) to whom they may have recourse sign commitments according to which they shall undertake to never reveal to any party the confidential information of any nature whatsoever which shall have been given to them by the Licensor or the Master Licensee in the framework of the services required or which they shall have learned by chance, as well as to never use for the benefit of third parties or to transmit to said third parties the creations or studies carried out for the benefit of the Licensor or the Master Licensee, except with the prior written approval of the Licensor and of the Master Licensee.

15.5	The provisions contained in this Article 15 shall remain in force even after the termination of this Master Agreement for a period of ten (10) years after said termination.

ARTICLE 16 - COMPENSATION

16.1	For and in consideration of the rights and licenses granted or to be granted to it herein, the Master Licensee shall pay :

16.1.1	to Lacoste when relating to Lacoste Watches sold in the countries listed in Schedule III.a; and

16.1.2	to SPL when relating to Lacoste Watches sold in the countries listed in Schedule III.b; and

16.1.3	to LCA when relating to Lacoste Watches sold in the countries listed in Schedule III.c as a royalty such sum or sums as shall, after deduction therefrom of all taxes and charges applicable thereto, amount to:

*

16.2
In addition to the royalties set forth in Article 16.1, the Licensor shall receive from the Master Licensee as a royalty such sum or sums as shall, after deduction therefrom of all taxes and charges applicable thereto, amount to    *      of the Factory Outlets Sales.

16.3
Whenever the Licensor can obtain tax credits or other credits of any nature for the taxes and charges paid by the Master Licensee, then Licensor shall notify Master Licensee of such credits and the Master Licensee may deduct such taxes and charges from the corresponding royalty payments.

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

ARTICLE 17 - REPORTS OF ROYALTIES AND PAYMENTS

17.1
As regards the implementation of Article 16 hereinabove, the Master Licensee shall maintain, and shall ensure that its Sub-Licensees and its Distributors maintain true, accurate and complete records of Net Sales, Sales to Distributors and Factory Outlets Sales of each model of each line of Lacoste Watches, and shall provide the Licensor with true and accurate quarterly statements of such Net Sales, Sales to Distributors and Factory Outlets Sales in a form reasonably satisfactory to the Licensor, no later than two (2) weeks after the end of each Quarter, showing separately  by country:

17.1.1	the total number of each model of said Lacoste Watches, sold during each month of the preceding Quarter as well as the total number of each model of Lacoste Watches returned; and

17.1.2
Net Sales, Sales to Distributors and Factory Outlets Sales and the details of their computation from gross and net receipts from the sales of each model of said Lacoste Watches during each month of such Quarter; and

17.1.3	the amount or amounts due to the Licensor under Article 16 hereinabove for each month of such Quarter.

17.2
Subject to receipt of the statements mentioned in Article 17.1 hereinabove, the Licensor shall send to the Master Licensee its invoice(s) for the royalties due under Article 16 hereinabove. The Master Licensee shall pay to the Licensor according to the provisions of Article 16.1 hereinabove, at such address as Lacoste, SPL, or LCA may designate in writing, the amount or amounts due respectively to Lacoste, SPL, or LCA, within thirty (30) days after receipt of such invoice. Any overpayment (by reason of later returns, rebates or discounts actually given) for any one Quarter may be credited to amounts due for any subsequent Quarter.

17.3
Interest calculated at the two months EURIBOR rate plus two percent (2%) shall also be due and paid on any amount in arrears up to thirty (30) days and at the two months EURIBOR rate plus five percent (5%) on any amount in arrears over thirty (30) days.

17.4	All sums due pursuant to this Master Agreement are to be paid in Euros, in full amount without any deduction of any kind.

The rate of exchange used for the conversion of any currency into Euros shall be the rate of exchange published by the Wall Street Journal on the first day of the month for which a statement of Net Sales and Sales to Distributors is being furnished and/or for which payment is being made.

17.5
The Master Licensee shall, and shall ensure that its Sub-Licensees and its Distributors, provide to and permit representatives of the Licensor, from time to time upon reasonable request, to examine and audit such records maintained under the terms of Article 17.1 hereinabove at the expense of the Licensor. If, as a result of any such audit, it appears that the amounts paid are less than the amounts due by three percent (3%) or more, the Master Licensee shall bear the cost of the audit, and such difference shall bear interest from the date when it should have been paid to the date on which it is actually paid calculated on the basis of the rules set forth in Article 17.3 hereinabove.

17.6
Within fifteen (15) days after the Date of Termination and each sixty (60) days thereafter, the Master Licensee shall render to the Licensor a statement similar to that required by Article 17.1 hereinabove together with full detail of the disposal, by sale or otherwise, of all the Lacoste Watches including the complete identification of all persons to whom such Lacoste Watches were sold and the number of units and sales price of such products covering the period from the latest date covered by the last preceding statement to the Date of Termination or the final disposal of all such Lacoste Watches, whichever is latest.

17.7
Within one (1) month after the Date of Termination and each sixty (60) days thereafter, subject to receipt of the statements mentioned in Article 17.6 hereinabove, the Licensor shall send to the Master Licensee its invoice(s) for the royalties due under Article 16 hereinabove. Within thirty (30) days after receipt of such invoice, the Master Licensee shall pay to the Licensor according to the provisions of Article 16.1 hereinabove, at such address as Lacoste, SPL, or LCA may designate in writing, the amount or amounts due respectively to Lacoste, SPL, or LCA.

Any over payment (by reason of late return, rebates or discount actually given) for any one period may be credited to amounts due for any subsequent payment.

ARTICLE 18 - DURATION

18.1	This Master Agreement shall enter into force on January 1, 2015.

18.2	This Master Agreement shall terminate on December 31, 2022.

18.3	This Master Agreement shall not be tacitly renewable at the end of such term.

At least eighteen (18) months before the end of such term, the parties may decide (but shall not be compelled) to enter into discussions regarding the conditions for a possible continuation of their relationship after December 31, 2022. Each party may at its discretion elect not to enter into such discussions, the effect of which is that this Master Agreement will terminate on December 31, 2022. In case discussions are initiated as per the first sentence of this Article 18.3, and as a basis therefor, the Master Licensee shall provide the Licensor with a detailed business plan. These discussions shall be carried out in good faith but shall not entail an obligation to enter into a new agreement or to continue or renew this Master Agreement. Continuation of the parties’ relationship after December 31, 2022 shall in any event be subject to the parties’ signature of a new license agreement at least twelve (12) months before the end of such term.

ARTICLE 19 - SALES MINIMA

The Master Licensee undertakes to sell in the Territory taken as a whole quantities of Lacoste Watches representing Net Sales of no less than :

*  from January 1, 2015 to December 31, 2015
*  from January 1, 2016 to December 31, 2016
*  from January 1, 2017 to December 31, 2017
*  from January 1, 2018 to December 31, 2018
*  from January 1, 2019 to December 31, 2019
*  from January 1, 2020 to December 31, 2020
*  from January 1, 2021 to December 31, 2021
*  from January 1, 2022 to December 31, 2022

ARTICLE 20 - TERMINATION

20.1
This Master Agreement may be terminated by either of the parties, in the event of a material breach of this Master Agreement by the other, provided that it has given sixty (60) days written notice of such breach to the other party and that the other party has failed to cure such breach within such period or failed to take action within such period clearly sufficient to remedy said breach without prejudice of any compensation or damages whatsoever.

The provisions of the hereinabove paragraph of this Article 20.1 shall not apply if the minima fixed by Article 19 hereinabove are not reached, which situation shall be ruled by the provisions of Article 20.4 hereinafter.

20.2
This Master Agreement may be terminated at any time by either of the parties, upon notice, in the event that the other shall have defaulted under any substantial agreement with any material creditor, or (l) be dissolved; (2) apply for or consent to the appointment of a receiver, trustee or liquidator for its properties or assets; (3) admit in writing its inability to pay its debts as they mature; (4) make a general assignment for the benefit of creditors; (5) file a voluntary petition or be the subject of an involuntary petition in bankruptcy (which is not dismissed within sixty (60) days) or an answer seeking reorganization in arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency or readjustment of debt law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceedings under such a law or statute, or take any action for the purposes of effecting any of the foregoing; or (6) have any order, judgment or decree entered against it without the application, approval or consent of the concerned party, by any court of competent jurisdiction approving a petition seeking reorganization of its properties or assets or the appointment of a receiver, trustee or liquidator for it.

20.3
This Master Agreement may be terminated by the Licensor, in the event that any royalties or other amounts due to the Licensor by the Master Licensee have not been received within sixty (60) days after their due date, provided that it has given thirty (30) days written notice of such event to the Master Licensee and that the Master Licensee has failed to pay such amount within such thirty (30) day

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

period without prejudice to any proceedings for forced collection and to damages which may be filed by the Licensor.

20.4
If the minimum provided for the Territory taken as whole as set forth in Article 19 hereinabove has not been reached (whatever the reason may be) for any two (2) consecutive yearly periods, then, within ninety (90) days after the end of the yearly period in which such event occurs, this Master Agreement may be terminated by the Licensor, provided that it has given twelve (12) months written notice of such event to the Master Licensee.

20.5
This Master Agreement may be terminated at any time by the Licensor, subject to a six (6) months prior written notice, without any indemnity, damages, or compensation whatsoever to the Master Licensee or any of its Sub-Licensees or Distributors, in the event that any person or group, that, as of the date of this Master Agreement, (i) directly or indirectly, beneficially or of record, owns shares or options or other rights to acquires shares representing in the aggregate more than twenty-five per cent (25%) of the total voting power of all classes of securities issued by the Master Licensee or any of its controlling entities or (ii) that directly or indirectly, whether through the ownership of securities, by contract or otherwise, has the right to appoint at least one-third of the members of the board of directors of the Master Licensee or any of its controlling entities, every such person or group for purposes of this Article 20.5 being hereafter referred to as a "Control Person") ceases to qualify as a Control Person under this Article 20.5 (i) or (ii). For purposes of this Article 20.5: (a) the term "group" means two or more persons who agree to act together to acquire, hold, vote or dispose of any equity securities of the Master Licensee or its controlling entities and (b) the term "any person or group" does not include an entity which, as of the date of this Master Agreement, controls, is under common control with or is controlled by Master Licensee, or any entity controlled by any such entity.

20.6
It is expressly stipulated that the termination or the non-renewal of any of the Supplemental Agreements shall entail within the same period the termination or non-renewal of the corresponding Sub-license Agreements or Distribution Agreements.

ARTICLE 21 - PROVISIONS AT TERMINATION

21.1	At the Date of Termination of this Master Agreement whatever the origin and the reason:

21.1.1	except as otherwise provided herein, all rights and licenses granted to the Master Licensee pursuant to this Master Agreement shall terminate immediately and revert to the Licensor; and

21.1.2
the ownership of all intellectual property rights which the Master Licensee may hold at that time solely in connection with the Lacoste Watches, shall immediately be transferred free of charge to the Licensor; and

21.1.3
the Master Licensee shall cease to trade as a "Lacoste" licensee on the Date of Termination and to use the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how, and except as otherwise provided in Article 21.1.7 hereinafter the Licensed Trademarks and the Models, and shall not assist any third party to do so; and

21.1.4
the Master Licensee shall proceed at its own expense with all actions necessary to cancel all administrative agreements or registrations it may have obtained with respect to the implementation of this Master Agreement; and

21.1.5
the Master Licensee shall deliver free of charge to the Licensor or to any third party designated by the Licensor, all remaining advertising and promotional material, and in general all documents and items bearing or representing the Lacoste Trademarks (catalogues, technical documents, etc.) emanating from the Licensor unless the Licensor has elected under Article 21.1.7 to purchase less than all of Master Licensee’s inventory of Lacoste Watches in which event Master Licensee shall make delivery of such material at the end of the period referred to in Article 21.17 during which Master Licensee is continuing to sell its remaining inventory of Lacoste Watches; and

21.1.6
the Master Licensee shall deliver free of charge to the Licensor or to any third party designated by the Licensor, all the molds, prints, computer bands or cards and, in general, all tools bearing, representing or used to replicate the Licensed Trademarks; and

21.1.7
the Licensor shall have the right, at its sole option, either to repurchase or have any third party it may wish to appoint repurchase all or part of the inventory of Lacoste Watches which the Master Licensee may have on hand at the Date of Termination at a price * .  If less than all of Master Licensee’s inventory of Lacoste Watches is purchased, the Master Licensee shall have the right to sell its remaining inventory for up to six (6) months thereafter, on the condition that such sales are exclusively made to the Approved Watches Retailers, the Factory Outlets and the Off-Price Retailers, or the members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System in quantities not exceeding those normally sold to said Approved Watches Retailers, Factory Outlets, Off-Price Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System during the previous year and provided the Master Licensee pays the Licensor the royalties stipulated in Articles 16 and 17 hereinabove.

In such event, the Master Licensee shall provide to the Licensor the detail, by reference, of the inventory of

*	CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO RULE 24b-2 OF THE 1934 ACT

Lacoste Watches that the Master Licensee, its Sub-Licensees or its Distributors shall have in their possession, at least twice: at the beginning and at the end of this six (6) month period.

Unless prohibited by applicable law, e.g., in the United States of America, in no event, shall the Master Licensee apply, starting from the date of notification to the other party of the termination of this Master Agreement, a price policy which could prejudice the Lacoste Trademarks Image.

At the end of such six (6) month period, the Master Licensee, unless otherwise agreed upon with the Licensor, shall destroy any remaining inventory of the Lacoste Watches the Master Licensee, its Sub-Licensees and its Distributors may have on hand at that time (excluding any such inventory in the stock of any retail stores owned by the Master Licensee or any of its affiliates), without having any right to any indemnification from the Licensor.

21.2	Moreover, it is hereby agreed that the expiration or the termination of this Master Agreement shall automatically entail, at the Licensor’s choice:

21.2.1
(i) the immediate termination, or (ii) the assignment to a new licensee for the Lacoste Watches as soon as such new licensee will have been chosen and approved by the Licensor and/or to the Licensor, of the commercial agreements which the Master Licensee, its Sub-Licensees or its Distributors may have entered into with the Approved Watches Retailers, Factory Outlets, Off-Price Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System. The Master Licensee, its Sub-Licensees and its Distributors shall include appropriate terms to this effect in the agreements they shall enter into with the Approved Watches Retailers, Factory Outlets, Off-Price Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System. The Master Licensee agrees that the Licensor shall not bear nor share, either with the Master Licensee, or with its Sub-Licensees or Distributors any liability for any claim that the Approved Watches Retailers, Factory Outlets, Off-Price Retailers and members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System may present to the Master Licensee in view of the termination or the non-renewal of such commercial agreements, and the Licensor shall not be liable for any indemnities, damages or money whatsoever in this regard.

21.2.2
(i) the immediate termination, or (ii) the assignment to a new licensee for the Lacoste Watches as soon as such new licensee will have been chosen and approved by the Licensor and/or to the Licensor, of the agreements entered into between the Master Licensee and the Sub-licensees, the Distributors, the Sub-Contractors and the Suppliers, provided that bona fide orders placed with them be honored by the party having issued such. The Master Licensee shall include appropriate terms to this effect in the agreements it shall enter into with the Sub-licensees, the Distributors, the Sub-Contractors and the Suppliers. The Master Licensee agrees that the Licensor shall not share with the Master Licensee any liability for any claim that the Sub-licensees, the Distributors, the Sub-Contractors and the Suppliers may present to the Master Licensee in view of the termination or the non-renewal of such agreements, and the Licensor shall not be liable for any indemnities, damages or money whatsoever in this regard.

21.3
In case of termination of this Master Agreement, the Master Licensee undertakes to maintain (or to cause any third party previously providing such service to maintain) the warranty provided by the terms of Article 7.1.9 hereinabove for a two (2) year period starting from the Date of Termination, unless a new licensee for the Lacoste Watches is chosen by the Licensor, in which case such new licensee shall assume the burden of such warranty.

The Master Licensee shall keep (or shall use reasonable efforts to cause any third party previously providing such service to maintain) the necessary inventory of parts and/or finished goods so as to be able to maintain such warranty, and shall transfer at its cost price this inventory to the new licensee for the Lacoste Watches of the Licensor.

21.4
The Master Licensee undertakes, during the twelve (12) months immediately preceding the termination of this Master Agreement as per Article 18.3 hereinabove, or during the  notice period following any notice given in accordance with the terms of Article 20 hereinabove, to do whatever may be reasonably necessary to protect and safeguard the Lacoste Trademarks Image and facilitate the transition with a new licensee for the Lacoste Watches which may be chosen and/or approved by the Licensor or with the Licensor itself. In particular, but not exclusively, and notwithstanding the stipulations of Article 2.1 hereinabove and any other stipulation of this Master Agreement, during the twelve (12) months immediately preceding the termination of this Master Agreement as per Article 18.3 hereinabove, or during the notice period following any notice given in accordance with the terms of Article 20 hereinabove, the Master Licensee undertakes that it shall not:

21.4.1
object in any manner whatsoever that a new licensee for the Lacoste Watches which may be chosen and/or approved by the Licensor and without claiming for this purpose any compensation, indemnities or remuneration from the new licensee for the Lacoste Watches which may be chosen and/or approved by the Licensor may:

a)	visit any clients, take any orders, directly or indirectly, for any quantity of Lacoste Watches for delivery after the Date of Termination, and

b)
use the Licensed Trademarks, including in particular but not exclusively, the name "Lacoste" and the Crocodile, the Models, the Styling Know-how, the Marketing and Merchandising Know-how and the Promotion and Advertising Know-how, in the Territory in connection with the development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches in the Territory, it being however specified that the new licensee for the Lacoste Watches which may be chosen and/or approved by the Licensor or the Licensor itself may not deliver any Lacoste Watches before the Date of Termination, and

c)
participate in the conventions of the Licensor, make general public statements or take general and public communication actions, which may include the names of the relevant entities, concerning the fact that a new licensee for the Lacoste Watches has been selected by the Licensor.

21.4.2	manufacture or have manufactured, directly or indirectly, any quantity of Lacoste Watches for delivery after the Date of Termination, and

21.4.3	take any orders, directly or indirectly, for any quantity of Lacoste Watches for delivery after the Date of Termination.

21.5
The Master Licensee acknowledges and agrees that it is entering into this Master Agreement on the express understanding that its receipt from sales of Lacoste Watches under this Master Agreement are intended to be sufficient to compensate it fully for all risks, costs and expenses incurred in connection with this Master Agreement regardless of its duration, including, i.e., all costs and expenses incurred by the Master Licensee for its sales, marketing, merchandising, advertising and promotion efforts to create what is commonly known as "goodwill" for the Lacoste Trademarks and the Models.

Accordingly, upon termination of this Master Agreement and regardless of its duration, for whatever reason (except by reason of termination by Master Licensee as the result of Licensor’s material breach of this Master Agreement), the Master Licensee shall have no right to, and shall not claim from the Licensor, any further payment, indemnity, damages or compensation whatsoever for the transfer of its ownership rights in the Models, for loss of goodwill or for any risks, costs or expenses incurred or developed by the Master Licensee during the term of this Master Agreement or in connection with this Master Agreement.

ARTICLE 22 - ASSIGNMENT

This Master Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorized successors and assignees under the provisions of this Master Agreement.

It is expressly understood and agreed that this Master Agreement or any interest therein or rights or obligations thereunder shall not be in part or as a whole directly or indirectly sold, assigned, pledged or otherwise encumbered or transferred in any manner whatsoever (including without limitation by operation of law or otherwise) by the Master Licensee without the prior written consent of the Licensor.

The Master Licensee is also prohibited from assigning, selling, pledging or otherwise encumbering to any third party in the same conditions as hereinabove whether in part or as a whole any of the rights hereby granted to it, be it in a given part of the Territory save as expressly provided for in the present Master Agreement and, among other, under the provision of Articles 2.2, 2.3, 5.2 and 5.3 hereinabove, provided however, that the foregoing shall not apply to an assignment by operation of law that does not result in a right on the part of Licensor to terminate this Master Agreement under Article 20.5 hereinabove.

ARTICLE 23 - FORCE MAJEURE

23.1
The parties shall not be liable for any damages or loss of any kind, arising from any delay or failure to perform (partially or totally) the obligations provided for in this Master Agreement caused by an event of force majeure, without there being however fault or negligence of the parties which rely thereon. Moreover, a reason for exoneration of responsibility under this Article 23.1 excludes thereby the possible right of the other party to terminate or cancel this Master Agreement due to the corresponding non-performance.

For the purposes of this Master Agreement, an event of force majeure is any event or cause which presents an unpredictable, irresistible character and is not within the will of the parties and which has for effect, directly or indirectly, to prevent or to render impossible the performance of an obligation set forth in this Master Agreement (i.e., for the purposes of this Master Agreement, and without limitation, any war, insurrection, strike, serious economic crisis, national restriction in transfer of royalties,...).

After the occurrence of an event of force majeure, the party concerned shall promptly send notice by letter, telex or fax, informing the other party of all the details of such event.

In all cases, the party who relies thereon shall take all useful and necessary measures to assure as rapidly as possible the normal resumption of the performance of this Master Agreement.

23.2
If the circumstances go beyond six (6) months and once the continuation of the Master Agreement appears to be possible upon adaptation, the parties shall co-ordinate to modify in good faith and in equity the necessary amendments.

23.3
If these negotiations do not produce results in a period of one (1) month, the Master Agreement shall be readapted by a third party designated by the Centre international d'expertise de la Chambre de Commerce Internationale.

23.4
If the continuation of the Master Agreement does not appear to be possible even upon adapting this Master Agreement, the parties shall negotiate in good faith the provisions permitting the termination of this Master Agreement.

ARTICLE 24 - MISCELLANEOUS

24.1
The Master Licensee and the Licensor shall, each at its own expense, execute any documents required to comply with the laws and requirements of the respective countries with respect to declaring, recording or otherwise rendering this Master Agreement effective.

24.2
Any notices, demands, requests, consents, approvals or other communications, faxes or telexes, hand delivery notices, given or made, or required to be given or made to a party under this Master Agreement shall be deemed effective on the earlier of the date of actual personal delivery or deposit, air mail, postage prepaid, in the registered mail of the country of origin, sent to :

24.2.1	for the Licensor :

the Directeur Général of Lacoste, with a copy to SPL and LCA; and

24.2.2	for the Master Licensee :

the President of MGI Luxury Group, S.A., with a copy to General Counsel, Movado Group, Inc., 650 From Road, Paramus, NJ 07652, USA.

to the addresses hereinabove set forth for such party. Any change of address shall be accomplished only by providing written notice to the other party to this Master Agreement.

24.3
No rights of any party arising out of this Master Agreement, or any provision hereof, shall be waived except in writing. Failure by either party to exercise or enforce, in any one or more instances, any of the terms or conditions of this Master Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce the terms and conditions of this Master Agreement.

24.4
This Master Agreement and the Schedules hereto constitute the entire understanding of the parties with respect to the subject matter hereof, and supersede all prior undertakings, both written and oral, between the Licensor and the Master Licensee with respect to the subject matter hereof. The rights, obligations, and interests of any party as they may pertain herein may not otherwise be changed, modified or amended except by the written agreement of the party to be charged.

24.5
If at any time any party hereto shall deem or be advised that any further assignments, licenses, assurances in law or other acts or instruments, including lawful oaths, are necessary or desirable to vest in it the rights provided for herein, the parties hereto agree to do all acts and execute all documents as may reasonably be necessary or proper for that purpose or otherwise to carry out the intent of this Master Agreement.

24.6
The rights and obligations of the parties hereto under this Master Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the Government having jurisdiction on the parties hereto.

24.7
In the event, however, that any such law, order, regulation, direction, restriction or limitation, or construction thereof, shall substantially alter the relationship between the parties under this Master Agreement or the advantages derived from such relationship, or shall prevent the performance of any provision of this Master Agreement, the adversely affected party may request the other party hereto to modify this Master Agreement, and if within ninety (90) days subsequent to the making of such request, the parties hereto are unable to agree upon a mutually satisfactory modification hereof, then the adversely affected party may terminate this Master Agreement by giving thirty (30) days’ notice not later than thirty (30) days following the end of such ninety (90) day period.

24.8
Notwithstanding, anything contained herein to the contrary no third party other than a party hereto is intended to or shall have any legal or equitable right, remedy or claim under this Master Agreement or any part thereof, as against any party to this Master Agreement, it being understood that the provisions of this Master Agreement are for the sole benefit of the parties hereto and no other party shall be or be deemed a third party beneficiary of this Master Agreement.

24.9	This Master Agreement shall be binding upon the parties, their successors, and their assigns to the extent consistent with the provisions of Article 22 hereinabove.

24.10	This Master Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

24.11
Paragraph headings of this Master Agreement are for convenience only and shall not be construed as a part of this Master Agreement or as a limitation on the scope of any terms or provisions of this Master Agreement.

ARTICLE 25 - INDEMNIFICATION-INSURANCE

25.1	Indemnification

25.1.1
The Master Licensee confirms that, on its behalf and on behalf of the Sub-Licensees, Distributors, Sub-Contractors and Suppliers, it shall be solely responsible for the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches on or in connection with which the Licensed Trademarks and the Models are used and for the making of all representations, warranties and disclaimers used in the marketing and sale of the Lacoste Watches.

25.1.2
The Master Licensee shall accordingly both defend the Licensor against all claims, actions, suits or proceedings and indemnify and hold the Licensor harmless from any and all resulting losses, liabilities, costs (including any and all related legal fees and expenses incurred by the Licensor) and damages (including punitive and exemplary damages) arising out of or in any way connected with tort liability arising from its retail activity or with the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale or defective performance of the Lacoste Watches on or in connection with which the Licensed Trademarks and/or the Models are used.

Such indemnification shall include, but not be limited to, losses, liabilities, costs and/or damages alleged to be based upon (i) intentional or negligent conduct, (ii) strict liability, (iii) breach of warranty, (iv) misrepresentation, (v) Intellectual Property rights infringement (excluding any claim based upon the Licensed Trademarks), (vi) breach of contract or (vii) any other theory of liability pursuant to which damages and/or injunctive relief is sought against the Licensor as the result of the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of the Lacoste Watches.

25.1.3	Each party shall give prompt written notice to the other of any such claim, action, suit or proceeding which may be brought against them.

25.2	Product Liability

25.2.1
The Master Licensee shall have, and maintain at its own expense for the full term of this Master Agreement and for a two (2) year period following the Date of Termination, on its behalf and on behalf of the Sub-Licensees, Distributors, Sub-Contractors and Suppliers, general world-wide general liability including product liability and umbrella insurance policies (which shall explicitly cover the U.S.A. and Canada), including the Lacoste Watches issued by a carrier with an AM Best rating of at least A-VII, and having coverage in a minimum amount of five millions US dollars (US$ 5'000'000) in the aggregate and standard terms for the US market (hereinafter the "Insurance Policy").

25.2.2
The Insurance Policy shall be for the benefit of the Master Licensee itself, its Sub-Licensees, Distributors, Sub-Contractors and Suppliers and of the Approved Watches Retailers, Factory Outlets, Off-Price Retailers, members of the "Lacoste Boutiques and Lacoste Corners" Selective Distribution System and of the Licensor itself. The Insurance Policy shall provide coverage for bodily injury or property damage arising out of actual or alleged defects in goods or products manufactured, sold, handled, distributed or disposed of by Master Licensee occurring away from the Master Licensee's premises and after physical possession has been relinquished to others.

25.2.3
The Insurance Policy shall provide for at least ten (10) working days prior written notice to the Licensor and the Master Licensee in the event of cancellation or substantial modification of the policy.

25.2.4	The Master Licensee shall, once a year, supply a certificate of insurance as evidence to the Licensor of the maintenance of the Insurance Policies.

25.2.5
The Master Licensee and the Licensor hereby agree that, notwithstanding the termination of this Master Agreement, this Article 25 shall survive and continue in full force for two (2) years after the Date of Termination.

ARTICLE 26 - CAPACITY OF THE PARTIES

26.1
It is expressly agreed that, within the framework of this Master Agreement, the Master Licensee manufactures, purchases and resells the Lacoste Watches for its own account and acts as an independent trader both with respect to the Licensor and with respect to the Sub-Licensees, the Distributors, the Sub-Contractors, the Suppliers and its customers.

        Consequently, under no circumstances shall it enter into any agreement or take any action purporting to obligate the Licensor to third parties.

26.2
Nothing in this Master Agreement shall be construed to render either party liable for any debts or obligations of the other party and the parties shall in no way be considered agents or representatives of each other. Neither party shall have the authority to act for or bind the other.

ARTICLE 27 - GOVERNING LAW

This Master Agreement shall be governed by and construed in accordance with the laws of France.

ARTICLE 28 - ARBITRATION

28.1
All disputes arising out of or in connection with this Master Agreement shall finally be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.

28.2
Notwithstanding the provision of Article 28.1 hereinabove the parties may submit their dispute to the Pre-arbitral Referee Procedure of the International Chamber of Commerce and they will be bound by the provision of the said Procedure.

28.3	Any such arbitration proceedings shall take place in Paris (France), and shall be conducted in the English language.

28.4
Each party shall be bound by, and agrees to perform in accordance with, any award resulting from the arbitration proceedings (or pre-arbitral proceedings, as the case may be) described above. Such award, when issued, shall be final and non-appealable, and judgment upon the award may be entered in any Court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be executed in four (4) originals by their duly authorized officers in Basel (Switzerland), on March 28th, 2014,

Lacoste S.A.		Sporloisirs S.A.

/s/ José Duran		/s/ R. Aufseesser /s/ G. Hegi
José-Luis DURAN		R. AUFSEESSER G. HEGI

Lacoste Alligator S.A.		MGI Luxury Group, S.A.

/s/ R. Aufseesser	/s/ G. Hegi	/s/ F. Pelligrini	/s/ R. Coté
R. AUFSEESSER	G. HEGI	F. PELLIGRINI	R. COTÉ

SCHEDULE I

The Lacoste Trademarks

SCHEDULE II

The Crocodile

SCHEDULE III

III.a - Countries in which the Lacoste Trademarks
belong to Lacoste

Afghanistan, Albania, Algeria, Andorra, Angola, Armenia, Australia, Austria, Azerbaijan, Bahrain, Belarus, Belgium, Benin, Bhutan, Bosnia & Herzegovina, Botswana, Brunei Darussalam, Bulgaria, Burkina Faso, Burundi, Cambodia, Cameroon, Cayman Islands, Central African Republic, Chad, China, Congo, Croatia, Cyprus, Czech Republic, Democratic Republic of Congo, Denmark, Djibouti, Egypt, Estonia, Fiji, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Gibraltar, Greece, Guernsey, Guinea, Guyana, Hong Kong, Hungary, Iceland, India, Indonesia, Iran, Iraq, Ireland, Israel, Italy, Ivory Coast, Japan, Jersey, Jordan, Kazakhstan, Kenya, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Lesotho, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macao, Macedonia, Malawi, Malaya, Malaysia, Maldives, Mali, Malta, Mauritania, Mauritius, Moldova, Monaco, Mongolia, Montenegro, Morocco, Mozambique, Myanmar, Namibia, Nepal, Netherlands, New Zealand, Niger, North Korea, Norway, Oman, OAPI countries, Pakistan, Papua New Guinea, Philippines, Poland, Portugal, Qatar, Romania, Russian Federation, Rwanda, Sabah, San Marino, Sarawak, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain1, Sri Lanka, Sudan, Swaziland, Sweden, Switzerland, Syria, Taiwan, Tajikistan, Tangiers, Tanzania (Tanganyika, Zanzibar), Thailand, Togo, Tunisia, Turkey, Turkish FS Cyprus, Turkmenistan, Uganda, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan, Vietnam, Zambia, Zimbabwe.

III.b - Countries in which the Lacoste Trademarks
belong to SPL

Anguilla, Antigua & Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Island, Chile, Colombia, Costa Rica, Curacao, Dominica, Ecuador, El Salvador, Guatemala, Honduras, Jamaica, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, St Kitts and Nevis, St Lucia, St Martin, St Vincent and the Grenadines, Spain2, Suriname, Turks and Caicos Islands, Uruguay, Venezuela.

III.c - Countries in which the Lacoste Trademarks
belong to LCA

Canada, Cuba, Dominican Republic, Haiti, Puerto Rico, Trinidad & Tobago, United States of America.

_________________________________

1 In other classes than classes 24, 25 and 26 of the International Classification of Goods and Services.
2 In classes 24, 25 and 26 of the International Classification of Goods and Services.

SCHEDULE IV

The Lacoste Watches

Watches for men, women, children

Time-keeping devices

Cases for watches and time-keeping devices

Bracelets, straps and components for watches

SCHEDULE V

The Lacoste Apparel Products

.a)  -  Men's clothing - light products

Bathing suits, rugby shirts, short-sleeved polos, long-sleeved polos, sweaters, sweatshirts, tee-shirts, turtle-neck shirts, cut-and-sown long-sleeved shirts, cut-and-sown short-sleeved shirts, various.

b)  -  Men's clothing - heavy products

Bermudas, windbreakers, parkas, jackets, shorts, trousers, trainings and trousers for trainings, in knit or in woven fabric.

c)  -  Women's clothing

Bathing suits, rugby shirts, short-sleeved polos, long-sleeved polos, sweaters, sweatshirts, tee-shirts, turtle-neck shirts, cut-and-sown long-sleeved shirts, cut-and-sown short-sleeved shirts, various.
Bermudas, windbreakers, parkas, jackets, skirts, dresses, shorts, trousers, trainings and trousers for trainings, in knit or in woven fabric.

d)  -  Children's clothing

Bathing suits, rugby shirts, short-sleeved polos, long-sleeved polos, sweaters, sweatshirts, tee-shirts, turtle-neck shirts, cut-and-sown long-sleeved shirts, cut-and-sown short-sleeved shirts, various.
Bermudas, windbreakers, parkas, jackets, skirts, dresses, shorts, trousers, trainings and trousers for trainings, in knit or in woven fabric.

e)  -  Other clothing

Socks, wrist- and headbands, hats, caps,
other headgear, gloves, scarves, ties, underwear.

SCHEDULE VI

The Other Lacoste Products

Toiletries
Sunglasses and eyeglass frames
Terry towels, bath towels, bath robes
Household linen
Sport and Leisure bags
Luggage
Shoes
Belts
Leather goods
Umbrellas
Fashion jewelry
Any other product that the Licensor may develop in the future

SCHEDULE VII

Points of sale

VII.a - Approved Watches Retailers

Approved Retail stores / Online Shops operated by the Master Licensee, its Sub-Licensees and/or Distributors

Specialized Watch Shops
Specialized Watch Corners of Department Stores
Sport Shops
Sport Corners of Department Stores
Duty-free Shops

Online Shops (stand-alone websites; shops hosted by online market places)

Other retailers fulfilling the requirements of the Lacoste Watches Selective Distribution System

VII.b - Members of the "Lacoste Boutiques and Lacoste
Corners" Selective Distribution System

VII.c - Factory Outlets and Off-Price Retailers

SCHEDULE VIII

Supplemental Agreement

LACOSTE WATCHES SUPPLEMENTAL AGREEMENT

By and between:

Lacoste S.A., (or Sporloisirs S.A. or Lacoste Alligator S.A. as the case may be) a [COUNTRY (NAME OF THE COUNTRY FROM WHERE THE COMPANY ORIGINATES)]corporation organised and existing under the laws of [COUNTRY] whose registered office and principal place of business is located at [ADDRESS], represented by its [TITLE], [NAME OF SIGNATORY], hereinafter referred to as the "Licensor",

And:

MGI Luxury Group S.A., a Swiss corporation organised and existing under the laws of Switzerland whose registered office is located at 2B Place de la Gare, CH-2501, Bienne (Switzerland) , represented by its [TITLE], [NAME OF SIGNATORY], hereinafter referred to as "Master Licensee",

And:

[NAME OF THE COMPANY], a [COUNTRY (NAME OF THE COUNTRY FROM WHERE THE COMPANY ORIGINATES)] corporation organised and existing under the laws of [COUNTRY] whose registered office and principal place of business is located at [ADDRESS], represented by its [TITLE], [NAME OF SIGNATORY].

hereinafter referred to as the "Distributor".

WITNESSETH:

WHEREAS, the Licensor has created and developed over a period of many years a well-known and distinctive line of articles of sports and leisure apparel for men, women and children (hereinafter referred to as the "Lacoste Apparel products") as well as other lines of products such as toiletries, shoes, leisure and sport bags, luggage, leathergoods, umbrellas, belts, terry towels, bath towels, bath robes, household linen, sunglasses and frames for optical glasses, fashion jewelry (hereinafter together referred to as the "Other Lacoste Products"), it being specified that the Other Lacoste Products include neither the Lacoste Apparel Products nor the Lacoste Watches; and

WHEREAS, the Licensor has also contributed to the creation and the development of a line of watches and time-keeping devices (the "Lacoste Watches", as such term is hereinafter defined) including numerous models (hereinafter referred to as the "Models"); and

WHEREAS, the Lacoste Watches, the Lacoste Apparel Products and Other Lacoste Products, which are characterised by an emblem trademark consisting of the pictorial representation of an alligator or a crocodile (hereinafter referred to as the "Crocodile"), are renowned and sold worldwide under the trade names of "Lacoste", recalling the name of René Lacoste the famous tennis champion who invented the original shirt, and the "Crocodile" recalling his nickname on the tennis courts; and

WHEREAS, in order to protect its rights, the Licensor has registered numerous trademarks among which the Licensed Trademarks (as such term is hereinafter defined) throughout the world and more specifically in the Territory (as such term is hereinafter defined) in the relevant classes of products and services; and

WHEREAS, each of the Models whether registered or not making up the lines of the Lacoste Watches together with their specifications is the sole property of the Licensor; and

WHEREAS, the Licensor has entered into a License Agreement with the Master Licensee dated [DATE] (hereunder referred to as the "Master Agreement"), granting to the Master Licensee worldwide the exclusive rights to use the Licensed Trademarks, the Models and the Know-How (as such term is hereinafter defined) in connection with the creation, development, manufacture, advertising, distribution, marketing, merchandising, promotion, and sale of the Lacoste Watches; and

WHEREAS, under the terms of the Master Agreement, the Master Licensee is entitled to sub-license the rights granted to it with respect to the marketing, merchandising, promotion, advertising, distribution and sale of the Lacoste Watches to distributors of its choice subject in such event:

-	to the approval by the Licensor of the selected distributors proposed by Master Licensee; and

-
to the signing of a distribution sub-license agreement between the Master Licensee and the distributors including the main provisions relating to the protection of the Licensor’s Intellectual Property Rights and of the Lacoste Trademarks Image (as such term is hereinafter defined) as well as, in addition to the rights and obligations which Master Licensee wishes to sub-license, also all obligations Master Licensee would otherwise have had to fulfil with respect to the rights sub-licensed to the distributors and that the distributors shall undertake to personally carry out; and

-
to the signing of a supplemental agreement between the Licensor, the Master Licensee and the distributors selected by the Master Licensee, defining the list of the Licensed Trademarks authorized to be used by said distributors in the concerned country as well as all its duties and obligations regarding the Licensed Trademarks, Models and the protection of the Lacoste Trademarks Image; and

WHEREAS, the Master Licensee has decided to appoint the Distributor as its distributor and grant it certain rights in connection with the marketing, merchandising, promotion, advertising, distribution and sale of the Lacoste Watches in the Territory and has entered into the appropriate sub-license agreement (hereinafter referred to as the "Distribution Agreement") with the Distributor; and

WHEREAS, the Licensor is willing to enter with Master Licensee and the Distributor into the appropriate supplemental agreement (hereinafter referred to as the "Supplemental Agreement") according to the provisions set forth in the Master Agreement referred to above.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

For the purpose of this Supplemental Agreement the terms hereinafter shall have the following meanings:

1.1	"Approved Watches Retailers" shall mean the selected points of sale that are approved by the Licensor and/or the Master Licensee for the retail sale of Lacoste Watches.

1.2
"Lacoste Watches Selective Distribution System" shall mean the group of Approved Watches Retailers organized by the Master Licensee in the Territory in accordance with the specific guidelines of the Licensor to sell the Lacoste Watches while respecting the specific criteria in the area of client service, merchandising, presentation, advertising, promotion and respect of the Lacoste Trademarks Image.

1.3	"Supplemental Agreement" shall mean the present Supplemental Agreement.

1.4	"Models" shall mean any and all creations specific to the Lacoste Watches, or part thereof.

1.5
"Know-How" shall mean the Licensor’s Marketing and Merchandising Know-How and Promotion and Advertising Know-How for the distribution and advertising of the Lacoste Watches and the Licensed Trademarks.

1.6	"Crocodile" shall mean the pictorial representation of an alligator or crocodile as depicted in Schedule I of this Supplemental Agreement.

1.7	"Lacoste Trademarks" shall mean any or all the trademarks relating to the name "Lacoste" and/or the Crocodile belonging to the Licensor.

1.8
"Licensed Trademarks" shall mean those of the Lacoste Trademarks authorized to be used by the Distributor within the Territory according to the Licensor’s directions and in connection with the distribution, marketing, merchandising, promotion, advertising and sale of the Lacoste Watches and which are appended hereto as Schedule II to this Supplemental Agreement.

1.9
"Lacoste Trademarks Image" shall mean the presently existing identification in the principal markets where the Lacoste Apparel Products, the Other Lacoste Products, and the Lacoste Watches are distributed, between the Lacoste Trademarks and good taste, authenticity, quality, functionality, modernity, elegance, high-end sports and leisure, however at competitive quality/price ratios. The Lacoste Trademarks Image shall be judged in relation to all the elements making up the perception by the consumer of the Lacoste

Apparel Products, the Other Lacoste Products, and the Lacoste Watches as to their style, quality, price, marketing and merchandising, advertising and promotion.

1.10
"Lacoste Watches" shall mean the watches and time-keeping devices belonging to class 14 of the Classification Internationale des Produits et des Services (as listed in Schedule III) as well as any accessory thereto (straps, cases, etc.), packaging and wrapping bearing the Licensed Trademarks manufactured and marketed by the Master Licensee itself and/or under its control and responsibility under the terms of the Master Agreement, or marketed prior to the Master Agreement by any previous licensee of Licensor.

1.11	"Territory" shall mean [COUNTRY SUBJECT OF THE AGREEMENT].

1.12	"Termination Date" shall mean the date on which this Supplemental Agreement shall end or shall not be renewed for whatever reason at the end of any notice period (if any).

1.13	The words which appear in the present Supplemental Agreement in bold and which are not defined in this Article shall have the meaning given in the Distribution Agreement.

ARTICLE 2 - RIGHTS GRANTED

The Licensor hereby confirms to the Distributor that it is authorised to use, during the life of this Supplemental Agreement and within the limits herein defined of this Supplemental Agreement, the Licensed Trademarks, and the Models in connection with the marketing, merchandising, promotion and advertising, distribution and sale of the Lacoste Watches in the Territory.

The Licensor does not give the Distributor any guarantee whatsoever with respect to the extent of the rights it holds or will acquire or lose during the entire term of this Supplemental Agreement concerning the Licensed Trademarks, the Models, or the Know-how.

Notwithstanding the above, the Licensor undertakes to, at its own costs, (i) take all necessary steps for the registration and renewal of the Licensed Trademarks, (ii) set up and/or maintain the adequate structures for the watch and defense of the Licensed Trademarks and, subject to the provisions of Article 4.2.5, to take all appropriate and necessary anti-counterfeiting actions.

ARTICLE 3 - LICENSED TRADEMARKS’ USE

3.1
The Distributor undertakes not to use the Licensed Trademarks and the Models otherwise than within the scope and the limits of this Supplemental Agreement and of the Distribution Agreement and for the distribution and sale of the Lacoste Watches.

3.2
The Distributor undertakes to take all the necessary measures, in the field of its marketing, merchandising, advertising and promotional programmes, to follow the general worldwide policy, prescribed and coordinated by the Licensor with respect to the image of the Lacoste Trademarks, it being understood, however, that

Distributor shall have no obligation to incur any expense in this regard except as set forth in the Distribution Agreement.

3.3
The Distributor shall be entitled to claim the use of the Licensed Trademarks only in the manner prescribed by the Licensor. The Lacoste Watches shall bear no other name or mark or wording which could make third parties believe that the Licensed Trademarks belong to other entity than the Licensor.

Any additional name or mark or wording required by the laws and regulations in force in the Territory shall have to be submitted to Master Licensee which shall submit the same for the prior written approval of the Licensor which will have the right to specify their size and location whenever possible.

3.4	No modified reproduction of the Licensed Trademarks may be used by the Distributor save with the prior written approval of the Licensor.

3.5
The Distributor undertakes to always respect irreproachable trade and legal practices in the manner and use of the Licensed Trademarks and adhere to such reasonable opinion as may be provided from time to time by the Licensor’s intellectual property counsels for such use.

3.6
When using the Licensed Trademarks for the promotion or advertising of the Lacoste Watches and of the image of the Lacoste Trademarks, the Distributor shall take all necessary steps to ensure in particular that not only the image of the Lacoste Trademarks but also the personal reputation of Mr René LACOSTE and his family are safeguarded and in this scope to use exclusively the designs, lettering, labels and logos created by the Licensor.

3.7
The Distributor shall not, and shall ensure that its Approved Watches Retailers do not, without the prior written agreement of the Licensor (and in such event according to the Licensor’s prescriptions) register a domain name or create a web site or create an e-mail address including the words "Lacoste" or "Crocodile".

Should the Distributor wish to include a section dedicated to the Licensed Trademarks and/or the Lacoste Watches in its own institutional web site, it shall submit its draft to the Master Licensee and obtain its prior approval before placing it on line. The same procedure shall apply for the updating of said web page.

ARTICLE 4 - PROTECTION OF THE LICENSOR’S INTELLECTUAL PROPERTY RIGHTS

4.1	The Distributor hereby acknowledges that the Licensor is the sole owner in the Territory of the Licensed Trademarks and of the Models.

4.2	The Distributor undertakes to strictly respect the Licensor's intellectual property rights.

Consequently, the Distributor:

4.2.1	is prohibited from applying for registration of any of the Lacoste Trademarks or for the registration of any trademark confusingly similar to or resembling the Lacoste Trademarks within the Territory or in the rest of the world, nor shall it assist any party other than the Licensor to do so unless Master Licensee shall have obtained the prior written approval from the Licensor, such prohibitions applying to each and every kind of goods or services in any class of the International Classification of Goods and Services;

4.2.2	shall not apply for the registration of any of the Models nor for the registration of any model confusingly similar to the Models within the Territory or in the rest of the world.

The Distributor is prohibited from taking any action before any authority which may have as a consequence, the contesting or seeking the cancellation of any registration of the Licensed Trademarks or the Models.

4.2.3
undertakes to facilitate in the future all applications for the registration of trademarks, models, or patents which the Licensor may apply for at Licensor’s own expense within the Territory to protect the Lacoste Watches and/or Lacoste Trademarks or any other creations in any class or category of national classification or International Classifications of Goods and Services, it being hereby expressly recognised by the Distributor that any such trademark, model, patent application or registration or any other right thus obtained shall be the exclusive property of the Licensor; and

In addition, the Distributor shall never file any legal or administrative action which may have a consequence or which aim at the withdrawal or cancellation of the Licensed Trademarks and/or the Models; and

4.2.4
shall, during the term of this Supplemental Agreement, uphold and assist the Licensor in maintaining, at the Licensor's exclusive expense, adequate trademark registration of the Lacoste Trademarks within the Territory and the Models; and

4.2.5
shall be vigilant in watching for any infringement of the Licensor's rights in the Lacoste Trademarks or the Models and shall consequently promptly notify the Licensor and Master Licensee after becoming aware of the same or of any act that may constitute a counterfeit, an usurpation or an imitation of the Licensed Trademarks and the Models as well as of any act of unfair competition. The Licensor alone shall be responsible, for taking action against infringers but the Distributor shall assist the Licensor in every possible way; and

4.2.6
shall defend at its own costs and expenses any action for unfair competition, passing-off, copyright, patent or design infringement, including advertising or other related cause of action arising out of its use of the Licensed Trademarks or the Models, and shall give prompt notice in writing to the Licensor of any such action. The Licensor shall always have the right to participate in such an action at its sole discretion. In this event the expenses of the proceedings as well as any damage arising from such action shall be shared equally. In any event, the Licensor shall provide its assistance to the Master Licensee in such defense; and

4.2.7
shall in no circumstances, and whatever may have been the duration of this Supplemental Agreement or the reason for its end, termination or non-renewal, be entitled to any claim to the ownership of the Lacoste Trademarks or the Models.

4.3
Under no circumstances, shall the Licensor be held liable by the Distributor for any loss the Distributor may suffer due to acts of counterfeiting, imitation, usurpation or unfair competition committed by third parties.

4.4	Notwithstanding the foregoing, the Distributor shall have the right to prosecute by law any third party for unfair competition according to its own interest and at its own expense.

4.5
Should it be necessary, according to the laws and regulations in force in the Territory, to declare on record this Supplemental Agreement, the Licensor shall take the necessary appropriate steps at the Distributor’s costs. The Distributor undertakes to assist the Licensor in such steps.

ARTICLE 5 - DURATION

5.1
This Supplemental Agreement shall enter into force as of the date the Distribution Agreement shall enter into force and shall remain in full force and effect for the duration of the Distribution Agreement.

5.2	Subject to earlier termination as hereinafter mentioned in Article 6, this Supplemental Agreement shall automatically end on the same date the Distribution Agreement will end for whatever reason.

ARTICLE 6 - TERMINATION

Notwithstanding the provisions of Article 5 above, this Supplemental Agreement may be terminated at any time

6.1	By any party:

6.1.1
in the event of a material breach of this Supplemental Agreement by any other of the parties, provided that it has given sixty (60) days written notice of such breach to the other party and that the other party has failed to cure such breach within such period or failed to take action within such period clearly sufficient to remedy said breach without prejudice of any compensation or damages whatsoever.

6.1.2
forthwith, in the event that any other of the parties shall (l) be dissolved; (2) apply for or consent to the appointment of a receiver, trustee or liquidator for its properties or assets; (3) admit in writing its inability to pay its debts as they mature; (4) make a general assignment for the benefit of creditors; (5) file a voluntary petition or be the subject of an involuntary petition in bankruptcy (which is not dismissed within sixty (60) days) or an answer seeking reorganization in arrangement with creditors, or take advantage of any bankruptcy, reorganization, insolvency or readjustment of debt law or statute, or file an answer admitting the material allegations of a petition filed against it in any proceedings under such a law or statute, or take any action for the purposes of effecting any of the foregoing; or (6) have any order, judgment or decree entered against it without the application, approval or consent of the concerned party, by any court of competent jurisdiction approving a petition seeking reorganization of its properties or assets or the appointment of a receiver, trustee or liquidator for it.

6.2
By the Licensor within fifteen (15) days of the sending of a registered letter, with notification of receipt, notifying the termination, without giving rise to any damages or compensation whatsoever, in the event of a change in control of the Distributor or if an individual or company directly or indirectly in competition with the activities of the Licensor, including a licensee, a sub-licensee, a distributor, a sub-distributor, an agent or a customer of the Licensor should become a shareholder, even a minority shareholder, of the Distributor.

The Distributor then undertakes to inform the Licensor and Master Licensee of the occurrence of any of the events hereinabove described within 8 days thereof.

The Licensor nevertheless shall be entitled to postpone its right to terminate this Supplemental Agreement to assess the compatibility of such change with its own commercial conceptions and interest.

If within three months following the receipt of the Distributor's notice of the occurrence of such events, the Licensor has not implemented its right to terminate the Supplemental Agreement, it shall continue in force until its normal term subject to the execution of the other provisions contained in this Article 6.

This Supplemental Agreement shall be terminated upon the termination or non-renewal of the Distribution Agreement within the same period of time.

ARTICLE 7 - PROVISIONS AT TERMINATION

7.1	Upon termination of this Supplemental Agreement for whatever reason:

7.1.1	all rights and licensees granted to the Distributor pursuant to this Supplemental Agreement shall terminate and revert to the Licensor; and

7.1.2
subject to any rights the Distributor may have under the Distribution Agreement to sell off its remaining inventory of Lacoste Watches, the Distributor shall immediately cease to trade as a Lacoste distributor on the Termination Date, shall cease to use the Know-How, the Licensed Trademarks and the Models and shall not assist any third party to do so; and

7.1.3	the Distributor shall cancel at its own expense all government clearances it may have obtained with the appropriate governmental authorities; and

7.1.4
the Distributor shall deliver immediately, at its cost, to the Licensor or to any third party designated by the Licensor, all remaining advertising and promotional material, and in general all documents and items bearing or representing the Licensed Trademarks (catalogues, technical documents, etc.) emanating from the Licensor.

7.2
The Distributor acknowledges and agrees that it is entering into this Supplemental Agreement on the express understanding that its receipt from sales of Lacoste Watches under the Distribution Agreement and this Supplemental Agreement are intended to be sufficient to compensate it fully for all risks, costs and expenses incurred in connection with this Supplemental Agreement, including, i.e., all costs and expenses incurred by the Distributor for its advertising and promotion efforts to create what is commonly known as "goodwill" for the Licensed Trademarks.

7.3
Accordingly, upon termination of this Supplemental Agreement and regardless its duration, for whatever reason, the Distributor shall have no right to any further payment, indemnity or compensation for loss of goodwill or for any risks, costs or expenses incurred or developed by the Distributor during the term of this Supplemental Agreement.

ARTICLE 8 - ASSIGNMENT

This Supplemental Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorised successors and assignees under the terms of this Supplemental Agreement.

It is expressly understood and agreed that this Supplemental Agreement or any interest therein shall not be in part or as a whole directly or indirectly sold, assigned, pledged or otherwise encumbered by the Distributor without the written consent of the Licensor and Master Licensee.

The Distributor is also prohibited from assigning, selling, pledging or otherwise encumbering to any third party in the same conditions as hereabove whether in part or as a whole any of the rights hereby granted to it, be it in a given part of the Territory save as expressly provided for in the present Supplemental Agreement.

ARTICLE 9 - FORCE MAJEURE

9.1
The parties shall not be liable for any damages or loss of any kind, arising from any delay or failure to perform (partially or totally) the obligations provided for in this Supplemental Agreement caused by an event of force majeure, without there being however fault or negligence of the parties which rely thereon. Moreover, a reason for exoneration of responsibility under this Article 9.1 excludes thereby the possible right of the other party to terminate or cancel this Supplemental Agreement due to the corresponding non-performance.

For the purposes of this Supplemental Agreement, an event of force majeure is any event or cause which presents an unpredictable, irresistible character and is not within the will of the parties and which has for effect, directly or indirectly, to prevent or to render impossible the performance of an obligation set forth in this Supplemental Agreement (i.e., for the purposes of this Supplemental Agreement, and without limitation, any war, insurrection, strike, serious economic crisis, national restriction in transfer of royalties,...).

After the occurrence of an event of force majeure, the party concerned shall promptly send notice by letter, telex or fax, informing the other party of all the details of such event.

In all cases, the party who relies thereon shall take all useful and necessary measures to assure as rapidly as possible the normal resumption of the performance of this Supplemental Agreement.

9.2
If the circumstances go beyond six months and once the continuation of the Supplemental Agreement appears to be possible upon adaptation, the parties shall coordinate to modify in good faith and in equity the necessary amendments.

9.3
If these negotiations do not produce results in a period of one month, the Supplemental Agreement shall be readapted by a third party designated by the Centre international d’expertise de la Chambre de Commerce Internationale.

9.4
If the continuation of the Supplemental Agreement does not appear to be possible even upon adapting this Supplemental Agreement, the parties shall negotiate in good faith the provisions permitting the termination of this Supplemental Agreement.

ARTICLE 10 - CAPACITY OF THE PARTIES

10.1
It is expressly agreed that, within the framework of the Distribution Agreement and this Supplemental Agreement, the Distributor purchases and resells the Lacoste Watches for its own account and acts as an independent trader with respect to the Master Licensee, the Licensor and with respect to its customers. Consequently, under no circumstances shall it enter into any agreement or take any action purporting to obligate the Licensor or the Master Licensee to third parties, other than as may be specifically provided in other written licenses or agreements entered into by the parties hereto.

10.2
Nothing in this Supplemental Agreement shall be construed to render any party liable for any debts or obligations of any other party and the parties shall in no way be considered agents or representatives of each other. No party shall have the authority to act for or bind any other.

ARTICLE 11 - CANCELLATION OF PREVIOUS AGREEMENTS

This Supplemental Agreement cancels and replaces any previous verbal and/or written agreements entered into between the Master Licensee, the Licensor and the Distributor.

ARTICLE 12 - CONFIDENTIALITY

12.1
The Distributor recognizes that any information (styling, technical, marketing,...) it has so far received and shall receive in the future, related directly or indirectly to this Supplemental Agreement, to the Licensed Trademarks, to the Models, the Know-How, the Lacoste Watches, the Master Licensee and to the Licensor are strictly confidential.

Consequently, the Distributor formally undertakes not to use such information other than in the scope of this Supplemental Agreement and to strictly respect the confidential character of such information and to continue so to do indefinitely after its termination or non-renewal.

12.2
On its part, the Licensor acknowledges that the information it has received or shall receive concerning directly or indirectly the Distributor is confidential and undertakes not to use it other than within the scope and during the life of this Supplemental Agreement.

ARTICLE 13 - LEGAL AND ETHICAL REQUIREMENT

The Distributor shall at its own expense ensure that all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and all policies and ethical and other standards from time to time specified by Master Licensee in respect of the treatment of any persons involved in the sale of any Lacoste Watches or otherwise in respect of any human rights or other issues are complied with in relation to all activities of the Distributor and/or its authorized suppliers under this Supplemental Agreement.

The Distributor shall observe at all times the relevant provisions of any treaty, law or regulation in relation to the protection of the environment.

The Distributor shall indemnify the Master Licensee and its assignees and successors for any claims, known or unknown, liabilities, demands, damages, cases of action, costs expenses, dues, covenants, suits, indemnities and judgements which any third party shall make arising out of or in connection with the Distributor’s obligations hereunder or under the Distribution Agreement.

ARTICLE 14 - MISCELLANEOUS

14.1
The Distributor shall, at its own expense, in the Territory and the Licensor shall, at its own expense, in France (or in Switzerland), execute any documents required to comply with the laws and requirements of the respective countries with respect to declaring, recording or otherwise rendering this Supplemental Agreement effective.

14.2
Any notices, demands, requests, consents, approvals or other communications, faxes or telexes, hand delivery notices, given or made, or required to be given or made to a party under this Supplemental Agreement shall be in writing and deemed effective on the earlier of the date of actual personal delivery or deposit, air mail, postage prepaid, in the registered mail of the country of origin, sent to:

14.2.1	for the Licensor:

(If the Licensor is Lacoste S.A.), the Directeur Général of Lacoste S.A.; and

14.2.2	for the Distributor:

_________________________________________________
_________________________________________________
_________________________________________________

14.2.3	for the Master Licensee:

_________________________________________________
_________________________________________________
_________________________________________________

to the addresses hereinabove set forth for such party. Any change of address shall be accomplished only by providing written notice to the other party to this Supplemental Agreement.

14.3
No rights of any party arising out of this Supplemental Agreement or any provision hereof, shall be waived except in writing. Failure by either party to exercise or enforce, in any one or more instances, any of the terms or conditions of this Supplemental Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce the terms and conditions of this Supplemental Agreement.

14.4
The rights and obligations of the parties hereto under this Supplemental Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the Government having jurisdiction on the parties hereto.

14.5
In the event, however, that any such law, order, regulation, direction, restriction or limitation, or construction thereof, shall substantially alter the relationship between the parties under this Supplemental Agreement or the advantages derived from such relationship, or shall prevent the performance of any provision of this Supplemental Agreement, the adversely affected party may request the other party hereto to modify this Supplemental Agreement, and if within ninety (90) days subsequent to the making of such request, the parties hereto are unable to agree upon a mutually satisfactory modification hereof, then the adversely affected party may terminate this Supplemental Agreement by giving thirty (30) days’ notice not later than thirty (30) days following the end of such ninety-day period.

ARTICLE 15 - GOVERNING LAW – JURISDICTION

15.1	This Supplemental Agreement shall be governed by and construed in accordance with the laws of France.

15.2
All disputes arising out or in connection with this Supplemental Agreement which cannot be amicably settled by consultation, shall be finally settled by arbitration in Paris under the rules of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. Each party shall be bound by any arbitration award so rendered and any judgment upon such award may be entered as a non-appealable, final judgment in any court having jurisdiction thereon. The proceedings shall be carried out in the English language.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be executed by their duly authorised officers at Paris (France), on [DATE OF SIGNATURE].

LACOSTE S.A. (or Sporloisirs S.A. or Lacoste Alligator S.A. as the case may be)	MASTER LICENSEE

[NAME OF SIGNATORY]	[NAME OF SIGNATORY]

[NAME OF THE DISTRIBUTOR'S COMPANY]

[NAME OF SIGNATORY]

SCHEDULE I

The Crocodile

SCHEDULE II

The Lacoste Trademarks

SCHEDULE III

The Lacoste Watches

Watches for men, women, children

Time-keeping devices

Cases for watches and time-keeping devices

Bracelets, straps and components for watches

SCHEDULE IX

Code of conduct

PARTNERS’ CODE OF CONDUCT

The Lacoste brand (hereinafter referred to as “Lacoste”) has always been committed to developing its activities in accordance with the highest ethical standards and in compliance with the laws of France and of all the other countries in which Lacoste conducts its business.

The Lacoste Partners’ Code of Conduct (hereinafter referred to as the “Code of Conduct”), which is in line with the GSCP (Global Social Compliance Program) reference code, defines these ethical principles and specifies Lacoste’s expectations vis-à-vis its direct partners: manufacturers, subcontractors, suppliers, licensees and distributors (hereinafter together referred to as the “Partners” or the “Lacoste Partners”), on the ethical, social and environmental grounds.

Lacoste expects from its Partners strict compliance with the principles listed in this Code of Conduct. Lacoste also asks its Partners to make sure that the principles listed in this Code of Conduct are respected by their own manufacturers, sub-contractors, and suppliers, in particular when such manufacturers, sub-contractors, and suppliers provide components or materials used for the manufacturing of a Lacoste product.

Lacoste respects the Human Rights, and makes sure that the Human Rights are respected by its Partners, all along its manufacturing and supply chains. This infers compliance with international principles such as:

•	The principles detailed in the Universal Declaration of Human Rights;

•	The principles detailed in the International Labor Organization (ILO) Declaration on Fundamental Principles and Rights at Work;

•	The principles detailed in the related ILO conventions;

•	The directing principles of the OECD;

•	The principles detailed in the UN Global Compact.

Lacoste will only do business with Partners who guarantee that their activities, and the activities of their own manufacturers, sub-contractors, and suppliers, comply with the applicable conventions, laws and regulations, as well as with the principles detailed in this Code of Conduct. Moreover, Lacoste will only do business with Partners who accept, and make sure that their own manufacturers, subcontractors, and suppliers accept, control and assessment of their compliance with the principles detailed in this Code of Conduct.

Undertakings of the Lacoste Partners

No provision of this Code of Conduct shall exempt a Lacoste Partner from strictly complying with local or international legal rules, in particular when such rules are stricter than those of this Code of Conduct with regard to the fundamental principles and rights at work.

SOCIAL RESPONSIBILITY

Forced and prison Labor:
The Lacoste Partners shall in no event resort to forced labor and/or prison labor that do not conform to the ILO Conventions 29 & 105. Work shall only be provided voluntarily, and not under the menace of a sanction or a penalty. The Lacoste Partners shall in no event require their employees to lodge “deposits” or identity papers upon commencing employment.

Bonded labor is strictly forbidden and the Lacoste Partners shall in no event allow or encourage their personnel to get indebted through recruitment costs, fines or other.

Lacoste Partner’s initials

_____________

Forced labor is strictly forbidden: the Lacoste Partners shall respect their personnel’s right to terminate their employment, subject to the respect of any legal prior notice, or to leave the workplace at the end of their work hours.

Child Labor:
The Lacoste Partners shall in no event hire persons who have not reached the legal working age according to the relevant local regulations, and in any case, persons who are less than 15 years’ old. This compulsory age limit shall be fixed at 18 in case of night work, of working conditions that would expose the personnel’s health, security or moral integrity, and/or of work that would jeopardize the employees’ physical, mental or social development.

Discrimination, harassment, abuse:
The Lacoste Partners shall treat their employees with respect and dignity. No employee shall be subject to physical, sexual or psychological harassment or abuse.

The Lacoste Partners shall not submit any person to any kind of discrimination, as such term is defined by local regulations and/or local practices, on the basis of gender, race, religion, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin, which would have any consequence on the person’s employment, including on its hiring, salary, benefits, advancement, discipline, termination or retirement. Decisions on hiring, assignment, salary, benefits, advancement, disciplinary measures, dismissal and pensioning off shall be based solely on the employee’s ability to fit with the job.

Disciplinary procedures shall be defined in writing. Any disciplinary action or sanction shall be clearly and precisely explained to the concerned employee, and duly documented.

Freedom of association and right to collective bargaining:
The Lacoste Partners shall acknowledge and respect their employees’ right to freely associate. They shall not practice any kind of hiring discrimination because of membership in a union. They shall not threaten to coerce workers seeking to establish or join workers organizations or unions.

Workers are entitled to adhere and enter into collective bargaining, without any prior agreement, obstruction or interfering from the Partners’ management.

Whenever the above-mentioned rights are limited by local laws, the Lacoste Partners shall in any case make sure that they comply with any relevant international regulations which would be more in favor of their employees.

Health and Safety:
The Lacoste Partners shall provide a safe and healthy working environment to prevent accidents and injuries to health arising out of, linked with, or occurring in the course of work or as a consequence of the work. The Lacoste Partners shall not expose workers to situations in or outside of the workplace that are hazardous, unsafe or unhealthy.

The Lacoste Partners shall appoint a member of their management as the health & safety manager, and define and implement clear and adequate procedures as regards health and safety at work.

The Lacoste Partners shall set up and implement adequate evaluation, risk reduction and risk management procedures, defined according to their activities and premises (mechanical, chemical, electrical risk, fire safety, lighting, ventilation…) The Lacoste Partners shall provide their employees, if necessary, with adequate protective equipment, collective as well as individual. The above-mentioned procedures shall be formalized in writing and the Partners’ personnel shall be informed of such procedures, in such a way that would be understandable to anybody. In the event of use of chemical substances, some safety data sheets (SDS), in the local language, shall be provided to the personnel. The instructions provided by such SDS shall be strictly followed (please refer to ILO Convention 170).

Lacoste Partner’s initials

_____________

The Lacoste Partners shall provide their employees with sufficient sanitary facilities (toilets, safe drinking water). Kitchen and housing facilities, when available, shall provide enough space. They shall be installed and maintained so as to preserve health and safety of workers.

The Lacoste Partners shall ensure, and finalize in writing, that all personnel receive regular and recorded health and safety training, and that such training is repeated for new and reassigned personnel.

The Lacoste Partners shall establish a system to detect, avoid or respond to potential threats to the health and safety of all personnel (in particular, through the organization of trainings regarding health and safety at work and first-aid trainings). The Lacoste Partners shall make sure that a first-aid kit is always available in their premises.

The Lacoste Partners must always and at any time fully comply with all applicable workplace conditions, safety and environmental laws.

They shall provide their personnel with adequate protection, in particular fire-protection, and shall see that their premises and equipment are adequately resistant, secure and stable. The Lacoste Partners shall provide their employees with adequate training regarding waste management, handling and riddance of dangerous products and chemicals.

Terms of employment, wages and benefits:
The Lacoste Partners recognize that wages are essential to meeting their employees’ basic needs.

Work shall always be based on employer/employee relationships complying with the local laws, regulations and practices, as well as with all relevant international rules (whichever provides the employee with the best protection). Clear information about the conditions of employment, salaries, compensation for overtime hours, shall be provided to each employee before commencing employment.

The Lacoste Partners shall provide each employee with a written pay sheet for every pay period, detailing the employee’s working hours and the wages paid for the relevant period. They shall not make any deductions from such wages that would not be authorized by the applicable local laws.

Wages, overtime compensation, benefits and paid leave shalt be effectively and regularly settled upon the agreed date. The Lacoste Partners shall pay employees at least the minimum wage required by the local laws and/or the applicable standard in the relevant line of business and/or the applicable collective bargaining agreement, regardless of whether they pay by the piece or by the hour, and shall provide legally mandated benefits.

Overtime hours shall be compensated as legally required in the relevant country, or as the case may be, as required by the relevant contractual agreement, it being specified that such rate shall not be lower than the regular compensation rate.

Working hours:
The Lacoste Partners shalt not require their employees to work more than the limits on regular and overtime hours allowed by the law of the relevant country. Devanlay Partners employees shall be entitled to the number of days off determined by the applicable laws, and at least one day off in every seven day period, in the absence of any regulation which would be more in favor of the employees. Bank holidays and annual leave shall be granted.

Lacoste Partner’s initials

_____________

ENVIRONMENTAL RESPONSIBILITY

The Lacoste Partners shall at least comply with all applicable laws and regulations regarding the protection of environment in the countries where they carry out their activities. The Lacoste Partners shall also have obtained all licenses and clearances needed to pursue their activities.

The Lacoste Partners shall apply ail necessary precautions when faced with issues affecting the environment, shall take all appropriate measures to limit the impact of their activities on air pollution, ground pollution, and more generally on the environment, and favor the upgrading and distribution of technologies which respect the environment.

Chemicals management:
Lacoste pays special attention to the chemicals present in its products, as well as to those used at the various stages of its products’ manufacturing. The Lacoste Partners shall strictly comply with Lacoste’s requirements (which shall be communicated in writing) regarding the use of chemicals. Chemicals the use of which would be dangerous to the environment and to the people shall be thoroughly recorded, and managed in such a manner that would guarantee safe handling, transportation, storage, recycling, and evacuation.

Emissions to water / air:
The Lacoste Partners shall methodically monitor, control and properly treat, before their evacuation, all emissions to water or to air caused by their activities.

Waste management:
The Lacoste Partners shall take all necessary measures with regard to the conception, the layout, and the operation of their premises to guarantee a good waste management and to limit as much as possible waste production.

Procedures and standards for waste management, handling and disposure of chemicals and other dangerous materials, emissions and effluent treatment must meet or exceed minimum legal requirements.

Monitoring and enforcement

The Lacoste Partners undertake to have the present Code of Conduct signed by any manufacturer, sub-contractor or supplier which they would resort to for the purpose of their Lacoste activities, if possible before working with such manufacturers, sub-contractors or suppliers, or at least set up and apply all procedures necessary to the choice and assessment of manufacturers, sub-contractors or suppliers in the light of this Code of Conduct’s expectations.

Lacoste reserves the right to carry out compliance audits, either with or without prior notice, in all premises used for the manufacturing of products or components, the production of materials or the supply of services for the account of Lacoste or the Lacoste networks. Lacoste may also resort to a third party of its choice for the performance of such audits. During such audits, the Lacoste Partners shall provide, or shall make sure that their manufacturers, sub-contractors or suppliers provide, unrestricted access to their whole premises and personnel. The Lacoste Partners, their manufacturers, sub-contractors or suppliers shall grant to the auditors access to all relevant documentation showing compliance with this Code of Conduct.

Such compliance audits do not absolve the Lacoste Partners from their own responsibility to carry out any relevant audit and control of their manufacturers, sub-contractors or suppliers.

Once an audit has been carried out, the concerned Lacoste Partner (or manufacturer / sub-contractor / supplier) shall have the possibility to take corrective actions, unless some major breach to the provisions of this Code of Conduct was identified.

Lacoste Partner’s initials

_____________

Lacoste shall follow up the corrective action plan, and check that all necessary measures are taken within the agreed period. If it is not the case, Lacoste shall be entitled to end its relationship with the concerned Lacoste Partner.

In the event that an audit disclosed a major breach to the provisions of this Code of Conduct, Lacoste shall be entitled to end, with immediate effect, its relationship with the concerned Lacoste Partner.

The Lacoste Partners shall answer their employees’ requests, and the requests of any interested third party, regarding compliance / non-compliance to the Code of Conduct. The Lacoste Partners shall refrain from taking any disciplinary sanctions against, or mistreating, an employee who would have disclosed information regarding non-compliance to this Code of Conduct.

Undertakings of Lacoste

Lacoste undertakes to cooperate with the Lacoste Partners and shall make sure that its requirements do not prevent the Lacoste Partners from implementing this Code of Conduct. Lacoste undertakes to support the Lacoste Partners, whenever possible, for the best implementation of any corrective actions. The Lacoste Partners are required to inform Lacoste about any areas of improvement, in order to strengthen implementation of the principles of this Code of Conduct

By signing this Code of Conduct, the Lacoste Partner agrees to strictly comply with the above-listed provisions.

The five (5) pages of this Code of Conduct are initialed (on pages 1 to 5) and signed (on page 5).

Date:

Lacoste Partner:
(Name and legal form of the company)
Legal Representative:
(Name)

(Title)

Signature:

This Code of Conduct was initially issued in the French language. English translation is for the Lacoste Partners’ convenience; in the event of divergence between French and English versions, French version shall prevail.

This Code of Conduct was updated January 2014.

Lacoste Partner’s initials

_____________

SCHEDULE X

Lacoste Watches Approved Retailer Contract

The Master Licensee shall adapt the draft below to the various jurisdictions where the Lacoste Watches are sold, in keeping with Master Licensee’s obligations to the Licensor, especially its obligation to distribute the Lacoste Watches exclusively through selective distribution systems.

LACOSTE WATCHES APPROVED RETAILER CONTRACT

Between:

(name of the company) having its registered office at _______________________, duly represented by Mr ______________________, which is the exclusive distributor of Lacoste Watches (hereinafter referred to as the "Lacoste Watches") in (country concerned) (hereinafter referred to as the "Territory").

hereinafter referred to as the "Distributor",

And:

(name of the company) having its registered office at _______________________, duly represented by ______________________, which runs one or more points of sale situated at the addresses specified in Appendix I annexed hereto under the trade name _______________________ (hereinafter referred to as "the Point(s) of Sale").

hereinafter referred to as the "Approved Retailer".

WITNESSETH:

WHEREAS, MGI Luxury Group SA (hereinafter referred to as the "Licensee") is the exclusive worldwide licensee of the companies Lacoste S.A., Lacoste Alligator S.A. and Sporloisirs S.A. (hereinafter collectively referred to as the "Lacoste Group") for the Lacoste Watches and Licensee has appointed Distributor as the exclusive distributor of the Lacoste Watches in the Territory under the terms of a distributorship agreement between Licensee and Distributor (hereinafter referred to as the "Distribution Agreement").

WHEREAS, for the reasons stated in the general conditions of distribution of the Distributor (hereinafter referred to as the "General Conditions of Distribution") annexed hereto as Appendix II, the Lacoste Watches are distributed through a selective distribution system, that is the Lacoste Watches are distributed at the points of sale which satisfy the selection criteria (hereinafter referred to as the "Selection Criteria") defined by the Lacoste Group, which are detailed in the General Conditions of Distribution.

WHEREAS, the Distributor has visited and evaluated the Point(s) of Sale.

WHEREAS, further to such evaluation it appears that the Point(s) of Sale and the sales staff employed by the Approved Retailer at the Point(s) of Sale satisfy the Selection Criteria.

WHEREAS, consequently, the Distributor may enter into this contract with the Approved Retailer for the distribution of the Lacoste Watches at the aforementioned Point(s) of Sale.

THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE 1 - RIGHTS GRANTED

The Distributor hereby grants, and the Approved Retailer hereby accepts for the duration of the present contract (hereinafter referred to as the "Contract"), the non-exclusive right to sell the Lacoste Watches through the Point(s) of Sale in accordance with the terms and conditions set forth herein.

The Contract, its Appendices and the General Conditions of Distribution in force determine the rights and obligations of the two parties.

ARTICLE 2 - MATERIAL CONDITIONS OF CONTRACT

The execution and existence of the Contract are subject to the Distributor certifying that the Point(s) of Sale of the Approved Retailer and the sales staff of the Point(s) of Sale satisfy the Selection Criteria.

ARTICLE 3 – OBLIGATIONS OF THE APPROVED RETAILER

3.1	The Approved Retailer undertakes, for the duration of the Contract, that the Point of Sale(s) and the sales staff of the Point(s) of Sale satisfy the Selection Criteria.

3.2	Fittings and Management of the Point(s) of Sale

3.2.1
The sales area of the Point(s) of Sale shall always permit the presentation of the Lacoste Watches in a sufficient area.

The Approved Retailer shall display the Lacoste Watches separately from other brands sold at the Point(s) of Sale. The counters, posters and other POS materials, which shall be supplied to it by the Distributor, shall be well positioned.

The Approved Retailer shall affix prominently on the window of the Point(s) of Sale or display inside the Point(s) of Sale, a sign or sticker which shall be furnished by the Distributor confirming its quality as Approved Retailer for Lacoste Watches.

3.2.2
All items bearing any trademark owned by the Lacoste Group (“Lacoste Trademarks”) used by the Approved Retailer on its shop front (such as awning, sign, etc…) in the shop window or inside the Point(s) of Sale shall be exclusively those supplied by the Distributor or exceptionally those which have received the prior and express written approval of the Distributor.

3.2.3
The Approved Retailer shall comply with current or future legal obligations on the collection, processing, transmission and security of personal data and guarantees the Distributor and the Lacoste Group against any claim by third parties relating thereof.

3.3	Supplies

To the extent permitted by applicable law, the Approved Retailer shall purchase the Lacoste Watches exclusively from the Distributor in accordance with the terms and conditions contained herein, in the General Conditions of Distribution and, as the case may be, in the Distributor’s general terms and conditions of sale.

Nevertheless, if the Approved Retailer is located within the European Economic Area (i.e. European Union + Iceland, Liechtenstein, and Norway) (hereinafter referred to as the "EEA") the Approved Retailer is also entitled to buy the Lacoste Watches from (i) any authorized exclusive distributor located within the EEA, appointed by and under contract with the Licensee for the distribution of the Lacoste Watches and (ii) any other approved retailer approved by and under contract with Licensee or a Lacoste Watches distributor for the retail sale of the Lacoste Watches located in the EEA, except to or from Lacoste boutiques and Lacoste corners which are principally devoted to the sale of Lacoste apparel products and only on a subordinate basis other Lacoste products including Lacoste Watches. Because of their strong specificity, the Lacoste boutiques and the Lacoste corners constitute a selective distribution system which is distinct from the selective distribution system organised for the Lacoste Watches. Any Approved Retailer located within the EEA is also entitled to sell the Lacoste Watches to any authorized distributor referred to in (i) above located within the EEA and to any approved retailer referred to in (ii) above located within the EEA, except to Lacoste boutiques and Lacoste corners, for the above-mentioned reasons. The Approved Retailer shall ensure before any such transaction that the seller is an authorized distributor or approved retailer of Lacoste Watches and that any buyer is an authorized distributor or approved retailer of Lacoste Watches located within the EEA. The Approved Retailer shall keep for a minimum period of twelve (12) months as from the date of any such transaction, a copy of all invoices relating thereto. The Distributor shall be entitled to inspect and copy these invoices if it reasonably determines that the Approved Retailer may have purchased or sold Lacoste Watches otherwise than in compliance with this Article 3.3.

3.4	Sales

3.4.1
The price at which the Lacoste Watches will be sold by the Distributor to the Approved Retailer and other sales conditions applicable to the Lacoste Watches will be the one applicable in the Territory at the date the order is received.

3.4.2
The Approved Retailer shall continuously offer for sale an appropriate assortment of the Lacoste Watches. The Approved Retailer shall endeavour to create and maintain a brand environment compatible with that of the Lacoste Trademarks. To this end, the Approved Retailer shall make its best efforts to start, as from the date of its approval, and thereafter to continue selling, in the Point of Sale, watches of at least two (2) brands belonging to the same environment as the Lacoste Trademarks and whose prestige and reputation is at least similar to those of the Lacoste Trademarks.

3.4.3
The Approved Retailer shall ensure that the Lacoste Watches are only sold in their original presentation and shall respect the recommendations made by the Distributor concerning the merchandising of the Lacoste Watches.

3.4.4
The Approved Retailer shall not sell at its Point(s) of Sale other products in immediate proximity to the Lacoste Watches likely to damage or devalue the image of the Lacoste Trademarks and/or the Lacoste Watches.

3.4.5
Subject to Article 3.3, the Approved Retailer undertakes not to sell the Lacoste Watches other than at the addresses of the Point(s) of Sale specified in Appendix I and exclusively to the ultimate consumer.

3.4.6
The Approved Retailer shall not sell Lacoste Watches by mail order or by internet, unless the Approved Retailer has (i) received a prior written approval from the Distributor confirming that the objective selection criteria set up for this kind of sale are satisfied and (ii) signed a specific Approved Lacoste Watches Internet Retailer Contract..

3.4.7
The Approved Retailer shall be free to fix its resale prices according to the laws and regulations in force. The breakdown of the recommended prices that may be communicated to the Approved Retailer by the Distributor are only indicative.

3.5	Advertising and promotional activities of the Approved Retailer

Should the Approved Retailer wish to carry out advertising and promotional activities of any sort itself, it shall obtain the prior written approval of the Distributor on the content and means of such activities with the exception of price.

In any event, the Approved Retailer shall in such advertising and promotional activities:

-	use exclusively the visual designs, lettering, emblems and logos approved by the Distributor;

-	ensure that the standing and image of the Lacoste trademarks but also personal reputation of Mr. René Lacoste and his family are protected.

ARTICLE 4 - PROTECTION OF LACOSTE INTELLECTUAL PROPERTY RIGHTS

The Approved Retailer acknowledges that the Lacoste Trademarks and models of the Lacoste Watches are the exclusive property of the Lacoste Group and undertakes to strictly respect the intellectual property rights of the latter.

Consequently, it expressly undertakes not to use the Lacoste Trademarks other than solely for purposes of performing its obligations under this Contract. Under no circumstances shall the Approved Retailer use the Lacoste trademarks as a business name, company name, shop sign or any other use or print them on the commercial documents of its business.

In addition, the Approved Retailer undertakes to immediately notify the Distributor of any act by a third party of which it may have knowledge and which is likely to constitute a counterfeit or an imitation of the Lacoste trademarks or models of the Lacoste Watches.

ARTICLE 5 - DURATION

The Contract comes into force on ________________ and shall terminate on (one year after)_______________ , unless sooner terminated in accordance with the conditions set out in the Contract or by mutual consent of the parties. It shall be automatically renewed for successive renewal periods of one (1) year each unless either party sends a termination notice to the other at the latest three (3) months before the expiration of the initial period or of any subsequent renewal period(s).

ARTICLE 6 - TERMINATION

6.1
Without prejudice of what is elsewhere provided in the Contract, the Distributor shall be entitled to terminate partially (i.e., for certain Point(s) of Sale only) or totally the Contract at any time without having to pay indemnity of any nature to the Approved Retailer:

6.1.1
If any Point of Sale (i) no longer satisfies the Selection Criteria, six (6) months after notice thereof by the Distributor to the Approved Retailer or (ii) is closed during a period greater than two (2) months. In these cases, termination shall apply only to the concerned Point(s) of Sale.

6.1.2
In the event that the Approved Retailer fails to comply with any of its other obligations thirty (30) days after notice thereof by Distributor and no remedy of the breach having been effected. This delay of thirty (30) days is reduced to fifteen (15) in case of payment default.

6.1.3	Without notice, in case of termination or non-renewal of (a) the master licence agreement between Licensee and Lacoste Group, or (b) of the Distribution Agreement, regardless of cause.

6.1.4
Without having to give prior notice should (a) the legal form of the Approved Retailer be modified, (b) the Approved Retailer’s business or part of the business be sold, (leased, hired, purchased, contributed to another business, pledged or subject to a management contract, (c) the Approved Retailer be dissolved, or (d) the Approved Retailer’s business be discontinued; or

6.1.5	Without prior notice, in the event of the Approved Retailer’s voluntary or compulsory liquidation, bankruptcy, legal settlement or placement of a receiving order or in any equivalent situation.

The Approved Retailer shall inform the Distributor if one of the events covered by Articles 6.1.4 and 6.1.5 occur as soon as the event occurs, the Distributor being the sole party to decide on its continuance of the Contract.

6.1.6	Notwithstanding anything to the contrary contained herein, with full and immediate effect:

-	in the event the Approved Retailer fails to comply with Articles 3.2.2, 3.3, 3.4.5 or 3.4.6 of the Contract;

-	if the Approved Retailer is involved in the manufacturing and/or sale of counterfeits.

6.2
In the case of termination or non-renewal, for whatever reason, of the Distribution Agreement this Contract shall likewise terminate within the same time limits, and the Approved Retailer shall be informed with reasonable notice period. The Lacoste Group may nevertheless decide at its sole option to assign the Contract to the new Lacoste exclusive distributor in charge of the distribution of Lacoste Watches in the Territory.

ARTICLE 7 - SITUATION OF THE PARTIES IN THE EVENT OF TERMINATION OR NON-RENEWAL OF THE CONTRACT

7.1	In the event of non-renewal or termination of the Contract, the Distributor shall have the right, at its own discretion:

-	to repurchase or to have a third party it may appoint repurchase immediately, all or part of the stock of Lacoste Watches of the Approved Retailer at the price paid by the

Approved Retailer after deduction of depreciation of the Lacoste Watches, and/or,

-
to grant the Approved Retailer a period of up to three (3) months to sell such stock. At the end of the said period of three months the Approved Retailer shall not be entitled to resell the stock, except with the approval of the Distributor.

The Approved Retailer shall return to the Distributor all elements bearing the Lacoste trademarks, if need be, furniture and the sticker "Approved Lacoste Watches Retailer" including, without limitation, all POS material. Nevertheless, it may retain the furniture provided that all references to Lacoste and to Lacoste trademarks are removed.

In addition, the termination or the non-renewal of the Contract shall entail the immediate cancellation of all pending orders.

7.2	In case of partial termination affecting certain Point(s) of Sale only, Article 7.1 shall apply mutatis mutandis, pursuant to the Distributor’s decision.

7.3
It is expressly agreed between the parties that under no circumstances whatsoever will the end, termination or non-renewal of the Contract provide the Approved Retailer with the benefit of any right of indemnity of whatever nature, regardless of the cause of or reason for the end, non-renewal or termination, the revenue that the Approved Retailer derived from the sales of the Lacoste Watches during the application of the Contract having fully defrayed all risks, costs and expenses incurred by the Approved Retailer during its performance throughout the duration of the Contract.

ARTICLE 8 - LIABILITY

Approved Retailer shall, at its own cost and expense, keep and maintain in full force and effect for the duration of this Contract, a policy of commercial general liability insurance insuring Approved Retailer’s activities with respect to the Point(s) of Sale against loss, damage or liability for personal injury or death or loss or damage to property with limits not less than those customarily maintained by similar retail operations in the Territory. Approved Retailer shall inform Distributor of the terms of said insurance upon request from time to time. Approved Retailer hereby releases Distributor, Licensee, the Lacoste Group and each of their respective affiliates from liability, and waives all right of recovery against each of them, for any injury, loss or damage, whether due to negligence or any other cause, if such injury, loss or damage is caused by any of the perils which are covered by the foregoing insurance policy or are required to be covered by such insurance pursuant to this Contract.

ARTICLE 9 - APPLICABLE LAW / JURISDICTION

The Contract is governed by the law of _____________ (to be completed).

The Court of _____________ (to be completed) shall have the exclusive jurisdiction on any litigation resulting from the interpretation or execution of this Contract.

ARTICLE 10 – NOTICES

Any notices required in accordance with any of the provisions hereof shall be in writing and delivered or mailed by registered mail, or by an internationally recognized overnight courier service (e.g., Federal Express), to the address of the parties set forth on the first page hereof.

ARTICLE 11 – MISCELLANEOUS

11.1
Neither party hereto shall be liable for any delay or failure in fulfilling the obligations hereunder (except for the payment of money) when such delay or failure is caused by riots, war (declared or not), or hostilities between any nations; acts of God, fire, storm, flood or earthquake; strikes, labor disputes, shortage or delay of carriers, or shortage of raw materials, labor power or other utility services; any governmental restrictions; or any other unforeseeable contingencies beyond the control of the party.

11.2
In view of the fact that this Contract has been entered into because of the confidence that Distributor has in Approved Retailer, it is understood that the terms and conditions hereof shall be performed by Approved Retailer from the Point of Sale only and that this Contract may not be assigned, whether by operation of law or otherwise, without the prior written approval of Distributor which Distributor may withhold or grant in its sole and absolute discretion and any such purported assignment by Approved Retailer without such approval by Distributor shall be void and of no effect.

11.3
This Contract, including the terms and conditions incorporated by reference, constitutes the entire agreement of the parties with respect to the subject matter hereof and prevails over and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof and may not be altered, waived, modified, or discharged except by an express writing referring to this Contract signed on behalf of the parties hereto by their duly authorized representatives.

11.4
The failure of either party hereto to enforce at any time any of the provisions or terms of this Contract, or any rights in respect thereof, or the exercise of or failure to exercise by either party any rights or any of its elections herein provided, shall in no way be considered to be a waiver of such provisions, terms, rights or elections or in any way to affect the validity of this Contract.

11.5	Should any provision of this Contract be held invalid, incomplete or unenforceable, this will not affect the validity or enforceability of the other provisions.

The parties shall replace the invalid incomplete or unenforceable provision by terms which come closest to the commercial goal that the parties intended to achieve on the conclusion of this Contract by the invalid, uncompleted and unenforceable provision.

Executed in two original copies at _________________
on _________________

The Distributor	The Approved Retailer

APPENDIX I

List of approved Point(s) of Sale

(please specify the address of each Point of Sale)

The parties agree that this Appendix shall be automatically updated as Point(s) of Sale are approved or terminated pursuant to the Contract

APPENDIX II

LACOSTE WATCHES GENERAL CONDITIONS OF DISTRIBUTION

I/ The Lacoste Group (designating jointly Lacoste S.A., Sporloisirs S.A., Lacoste Alligator S.A.), wants to: (i) preserve the image of Lacoste trademarks worldwide, the models and Lacoste products sold under Lacoste trademarks (hereinafter referred to as the "Lacoste Trademarks"); (ii) prevent counterfeiting of the Lacoste Trademarks in the interest of consumers; and (iii) offer to consumers an adequate setting and good quality service for Lacoste watches (hereinafter referred to as the "Lacoste Watches") (together with all other goods sold under the Lacoste Trademarks, hereinafter to as "Lacoste Products"). For these reasons, the Lacoste Group has decided that Lacoste Watches, as with all Lacoste Products, shall be sold worldwide through a selective distribution system. The Lacoste Group has also appointed MGI Luxury Group S.A. as its exclusive worldwide licensee for the creation, development, manufacture, distribution, marketing, merchandising, advertising, promotion and sale of Lacoste Watches (hereinafter referred to as the "Master Licensee"). The Lacoste Group and the Master Licensee require that Lacoste Watches be distributed only through selected retailers. In order to become an approved Lacoste Watches retailer (hereinafter referred to as the "Approved Retailer") within the Lacoste selective distribution network set up for the Lacoste Watches, a retailer shall meet the standards of performance as detailed below for Lacoste watches selection criteria (hereinafter referred to as the "Selection Criteria").

The trade name of the point of sale or of the department store, or of the space in which the point of sale or the watches department or the point of sale is located, must always reflect the prestige of the Lacoste brand. Consequently, the shop sign must be compatible with the principles which govern the distribution of the Lacoste Watches, which are luxury and high quality products. Thus, the Lacoste brand shall not be sold by retail outlets under trade names whose image is associated with an absence of or limited customer service, prestige or sophisticated in-store design. No signage at the point of sale may include terms or logos which reasonably might depreciate the image of the Lacoste brand or the Lacoste Watches.

a)
The location and environment of the point of sale (type and category of the building, location in the town in question, type of shops in the neighbourhood) shall remain at all times compatible with Lacoste brand image. The sale area shall be sufficient to permit the presentation of the Lacoste Watches in a sufficient shopping space without disproportion with the other brands offered for sale and allowing to distinguish them. The frontage shall be made of materials of good quality, well maintained and attractive.

b)
The shop sign shall be well maintained and attractive. The window dressing shall be of good quality and sophisticated. The floor, walls, ceilings shall be qualitative, clean and well maintained and the furniture and shelves used for the display of watches shall be of good quality and sophisticated. The lighting shall be sufficient and sophisticated.

c)	The type, brand and nature of the products sold in the outlet shall be compatible with Lacoste brand image.

d)	The sale personnel shall be well qualified.

e)	The financial capabilities and solvency guarantees shall be good.

II/ Application procedure to open an account

a)
Any application (hereinafter referred to as the "Application") to open an account to become an approved retailer for the sale of Lacoste Watches  shall be made in writing to the authorized wholesale distributor of Lacoste Watches in the country where the prospective point of sale is located (hereinafter referred to as the "Distributor"). The Distributor shall promptly send the completed Application to the Master Licensee.

b)
Within a maximum delay of four months as from the receipt of the Application, the Master Licensee shall evaluate the point of sale in order to determine if the point of sale, subject to the Application, and its sales personnel satisfy the Selection Criteria.

c)	Following this evaluation :

(i)
if the point of sale and staff do not satisfy the Selection Criteria, the Master Licensee shall notify the Distributor which shall so inform the applicant in writing and shall list in writing the elements which do not satisfy the Selection Criteria. Consequently, the Distributor shall turn down the Application;

(ii)
if the point of sale and staff satisfy the Selection Criteria, the Master Licensee shall notify the Distributor which shall so inform the applicant in writing and provide the applicant (which shall then be deemed an Approved Retailer) with a Lacoste Watches Approved Retailer contract.

III/ Satisfaction of Selection Criteria

The Distributor shall regularly check, through an evaluation, that the Approved Retailer and its sales personnel continue to satisfy the Selection Criteria. If as a result of such evaluation the Approved Retailer and its sale personnel continue to satisfy the Selection Criteria, the Distributor shall inform the Approved Retailer and the Master Licensee in writing.

If as a result of such evaluation, the Approved Retailer or its sales personnel no longer appear to satisfy the Selection Criteria, the Distributor shall notify the Master Licensee in writing which shall review such evaluation and, after consultation with Distributor, determine whether the Approved Retailer continues to satisfy the Selection Criteria. If, after such review, the Master Licensee determines that the Approved Retailer no longer satisfies the Selection Criteria, it shall so notify Distributor which:

-	shall inform the Approved Retailer in writing and shall list the elements which do not satisfy the Selection Criteria;
-
shall also ask the Approved Retailer to take the appropriate measures so that the Selection Criteria be satisfied, within a delay of six (6) months as from the date of receipt of the above mentioned letter.

At the end of the of six month delay, a new evaluation shall be carried out by the Distributor and forwarded to the Master Licensee for review, and after this new evaluation and review:

(i)	either the Master Licensee shall determine that the Selection Criteria are satisfied and so inform the Distributor which shall inform the Approved Retailer in writing accordingly;

(ii)
or the Master Licensee shall determine that the Selection Criteria are still not satisfied and so inform the Distributor which shall inform the Approved Retailer in writing and shall list the elements which still do not satisfy the Selection Criteria. In such a case the Distributor shall, upon instruction from the Master Licensee, terminate the Lacoste watches approved retailer contract signed with the Approved Retailer (hereinafter referred to as the "Contract") pursuant to the relevant terms of said contract. Nevertheless, if the Approved Retailer has started repairs or demonstrates that it decided to do so, the Distributor may then grant another delay of six (6) months. At the end of this delay, a new evaluation shall be carried out within the same conditions as the one described above in (i) and in the first two sentences of (ii).

SCHEDULE XI

Approved Lacoste Watches Internet Retailer Contract

The Master Licensee shall adapt the draft below to the various jurisdictions where the Lacoste Watches are sold, in keeping with the Master Licensee’s obligations to the Licensor, especially its obligation to distribute the Lacoste Watches exclusively through selective distribution systems.

Between:

(Name of the company) _______________________, whose registered office is at _______________________, represented by ______________________, exclusive distributor of Lacoste watches ("Lacoste Watches") in (name of the country concerned) _______________________ (the "Territory"), hereinafter referred to as the "Distributor", and:

(Name of the company) _______________________, whose registered office is at _______________________, represented by ______________________ operating a website accessible via the following address _______________________ (the "Website"), hereinafter referred to as the "Retailer".

WHEREAS:

MGI Luxury Group SA (hereinafter referred to as the "Licensee") is the exclusive worldwide licensee of the companies Lacoste S.A., Lacoste Alligator S.A. and Sporloisirs S.A. (hereinafter collectively referred to as the "Lacoste Group") for the Lacoste Watches and Licensee has appointed Distributor as the exclusive distributor of the Lacoste Watches in the Territory under the terms of a distributorship agreement between Licensee and Distributor (hereinafter referred to as the "Distribution Agreement")

Lacoste Watches are distributed through a selective distribution system composed of retailers operating one or more points of sale and/or websites approved for the sale of Lacoste Watches (the "Approved Watches Retailers Selective Distribution System") and a selective distribution system composed of Lacoste boutiques and Lacoste corners, which can also operate websites approved for the sale of Lacoste Watches (the ""Lacoste Boutiques and Lacoste Corners" Selective Distribution System"). The "Lacoste Boutiques and Lacoste Corners" Selective Distribution System is principally devoted to the sale of Lacoste apparel products and only, on a subordinate basis, other Lacoste products including Lacoste Watches.

Members of these systems are authorized to sell Lacoste Watches on the internet only if their websites meet the selection criteria ("Internet Selection Criteria") detailed in the Lacoste Watches Internet General Conditions of Distribution (the current version of which is attached as Appendix I).

The Distributor has evaluated the Website, established that it meets the Internet Selection Criteria and thus approved the Website.

The Retailer is approved as a member of the Approved Watches Retailers Selective Distribution System and is authorized to sell Lacoste Watches on the Website.

The commercial conditions between the parties hereto are not governed by this contract.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Article 1 – Rights Granted

The Distributor grants the Retailer, who accepts, for the term of this contract (the "Contract") the non-exclusive right to sell Lacoste Watches on the Website under the Lacoste trademarks (the "Lacoste Trademarks").

The Contract and the Lacoste Watches Internet General Conditions of Distribution in force [enclosed as Appendix I of the Contract – OPTIONAL / if not in Appendix, cf. Art 8.1 hereafter] determine the rights and obligations of the parties.

Article 2 – Conditions of Approval

This Contract is entered upon the material condition that:

-	the Website satisfies the Internet Selection Criteria and consequently has been approved by the Distributor;

-	the Retailer operates the Website directly (its trading name clearly appears on the Website; it is the Retailer that issues invoices and banks the proceeds of sale of the Lacoste Watches).

Article 3 – Obligations of the Retailer

3.1	The Website shall permanently meet the Internet Selection Criteria. The Distributor may verify it at any time.

3.2
The Retailer shall indicate on the homepage or on the pages where Lacoste Watches are presented that it is an independent merchant and a member of the Approved Watches Retailers Selective Distribution System and that the Website has been approved for the sale of the Lacoste Watches. If the Retailer operates physical points of sale approved by the Distributor for the sale of Lacoste Watches, the Website shall supply in a qualitative and appealing manner all the relevant information on these points of sale (address, telephone, email, access map, etc.).

3.3
The use of the Lacoste Trademarks on the Website for selling the Lacoste Watches shall be previously approved by the Distributor and shall comply with the graphic charter provided by the Distributor. In any case, the Retailer shall not use the Lacoste Trademarks and/or the word “Lacoste”, in a domain name, or in an email address. The Distributor may at the request of the Retailer, provide the Retailer with visuals and icons, as well as photos of the Lacoste Watches if available at the date of the request. Such items can only be used for the sale of Lacoste Watches on the Website.

3.4	No product that might lead to confusion in the minds of potential buyers with Lacoste Watches due to the similarity of its trademark, name and/or packaging can be sold on the Website.

3.5
The Retailer shall endeavour to create and maintain a brand environment compatible with that of the Lacoste Trademarks. To this end, the Retailer shall make its best efforts to start, within a reasonable time as from the date of the Website’s approval, and thereafter to continue selling on the Website watches of at least two (2) brands belonging to the same environment as the Lacoste Trademarks and whose prestige and reputation is at least similar to those of the Lacoste Trademarks.

3.6
The Lacoste Watches must be clearly separated from products that by their proximity may disparage the image of the Lacoste Trademarks such as food or maintenance products, domestic electrical appliances, and/or products that undermine wholesome moral values. In case of doubt, the Retailer should consult the Distributor.

3.7
If the Retailer advertises and/or carries out promotional actions of any sort (including by email) for the Website concerning the Lacoste Watches, it will have to obtain the prior and written agreement of the Distributor on the type and method of these actions (including the use of the Lacoste Trademarks) except for the price. The Retailer shall ensure that the prestige and image of the Lacoste Trademarks are safeguarded. In any case, it shall abide by all laws and statutes applicable to the sale and promotion of goods (advertisement, display of general commercial terms, pricing, specific legislation on e-commerce, etc.) and respect third parties’ intellectual property rights.

3.8
The Retailer shall offer on the Website and hold in stock a representative range of the Lacoste Watches of the current season. If the Retailer organizes season of sales of Lacoste Watches on the Website it shall insure that this does not damage the image of the Lacoste Trademarks. The Retailer shall not sell damaged and/or defective Lacoste Watches and/or Lacoste Watches without tags.

3.9
Staff responsible for providing potential buyers with information and advice concerning the Lacoste Watches on the Website shall have solid experience in the sale of products of the same nature on the internet and shall be trained by the Retailer on the specificities of the Lacoste Watches. The answers given to potential buyers can be checked by the Distributor.

3.10	The Website shall provide full information concerning the Lacoste Watches.

3.11	The Retailer shall only sell the Lacoste Watches in their original presentation and packaging.

3.12
The Lacoste Watches shall be delivered to the buyer within reasonable deadlines in line with those customary for internet sales for products of high repute. The buyer shall benefit from at least the deadline set by the applicable law to return a Lacoste Watch in order to exchange it or be reimbursed. Returns of defective Lacoste Watches shall also be accepted.

3.13	The Retailer shall comply with the legislation on secure online payments and shall take out an insurance scheme protecting buyers or potential buyers against all frauds with regard to remote payments.

3.14	Each season, the Retailer shall supply the Distributor with the total number of Lacoste Watches sold on the Website and a breakdown by item (SKU).

3.15
To the extent permitted by applicable law, the Retailer shall (i) purchase the Lacoste Watches exclusively from the Distributor and (ii) sell Lacoste Watches exclusively to end-consumers located in the Territory.

Nevertheless, if the Retailer is located within the European Economic Area (i.e. European Union + Iceland, Liechtenstein, and Norway) (hereafter the "EEA")the Retailer is entitled to:

(a)
Purchase the Lacoste Watches from (i) any authorized distributor located within the EEA, appointed by and under contract with the Licensee for the distribution of the Lacoste Watches and (ii) any other EEA retailer approved by and/or under contract with Licensee or an authorized Lacoste Watches EEA distributor, except from the Lacoste boutiques and Lacoste corners.

(b)
Sell the Lacoste Watches to (i) any consumer located in the EEA, (ii) any authorized distributor located within the EEA, appointed by and under contract with the Licensee for the distribution of the Lacoste Watches and (iii) any other retailer located within the EEA approved by and/or under contract with Licensee or with an authorized Lacoste Watches EEA distributor, except to the Lacoste boutiques and Lacoste corners.

The Retailer shall ensure before any such transaction that the seller/purchaser fulfils the conditions listed in Article 3.15(a) or (b). The Retailer shall keep for a minimum period of twelve (12) months as from the date of any such transaction, a copy of all invoices relating thereto. The Distributor shall be entitled to inspect and copy these invoices if it reasonably determines that the Retailer may have breached the provisions of this Article 3.15.

3.16
The Retailer shall ensure that the quantities of Lacoste Watches sold to a buyer on the Website, correspond to an order for personal use. An order is nonstandard if it concerns more than ten (10) Lacoste Watches (as a whole or four (4) identical items / colours even with different sizes). The Retailer shall send to the Distributor information on nonstandard orders immediately after a request of the Distributor to that end. More generally, the Retailer shall refuse to sell Lacoste Watches to a buyer that it knows or has reason to believe is (re)selling Lacoste Watches on the grey market or is involved in the manufacture and/or (re)sale of counterfeited Lacoste Watches.

3.17
The Retailer shall comply with current or future legal obligations on the collection, processing and security of personal data and guarantees the Distributor against any claim by third parties relating to the creation of such files, their use and access to them.

3.18	The Retailer shall permanently protect the Website and personal data with updated tools.

3.19	The Retailer shall alone incur all expenses for producing, operating, protecting and promoting the Website.

Article 4 – Protection of the Lacoste Group’s Intellectual Property Rights

The Retailer recognizes that the Lacoste Trademarks and the styles of the Lacoste Watches are the exclusive property of the Lacoste Group and undertakes to respect the latter’s intellectual property rights.

Consequently, it shall only use them for the purpose of the Contract. All use of the Lacoste Trademarks on or in relation to the Website shall comply with the Lacoste graphic charter or other similar rules communicated by the Distributor from time to time. The Retailer shall not use them as a trading name, company name, sign, or for any other purpose, or use them on its company documents.

The Retailer shall notify immediately the Distributor of any third party action, which it becomes aware of that is likely to constitute forgery or imitation of the Lacoste Trademarks or of the styles of the Lacoste Watches.

Article 5 – Term

The Contract enters into force on _______________________ and will end on _______________________ [a year after], subject to it being terminated as provided below or by agreement between the parties. It will be tacitly renewed for one (1) year periods. Each party shall have the option to prevent renewal of the Contract by written notice sent three (3) months at least before the expiry of the initial period of the Contract or of one of the renewal periods.

Article 6 – Termination

6.1	The Distributor will be entitled to terminate the Contract at any time:

(i)	If the Retailer does not fully comply with any of its obligations, thirty (30) days after a notice to cure sent by the Distributor;

(ii)
If the Website no longer satisfies the Internet Selection Criteria. In this case, the Contract shall terminate, at the Distributor’s option, at the end of the current season or (30) days after a notice was sent by the Distributor;

(iii)	Immediately if the Retailer breaches Article 3.15 or if the Retailer is involved in the manufacture and/or sale of counterfeits;

(iv)
Immediately if the Distributor no longer holds the distribution rights of the Lacoste Watches in the Retailer’s country; in such a case, the Distributor shall have the option to transfer the Contract to any entity succeeding him in the distribution rights, which the Retailer accepts

(v)	Immediately in case: (a) of transfer of the Retailer’s business, in whole or in part, (b) of dissolution of the Retailer’s company, (c) the Website is no longer operating;

(vi)	Immediately if the Retailer is placed in official receivership or is liquidated or is declared bankrupt or in case of composition, sequestration or any similar circumstance.

(vii)
The Retailer shall immediately notify the Distributor of the occurrence of any event covered by paragraphs (v) and (vi), and the Distributor shall, within the limits of the applicable legal framework, decide alone to maintain or not the Contract.

6.2
All notices and termination notices given under this Article 6 shall be served by registered mail with acknowledgement of receipt or any similar method involving an acknowledgement of receipt (fax and emails excluded).

Article 7 – Position of the parties in case of cancellation or non-renewal of the Contract

In case of non-renewal or termination of the Contract for any reason:

7.1
The Retailer will automatically cease to be a member of the Approved Watches Retailers Selective Distribution System and the Website’s approval to sell Lacoste Watches shall be automatically withdrawn.

7.2	The Distributor alone will have the option:

a)
either to take back or to ask a third party it designates to take back immediately all or part of the stock of the Lacoste Watches from the Retailer at the Retailer’s purchase price, less depreciation of the Lacoste Watches;

b)
or to grant the Retailer a period of three (3) months after the effective termination of the Contract to sell all or part of said stock. At the end of this period of three (3) months, the Retailer is no longer authorised to sell the Lacoste Watches.

7.3
However, if the Retailer is operating physical points of sale approved by the Distributor for the sale of Lacoste Watches, (a) the Distributor may not apply article 7.2 and authorize the Retailer to sell the Lacoste Watches in its approved physical points of sale and (b) termination hereof shall not affect the Retailer’s membership of the Approved Watches Retailers Selective Distribution System for its approved physical points of sale, except inter alia in case of termination under Article 6.1 (iii) in which case the Retailer shall be entirely excluded from such system.

7.4	Current orders for Lacoste Watches from the Distributor shall automatically be cancelled unless agreed otherwise.

7.5	The Retailer shall withdraw all the visual reproductions and representations of the Lacoste Trademarks from the Website.

7.6
The Retailer shall not have any right to compensation of any sort, the profit that the Retailer has derived from the sales of the Lacoste Watches under the Contract having completely covered the risks, costs and expenses incurred by the Retailer during the performance of the Contract.

Article 8 – Miscellaneous

OPTIONAL / the Lacoste Watches Internet General Conditions of Distribution may also be enclosed in Appendix of the Contract [8.1 The Retailer acknowledges the supply by the Distributor of a copy of the Lacoste Watches Internet General Conditions of Distribution.]

8.2	The Retailer undertakes not to disclose any technical, commercial, financial or contractual information disclosed by the Distributor during the term of the Contract and after its expiry.

8.3	The parties expressly agree that the Retailer shall purchase and sell the Lacoste Watches hereunder in its name and for its own account and shall act as an independent dealer vis-à-vis both the Distributor and its own clients. No section of the Contract shall be construed so that a party may be held liable for debts and obligations entered into by the other party and the parties shall never be considered as one another’s agent or representative.

8.4
The Retailer should take out and maintain in its name with a leading insurance company during the term of the Contract the necessary insurance cover against risks inherent to its activities (damages, civil liability) guaranteeing it notably against all claims relating to physical, material and consequential losses that may arise, including relating to e-commerce activity and in case it would be qualified as editor and for which it would be liable. In such a case, the Retailer shall not implead the Distributor, Devanlay and/or the Lacoste Group in any manner.

8.5
The Contract cancels and replaces all previous written and verbal agreements between the parties and having the same object. If a clause of the Contract should be void or impossible to perform for legal reasons, the validity of the other provisions will not be affected. In such a case, the parties will agree to replace the aforesaid clause by another valid provision as close as possible to the goal sought.

8.6
The Contract is subject to _______________________ law. By express agreement between the parties, any disagreement that arises from the validity, execution, interpretation or termination of the Contract, and which cannot be resolved by private agreement, will be subject to the competent jurisdiction applicable to the Distributor’s registered office.

Made in _________________, on _________________.

Executed in two original copies, one for each party.

The Distributor	The Retailer
[Name of the signatory]	[Name of the signatory]
[Title of the signatory]	[Title of the signatory]

APPENDIX I

Lacoste Watches Internet General Conditions of Distribution

I/ The Lacoste Group (designating jointly Lacoste S.A., Sporloisirs S.A., Lacoste Alligator S.A.), intends to protect the prestige and image of the Lacoste trademarks (the "Lacoste Trademarks"), the styles and the Lacoste products sold under the Lacoste Trademarks. The Lacoste Group also actively fights against counterfeits of the aforementioned items for the benefit of both its licensees and consumers. Finally, the Lacoste Group strives to offer consumers an adequate setting and a quality service for the Lacoste products. For all these reasons, the Lacoste Group has decided that the Lacoste watches (the "Lacoste Watches") shall be sold internationally via a selective distribution system composed of retailers operating one or more points of sale and/or websites approved for the sale of Lacoste Watches by the Lacoste Watches’ distributors located in the retailers’ countries (the "Approved Lacoste Watches Selective Distribution System") and via a selective distribution system composed of Lacoste boutiques and Lacoste corners, which can also operate websites approved for the sale of Lacoste Watches (the "Lacoste Boutiques and Lacoste Corners Selective Distribution System").

Consequently, the advertising and/or sale of Lacoste Watches on the internet is subject to the prior, written approval of the Lacoste Watches’ distributor located in the applicant retailer’s country (hereafter, the "Distributor") and the execution, by the retailer, of a specific agreement for the sale of Lacoste Watches on the internet.

Approval is granted if the following conditions are satisfied:

a)
the image and name of the portal, of the website or of the pages identifiable by potential buyers on which the Lacoste Watches are or will be sold must (i) permanently be consistent with the image of the Lacoste Trademarks and consequently, (ii) be compatible with the principles governing the selective distribution of the Lacoste Watches, which are luxury and high quality products; and (iii) at no time include content likely to disparage or devalue the image of the Lacoste Trademarks and the Lacoste Watches. Likewise, the image and name of the portal, site or pages on which the Lacoste Watches are or will be sold must not be associated with a lack of, or limitations affecting, the advising services provided to potential buyers, the standing of the website or visual design; and.

b)
the website shall satisfy an evaluation assessing the following elements (the "Internet Selection Criteria") in various pages of the website (homepage, category landing page, brand listing page, product detail page): Information on retailer’s Lacoste approved physical points of sale (if any), quality of the graphics and pictures, presentation of brands, quality of contents (aesthetics, narratives…) overall product offering on the concerned page, environment (goods presented on same page), presentation of brands, products staging, presentation and display (quality and size of sketches or pictures, presence and quality of models…), description and information on products, views of products (focus, enlargement, 360° view…), customer service efficiency, website technical specification (for standard users equipment, mobile technologies, tablets/pads…) functionality for initial search (ergonomics, search engine), easiness of navigation, shopping cart (position and use) payment security, shipping cost and ordering process, order tracking, after-sale service efficiency, return policy.

II/ Procedure for seeking approval of a website for the sale of Lacoste Watches

The applicant (the "Applicant") shall supply all the information necessary for its file to be considered by completing the information form in Appendix 1.

The Distributor shall, within a maximum period of forty-five (45) days as from the date of receipt of the written and complete application of the Applicant:

-	evaluate the website through which the Applicant wishes to sell the Lacoste Watches,

-
inform the Applicant in writing of its decision to approve or not the website. If its decision is negative, it shall inform the Applicant in writing of the areas in which the website does not satisfy the Internet Selection Criteria.

If approval is given by the Distributor, a contract shall then be signed between the Applicant (the "Approved Retailer") and the Distributor. This contract (the "Internet Contract") sets out the terms under which Lacoste Watches may be sold on the approved website (the "Website").

III/ Continuous satisfaction of the Internet Selection Criteria

The Distributor shall make sure that the Website continues to satisfy the Internet Selection Criteria by evaluating the Website at any time it deems appropriate.

If the evaluation reveals that the Website no longer satisfies the Internet Selection Criteria, the Distributor shall:

a)	inform the Approved Retailer in writing and list the areas not meeting the Internet Selection Criteria.

b)	ask the Approved Retailer to take, within a period of three (3) months, the measures required for the Website to again satisfy the Internet Selection Criteria.

At the end of the three (3) month period, a new evaluation will be carried out by the Distributor.

(i)	if the Internet Selection Criteria are satisfied, the Distributor will then inform the Approved Retailer in writing;

(ii)
if the Internet Selection Criteria are not satisfied, the Distributor shall then inform the Approved Retailer in writing and list the areas which do not meet the Internet Selection Criteria. In this case, the Distributor will have the right to end the Internet Contract pursuant to its "Termination" section. Nevertheless, if the Approved Retailer shows that it has decided or started to take appropriate measures, the Distributor may then grant a new three (3) months deadline. At the end of this period, a new evaluation will be carried out, and be subject to the same rules as those given in point (i) and in the two first sentences of this point (ii).

Information accompanying every approval request for the sale of Lacoste Watches on the internet

Operator

Name and trading name (if different) of the company operating the website:
Company registration number (if applicable):
Name of legal representative(s):
Address of registered office:
City:
Zip code / Postal code:
Telephone:
Fax:
Email address:
Number and addresses of “physical” points of sale owned or managed by the company operating the website (if applicable):
Date when the operator started to sell Lacoste products in its "physical" approved points of sale (if applicable):

Website

Website address:
Email address:
Hosting address:
Hotline number:
Main categories of products sold on the web site:
Number of unique visitors per month:
Opening date of website:
Annual Sales:
Google natural search results (Page # when you enter the name of the website) Date of the last major redesign work of the website:

SCHEDULE XII

Rules for the calculation of the Presentation surfaces

METHODOLOGY

The Presentation surface represents, within the Sales surface, the total surface effectively used for the presentation and the sale of products on the furniture (fixed to the walls or free-standing) or displays, excluding the cash counter, the shop windows, the fitting rooms, the areas used for customers traffic, the security issues.

The Presentation surface is calculated by adding the surfaces of each part of the furniture (as an example: surface of a shelf of a piece of furniture fixed to the walls, free-standing furniture in whole or in part, etc.) divided by the set number of elements ("ratio") that can be placed atop of one another allowing the presentation or the sale of the Lacoste products within the Lacoste Boutique or the Lacoste Corner.

The attached schedules list the main pieces of furniture, according to the different generations of the Lacoste furniture (1999, 2000 and 2002), including the furniture specific to the Other Lacoste Products and the Lacoste Watches. This schedule gives the values in sq. m. of each piece of furniture and therefore allows the calculation of the total Presentation surface.

Any new piece of furniture, or any new generation of furniture, shall be included in a supplementary schedule established under the same principles.

Therefore, in a Lacoste Boutique or in a Lacoste Corner, a simple counting of the elements according to this schedule shall allow all interested persons to calculate :
-	the total Presentation surface
-	the Presentation surface of the Lacoste Apparel Products
-	the Presentation surface of the Lacoste Watches and of the Other Lacoste Products
-	the percentage of the Presentation surface of the Lacoste Watches and of the Other Lacoste Products / the total Presentation surface.

SCHEDULE XIII

Promotion and advertising

Media

Traditional Media Buy (Print + Outdoor)
Digital Media Buy
Traditional Production (including shooting)
Digital Production (including shooting)
Rights purchases and agency fees (related to Media)
Coop advertising

PR & Events

Product Placement
Press & public relations
Product Placement
Sponsoring
Brand events
Agency fees (related to PR & Events)

CRM

SCHEDULE XIV

Trade Marketing

Windows animations

Merchandising visuals & Displays

Trade events & professional fairs

Other (Goodies+ catalogues)